Exhibit 99.1

Item 8. Financial Statements and Supplementary Data

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of Lyondell Chemical Company is responsible for establishing and maintaining adequate internal control over financial reporting. Lyondell’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

Lyondell management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control—Integrated Framework. Based on its assessment, Lyondell’s management has concluded that the Company’s internal control over financial reporting was effective as of December 31, 2005 based on those criteria.

PricewaterhouseCoopers LLP, the independent registered public accounting firm that audited the financial statements included in this Annual Report on Form 10-K, has audited management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, as stated in their report that appears on the following page.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

of Lyondell Chemical Company:

We have completed integrated audits of Lyondell Chemical Company’s 2005 and 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2005, and an audit of its 2003 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of Lyondell Chemical Company and its subsidiaries at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2003, the Company changed its method of accounting for stock-based compensation.

Internal control over financial reporting

Also, in our opinion, management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting appearing under Item 8, that the Company maintained effective internal control over financial reporting as of December 31, 2005 based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

PricewaterhouseCoopers LLP

Houston, Texas

March 14, 2006, except for Note 26,

as to which the date is August 31, 2006

LYONDELL CHEMICAL COMPANY

CONSOLIDATED STATEMENTS OF INCOME

	For the year ended December 31,
Millions of dollars, except per share data	2005	2004	2003
Sales and other operating revenues:
Trade	$16,907	$5,821	$3,567
Related parties	1,699	125	214

	18,606	5,946	3,781

Operating costs and expenses:
Cost of sales	16,485	5,468	3,591
Charges related to toluene diisocyanate plant	219	—	—
Selling, general and administrative expenses	543	287	170
Research and development expenses	91	41	37
Purchased in-process research and development	—	64	—

	17,338	5,860	3,798

Operating income (loss)	1,268	86	(17)

Interest expense	(649)	(463)	(415)
Interest income	46	14	23
Other income (expense), net	(39)	(11)	31

Income (loss) before equity investments and income taxes	626	(374)	(378)

Income (loss) from equity investments:
LYONDELL-CITGO Refining LP	123	303	144
Equistar Chemicals, LP	—	141	(228)
Other	1	7	(19)

	124	451	(103)

Income (loss) before income taxes	750	77	(481)
Provision for (benefit from) income taxes	219	23	(179)

Net income (loss)	$531	$54	$(302)

Earnings (loss) per share:
Basic	$2.16	$0.29	$(1.84)

Diluted	$2.04	$0.29	$(1.84)

See Notes to the Consolidated Financial Statements.

LYONDELL CHEMICAL COMPANY

CONSOLIDATED BALANCE SHEETS

	December 31,
Millions, except shares and par value data	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$593	$804
Accounts receivable:
Trade, net	1,563	1,455
Related parties	114	132
Inventories	1,657	1,619
Prepaid expenses and other current assets	176	171
Deferred tax assets	198	276

Total current assets	4,301	4,457
Property, plant and equipment, net	6,530	7,215
Investments and long-term receivables:
Investment in PO joint ventures	776	838
Investment in and receivable from LYONDELL-CITGO Refining LP	186	229
Other	114	123
Goodwill, net	2,245	2,175
Other assets, net	828	924

Total assets	$14,980	$15,961

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$319	$308
Accounts payable:
Trade	1,353	1,086
Related parties	100	119
Accrued liabilities	797	782

Total current liabilities	2,569	2,295
Long-term debt	5,974	7,412
Other liabilities	1,786	1,780
Deferred income taxes	1,463	1,477
Commitments and contingencies
Minority interests	180	181
Stockholders’ equity:
Common stock, $1.00 par value, 420,000,000 shares authorized, 247,876,385 and 244,541,913 shares issued, respectively	248	245
Additional paid-in capital	3,211	3,143
Retained deficit	(292)	(600)
Accumulated other comprehensive income (loss)	(136)	56
Treasury stock, at cost, 826,151 and 856,915 shares, respectively	(23)	(28)

Total stockholders’ equity	3,008	2,816

Total liabilities and stockholders’ equity	$14,980	$15,961

See Notes to the Consolidated Financial Statements.

LYONDELL CHEMICAL COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended December 31,
Millions of dollars	2005	2004	2003
Cash flows from operating activities:
Net income (loss)	$531	$54	$(302)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	729	289	250
Charges related to toluene diisocyanate plant	195	—	—
Equity investments—
Amounts included in net (income) loss	(124)	(451)	103
Distributions of earnings	123	424	144
Deferred income taxes	142	19	(172)
Purchased in-process research and development	—	64	—
Debt prepayment premiums and charges	45	18	5
Gain on sale of equity interest	—	—	(18)
Changes in assets and liabilities that provided (used) cash:
Accounts receivable	(156)	42	(54)
Inventories	(94)	(137)	14
Accounts payable	292	(4)	61
Other, net	(89)	36	68

Net cash provided by operating activities	1,594	354	99

Cash flows from investing activities:
Expenditures for property, plant and equipment	(249)	(70)	(264)
Distributions from affiliates in excess of earnings	183	95	111
Contributions and advances to affiliates	(148)	(53)	(137)
Cash received in acquisition of Millennium Chemicals Inc.	—	367	—
Cash received in acquisition of Equistar Chemicals, LP	—	85	—
Proceeds from sale of equity interest	—	—	28
Maturity (purchase) of other short-term investments	—	—	44
Other	3	—	—

Net cash provided by (used in) investing activities	(211)	424	(218)

Cash flows from financing activities:
Repayment of long-term debt	(1,512)	(319)	(103)
Issuance of long-term debt	100	4	315
Dividends paid	(222)	(127)	(116)
Issuance of common stock	—	—	171
Proceeds from stock option exercises	48	25	—
Other, net	6	1	(1)

Net cash provided by (used in) financing activities	(1,580)	(416)	266

Effect of exchange rate changes on cash	(14)	4	5

Increase (decrease) in cash and cash equivalents	(211)	366	152
Cash and cash equivalents at beginning of period	804	438	286

Cash and cash equivalents at end of period	$593	$804	$438

See Notes to the Consolidated Financial Statements.

LYONDELL CHEMICAL COMPANY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Series B Common Stock	Additional Paid-In Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Net Stockholders’ Equity	Comprehensive Income (Loss)
Millions, except shares	Issued	Treasury
Balance, January 1, 2003	$128	$(75)	$35	$1,380	$(18)	$(271)	$1,179
Net loss	—	—	—	—	(302)	—	(302)	$(302)
Cash dividends ($0.90 per share)	—	—	—	—	(116)	—	(116)	—
Series B stock dividends, 2,255,197 shares	—	—	2	30	(32)	—	—	—
Foreign currency translation, net of tax of $13	—	—	—	—	—	191	191	191
Minimum pension liability, net of tax of $13	—	—	—	—	—	24	24	24
Reissuance of 324,886 treasury shares under benefit plans	—	9	—	—	(6)	—	3	—
Issuance of 13,800,000 shares of common stock	14	—	—	157	—	—	171	—
Non-qualified stock option grants, net of tax of $2	—	—	—	4	—	—	4	—
Other	—	—	—	—	—	2	2	2

Comprehensive loss								$(85)

Balance, December 31, 2003	$142	$(66)	$37	$1,571	$(474)	$(54)	$1,156
Net income	—	—	—	—	54	—	54	$54
Cash dividends ($0.90 per share)	—	—	—	—	(127)	—	(127)	—
Series B stock dividends, 1,784,439 shares	—	—	2	32	(34)	—	—	—
Foreign currency translation, net of tax of $36	—	—	—	—	—	110	110	110
Minimum pension liability	—	—	—	—	—	1	1	1
Reissuance of 1,506,094 treasury shares under benefit plans	—	42	—	—	(19)	—	23	—
Issuance of 477,677 shares of common stock under benefit plans	1	—	—	6	—	—	7	—
Acquisition of Millennium	63	—	—	1,524	—	—	1,587	—
Non-qualified stock option grants, net of tax of $3	—	—	—	5	—	—	5	—
Conversion of Series B stock to common stock, 38,607,860 shares	39	—	(39)	—	—	—	—	—
Derivative instruments	—	—	—	—	—	(1)	(1)	(1)
Other	—	(4)	—	5	—	—	1	—

Comprehensive income								$164

Balance, December 31, 2004	$245	$(28)	$—	$3,143	$(600)	$56	$2,816
Net income	—	—	—	—	531	—	531	$531
Cash dividends ($0.90 per share)	—	—	—	—	(222)	—	(222)	—
Foreign currency translation, net of tax of $17	—	—	—	—	—	(191)	(191)	(191)
Reissuance of 30,764 treasury shares under benefit plans	—	4	—	—	—	—	4	—
Issuance of 3,334,472 shares of common stock under benefit plans	3	—	—	64	—	—	67	—
Non-qualified stock option grants, net of tax of $1	—	—	—	3	—	—	3	—
Derivative instruments	—	—	—	—	—	(1)	(1)	(1)
Other	—	1	—	1	(1)	—	1	—

Comprehensive income								$339

Balance, December 31, 2005	$248	$(23)	$—	$3,211	$(292)	$(136)	$3,008

See Notes to the Consolidated Financial Statements.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

TABLE OF CONTENTS

1.	Description of the Company and Operations	10

2.	Summary of Significant Accounting Policies	10

3.	Charges Related to Toluene Diisocyanate Plant	14

4.	Hurricane Effects	15

5.	Acquisition of Millennium Chemicals Inc.	15

6.	Related Party Transactions	18

7.	Investment in PO Joint Ventures	19

8.	Investment in Equistar Chemicals, LP	20

9.	Investment in LYONDELL-CITGO Refining LP	22

10.	Accounts Receivable	25

11.	Inventories	26

12.	Property, Plant and Equipment, Goodwill and Other Assets	26

13.	Accounts Payable	28

14.	Accrued Liabilities	28

15.	Long-Term Debt	28

16.	Lease Commitments	34

17.	Financial Instruments and Derivatives	34

18.	Pension and Other Postretirement Benefits	35

19.	Income Taxes	41

20.	Commitments and Contingencies	43

21.	Stockholders’ Equity	49

22.	Per Share Data	52

23.	Supplemental Cash Flow Information	53

24.	Segment and Related Information	53

25.	Unaudited Quarterly Results	57

26.	Supplemental Guarantor Information	57

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

1. Description of the Company and Operations

Lyondell Chemical Company, together with its consolidated subsidiaries (collectively, “Lyondell” or “the Company”), is a global chemical company that manufactures and markets a variety of basic chemicals and gasoline blending components. As a result of Lyondell’s acquisition of Millennium Chemicals Inc. (together with its consolidated subsidiaries, “Millennium”) and Lyondell’s resulting 100% ownership of Millennium and Equistar Chemicals, LP (together with its consolidated subsidiaries, “Equistar”) (see Note 5), the operations of Millennium and Equistar are consolidated prospectively from December 1, 2004.

The ethylene, co-products and derivatives (“EC&D”) segment includes: ethylene; co-products, such as propylene, butadiene and aromatics; and ethylene derivatives, including the ethylene oxide, ethylene glycol and polyethylene businesses of Equistar; and the Millennium acetyls business, including vinyl acetate monomer (“VAM”), acetic acid and methanol.

Through November 30, 2004, Lyondell’s EC&D operations, excluding acetyls, were conducted through its 70.5% ownership interest in Equistar, which was accounted for using the equity method (see Note 8). After November 30, 2004, Equistar became a wholly owned subsidiary of Lyondell.

The propylene oxide and related products (“PO&RP”) segment includes: propylene oxide (“PO”); its co-products, styrene monomer (“SM” or “styrene”), and tertiary butyl alcohol (“TBA”), together with its derivatives, methyl tertiary butyl ether (“MTBE”) and ethyl tertiary butyl ether (“ETBE”); PO derivatives, including propylene glycol (“PG”), propylene glycol ethers (“PGE”) and butanediol (“BDO”); and toluene diisocyanate (“TDI”).

The inorganic chemicals segment includes Millennium’s titanium dioxide (“TiO2”) and related products business.

Lyondell’s refining segment operations are conducted through its joint venture ownership interest in LYONDELL-CITGO Refining LP (“LCR”) (see Note 9). Lyondell accounts for its investment in LCR using the equity method. LCR produces refined petroleum products, including gasoline, low sulfur diesel, jet fuel, aromatics and lubricants.

2. Summary of Significant Accounting Policies

Basis of Presentation—The consolidated financial statements include the accounts of Lyondell Chemical Company and its consolidated subsidiaries. Investments in joint ventures where Lyondell exerts a certain level of management control, but lacks full decision making ability over all major issues, are accounted for using the equity method of accounting. Under those circumstances, the equity method is used even though Lyondell’s ownership percentage may exceed 50%.

Revenue Recognition—Revenue from product sales is recognized at the time of transfer of title and risk of loss to the customer, which usually occurs at the time of shipment. Revenue is recognized at the time of delivery if Lyondell retains the risk of loss during shipment. For products that are shipped on a consignment basis, revenue is recognized when the customer uses the product. Costs incurred in shipping products sold are included in cost of sales. Billings to customers for shipping costs are included in sales revenue.

Cash and Cash Equivalents—Cash equivalents consist of highly liquid debt instruments such as certificates of deposit, commercial paper and money market accounts. Cash equivalents include instruments with maturities of three months or less when acquired. Cash equivalents are stated at cost, which approximates fair value.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2. Summary of Significant Accounting Policies—(Continued)

Lyondell’s policy is to invest cash in conservative, highly rated instruments and to limit the amount of credit exposure to any one institution.

Lyondell has no requirements for compensating balances in a specific amount at a specific point in time. Lyondell does maintain compensating balances for some of its banking services and products. Such balances are maintained on an average basis and are solely at Lyondell’s discretion.

Allowance for Doubtful Accounts—Lyondell establishes provisions for doubtful accounts receivable based on management’s estimates of amounts that it believes are unlikely to be collected. Collectability of receivables is reviewed and the allowance for doubtful accounts is adjusted at least quarterly, based on aging of specific accounts and other available information about the associated customers.

Inventories—Inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out (“LIFO”) method for substantially all inventories, except for materials and supplies, which are valued using the average cost method.

Inventory exchange transactions, which involve fungible commodities and do not involve the payment or receipt of cash, are not accounted for as purchases and sales. Any resulting volumetric exchange balances are accounted for as inventory in accordance with the normal LIFO valuation policy.

Property, Plant and Equipment—Property, plant and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful asset lives, generally 25 years for major manufacturing equipment, 30 years for buildings, 5 to 15 years for light equipment and instrumentation, 15 years for office furniture and 3 to 5 years for information system equipment. Upon retirement or sale, Lyondell removes the cost of the asset and the related accumulated depreciation from the accounts and reflects any resulting gain or loss in the Consolidated Statements of Income. Lyondell’s policy is to capitalize interest cost incurred on debt during the construction of major projects exceeding one year.

Long-Lived Asset Impairment—Lyondell evaluates long-lived assets, including identifiable intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When it is probable that undiscounted future cash flows will not be sufficient to recover an asset’s carrying amount, the asset is written down to its estimated fair value.

Goodwill—Goodwill represents the excess of purchase price paid over the fair value assigned to the net tangible and identifiable intangible assets of acquired businesses. Goodwill is reviewed for impairment at least annually.

Identifiable Intangible Assets—Costs to purchase and to develop software for internal use are deferred and amortized on a straight-line basis over periods of 3 to 10 years.

Costs of maintenance and repairs exceeding $5 million incurred as part of turnarounds of major units at Lyondell’s manufacturing facilities are deferred and amortized using the straight-line method over the period until the next planned turnaround, predominantly 4 to 7 years. These costs are necessary to maintain, extend and improve the operating capacity and efficiency rates of the production units.

Other intangible assets are carried at cost or amortized cost and primarily consist of deferred debt issuance costs, patents and license costs, capacity reservation fees and other long-term processing rights and costs. These

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2. Summary of Significant Accounting Policies—(Continued)

assets are amortized using the straight-line method over their estimated useful lives or over the term of the related agreement, if shorter.

Environmental Remediation Costs—Anticipated expenditures related to investigation and remediation of contaminated sites, which include current and former plant sites and other remediation sites, are accrued when it is probable a liability has been incurred and the amount of the liability can reasonably be estimated. Only ongoing operations and monitoring costs, the timing of which can be determined with reasonable certainty, are discounted to present value. Future legal costs associated with such matters, which generally are not estimable, are not included in these liabilities.

Legal Costs—Lyondell expenses legal costs, including those incurred in connection with loss contingencies, as incurred.

Income Taxes—Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as the net tax effects of net operating loss carryforwards. Valuation allowances are provided against deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized.

Minority Interests—Minority interests primarily represent the interests of unaffiliated investors in a partnership that owns Lyondell’s PO/SM II plant at the Channelview, Texas complex, a partnership that owns the LaPorte Methanol Company plant in LaPorte, Texas, and in Lyondell’s TiO2 operations in Brazil. The minority interests share of the partnerships’ income or loss is reported in “Other income (expense), net” in the Consolidated Statements of Income.

Foreign Currency Translation—Lyondell operates primarily in three functional currencies: the euro for operations in Europe, the real for operations in Brazil, and the U.S. dollar for the U.S. and other locations, including manufacturing and marketing operations in Australia, product sales of which are generally in U.S. dollars.

Use of Estimates—The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Reclassifications—Certain previously reported amounts have been reclassified to conform to classifications adopted in 2005.

Accounting and Reporting Changes—Effective October 1, 2005, Lyondell implemented Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 47, Accounting for Conditional Asset Retirement Obligations, which clarifies the term conditional asset retirement obligation as used in Statement of Financial Accounting Standard (“SFAS”) No. 143, Accounting for Conditional Asset Retirement Obligations, as an obligation that is conditional only as to timing and amount. Lyondell’s application of this interpretation had no material effect on its consolidated financial statements.

Effective July 1, 2005, Lyondell implemented SFAS No. 153, Exchanges of Nonmonetary Assets, which amends Accounting Principles Board (“APB”) Opinion No. 29, Accounting for Nonmonetary Transactions, to

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2. Summary of Significant Accounting Policies—(Continued)

replace the exception to fair value recognition for nonmonetary exchanges of similar productive assets with a general exception for exchanges of nonmonetary assets that do not have commercial substance. Lyondell’s application of SFAS No. 153 had no material effect on its consolidated financial statements.

In the first quarter 2003, Lyondell adopted the “fair value” method of accounting for employee stock options, the preferred method as defined by SFAS No. 123, Accounting for Stock-Based Compensation, using the prospective transition method. Under the prospective transition method, an estimate of the fair value of options granted to employees during 2003 and thereafter is charged to earnings over the related vesting periods.

Prior to 2003, Lyondell accounted for employee stock options under the intrinsic value method prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees. Accordingly, no compensation cost was recognized in connection with stock options granted prior to 2003 under Lyondell’s plans. The pro forma effect on net income and earnings per share of measuring compensation expense for such grants in the manner prescribed in SFAS No. 123 is summarized in the table below.

Millions of dollars, except per share data	2005	2004	2003
Reported net income (loss)	$531	$54	$(302)
Add stock-based compensation expense included in net income, net of tax	2	3	3
Deduct stock-based compensation expense using fair value method for all options awarded, net of tax	(2)	(4)	(6)

Pro forma net income (loss)	$531	$53	$(305)

Basic and diluted earnings (loss) per share:
Reported
Basic	$2.16	$0.29	$(1.84)
Diluted	$2.04	$0.29	$(1.84)
Pro forma
Basic	$2.16	$0.29	$(1.86)
Diluted	$2.04	$0.28	$(1.86)

Assumptions:
Fair value per share of options granted	$9.64	$3.38	$3.02
Fair value assumptions:
Dividend yield	3.11%	6.38%	6.37%
Expected volatility	35%	35%	42%
Risk-free interest rate	4.24%	4.58%	4.23%
Maturity, in years	10	10	10

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment. A primary focus of this Statement is accounting for transactions in which an entity obtains employee services in share-based payment transactions, such as by the granting of stock options and phantom stock options. Lyondell will be required to apply the provisions of SFAS No. 123 (revised 2004) in the first quarter 2006. Upon adoption, a provision of SFAS No. 123 (revised 2004) will require Lyondell to use a non-substantive vesting period approach for share-based payment transactions that vest when an employee becomes retirement eligible. The effect will be to accelerate expense recognition compared to the nominal vesting period approach that Lyondell currently uses. Assuming the non-substantive vesting period approach had been used, compensation expense related to share-based payments would have increased less than $1 million in 2005, $2 million in 2004 and $3 million in 2003.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2. Summary of Significant Accounting Policies—(Continued)

Lyondell expects to continue to utilize the Black-Scholes option valuation model for employee stock options and anticipates the use of the modified prospective transition method upon adoption. Other provisions of SFAS No. 123 (revised 2004) may affect the computation and resulting fair value of Lyondell’s share-based payment transactions with employees. Lyondell does not expect application of these provisions to have a material effect on its consolidated financial statements.

In September 2005, the Emerging Issues Task Force (“EITF”) of the FASB reached consensus on one issue of EITF Issue No. 04-13, Accounting for Purchases and Sales of Inventory with the Same Counterparty, that inventory purchase and sales transactions with the same counterparty that are entered into in contemplation of one another should be combined for purposes of applying APB Opinion No. 29, Accounting for Nonmonetary Transactions. The effect would be to reduce reported revenues and cost of sales for affected transactions. The consensus on this issue would apply to transactions entered into beginning in the second quarter 2006. Lyondell is evaluating the effect of EITF 04-13 on its consolidated financial statements.

3. Charges Related to Toluene Diisocyanate Plant

Earnings for 2005 included pretax charges of $195 million for a reduction of the carrying value of Lyondell’s Lake Charles, Louisiana, TDI plant and related assets. The charges, as well as a decision to cease TDI production at the plant, reflected the facility’s poor financial results and Lyondell’s projections of future plant capital requirements, high energy and raw material costs and low industry capacity utilization rates, which made it commercially impracticable to continue production of TDI at the plant. Hurricane Rita contributed to the decision, as it damaged the plant and contributed to increased energy costs.

The following table summarizes estimates of additional charges that Lyondell expects to recognize related to the Lake Charles TDI facility as well as actual costs incurred through December 31, 2005.

Millions of dollars	Facility Costs	Employee Termination Benefits	Other Costs	Total
Future charges estimated as of September 30, 2005	$35	$20	$10	$65
Reductions in estimates of future charges	(13)	(6)	(2)	(21)
Amounts settled during 2005	(6)	—	(3)	(9)
Accrued liabilities as of December 31, 2005	(4)	(11)	—	(15)

Estimate as of December 31, 2005 of remaining charges	$12	$3	$5	$20

Facility costs include plant decommissioning and demolition activities; other costs include the costs of terminating contracts. The reduction in amounts expected to be incurred reflected a decrease in expected decommissioning costs, a decrease in employee termination benefits due to employees accepting positions at other locations and a decrease in other costs as a result of favorable contract negotiations. The amounts reflected in Lyondell’s Consolidated Statement of Income as “Charges related to toluene diisocyanate plant” include the reduction in the carrying value of the plant, amounts settled during 2005 and accrued liabilities as of December 31, 2005 as shown in the table above.

In addition to the costs described above, there are multiple commercial arrangements associated with the Lake Charles TDI facility for which the costs and timing of resolution cannot be determined at this time. The range of reasonably possible outcomes within which the present value of the costs of resolution of such commercial arrangements may fall is between $0 and $160 million; however, these costs are not expected to be in the upper portion of that range.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4. Hurricane Effects

During 2005, two major hurricanes impacted the chemical and related industries in the coastal and off-shore regions of the Gulf of Mexico. Net income in 2005 reflected charges totaling $42 million, before tax, representing Lyondell’s exposure to industry losses expected to be underwritten by industry insurance consortia, primarily resulting from hurricane damages.

As a result of Hurricane Rita, Lyondell and LCR also incurred various costs that are subject to insurance reimbursements. Such costs included those incurred in conjunction with suspending operations at substantially all of Lyondell’s Gulf Coast plants and at LCR’s refinery, minor damage to facilities, and costs to restore operations. Net income in 2005 included $24 million of such costs incurred by Lyondell, of which all but a $5 million deductible under the relevant insurance policies are subject to reimbursement through insurance. At LCR, such costs totaled $18 million, of which Lyondell’s proportionate share was $11 million. LCR experienced problems in restarting a major production unit that was shut down in connection with the hurricane, resulting in a significant reduction in crude oil processing rates during the fourth quarter 2005 until the unit was restored to normal operations in December 2005. LCR’s hurricane-related costs and business interruption claims are subject to a total deductible of at least $50 million under the relevant insurance policies. Neither Lyondell nor LCR has recognized, in 2005, any benefits of expected insurance reimbursements.

5. Acquisition of Millennium Chemicals Inc.

On November 30, 2004, Lyondell completed the acquisition of Millennium, in a stock-for-stock business combination intended, among other things, to broaden the Company’s product base and to consolidate ownership of Equistar. In the acquisition, Lyondell issued 63.1 million shares of Lyondell common stock to Millennium’s shareholders, and Millennium became a wholly owned subsidiary of Lyondell. Millennium is the second-largest producer of TiO2 in the world and a merchant seller and producer of TiO2-related products. It is also the second-largest producer of acetic acid and VAM in North America. Millennium owns a 29.5% interest in Equistar, which, upon completion of the acquisition, also became a wholly owned subsidiary of Lyondell.

The results of operations of Millennium and Equistar are included in Lyondell’s Consolidated Statements of Income prospectively from December 1, 2004. Prior to December 1, 2004, Lyondell’s interest in Equistar was accounted for using the equity method of accounting (see Note 8). The aggregate purchase price was $1,469 million, including the 63.1 million shares of Lyondell common stock valued at $1,438 million, payment of transaction costs of $20 million and the fair value of employee stock options of approximately $11 million. The value of the 63.1 million shares of Lyondell common stock issued was determined based on a Lyondell common stock share price of $22.78, which was computed using the average closing price of Lyondell common stock for the period commencing two trading days prior to and ending two trading days after October 5, 2004, the date on which the exchange ratio became fixed without subsequent revision.

The unaudited pro forma combined historical results of Lyondell, Millennium and Equistar for the year ended December 31, 2004, giving effect to the acquisition, assuming the transaction was consummated as of the beginning of 2004 are as follows:

Millions of dollars, except per share data
Sales and other operating revenues	$15,170
Net income	127
Basic earnings per share	0.53
Diluted earnings per share	0.52

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5. Acquisition of Millennium Chemicals Inc.—(Continued)

The unaudited pro forma data presented above are not necessarily indicative of the results of operations of Lyondell that would have occurred had such transaction actually been consummated as of the beginning of 2004, nor are they necessarily indicative of future results.

The purchase price of $1,469 million was allocated to the assets acquired and liabilities assumed based upon the estimated fair value of such assets and liabilities at the date of acquisition. Based upon additional information received during 2005, the fair values of the assets acquired and liabilities assumed were adjusted, with corresponding adjustment to goodwill as summarized in Note 12. Any changes to the estimates of fair value that would result from information obtained subsequent to 2005, other than information relating to settlement of preacquisition income tax contingencies, would not result in adjustment of the accounting for Lyondell’s acquisition of Millennium and, therefore, would be included in Lyondell’s results of operations.

The fair value of the Millennium assets acquired and liabilities assumed at the date of the acquisition was as follows:

Millions of dollars
Cash and cash equivalents	$367
Other current assets	862
Property, plant and equipment	901
Goodwill	1,079
Investment in Equistar	1,319
Other assets	113
Purchased in-process research and development	60
Current liabilities	(485)
Long-term debt	(1,511)
Other liabilities	(678)
Deferred taxes	(378)
Minority interests	(41)
Convertible debentures—additional paid-in capital	(143)
Investment in treasury stock	4

Total allocated purchase price	$1,469

Goodwill of $186 million was assigned to the acetyls business, which is part of Lyondell’s EC&D segment, and goodwill of $893 million was assigned to the inorganic chemicals segment. No goodwill that would be deductible for income tax purposes was created by the acquisition.

In the initial accounting for Lyondell’s acquisition of Millennium, the Company recorded a liability for the fair value of all Millennium debt assumed, including the fair value of Millennium’s 4% Convertible Senior Debentures as of November 30, 2004. To better reflect the equity characteristics represented by the conversion value of those debentures, a conversion value has been reclassified in the Consolidated Balance Sheet as of December 31, 2004, reducing “Long-term debt” and increasing “Additional paid-in capital” by $143 million. Similarly, the Consolidated Statement of Stockholder’s Equity for the year ended December 31, 2004 reflects this value as part of the additional paid-in capital resulting from Lyondell’s acquisition of Millennium.

As a result of the acquisition of Millennium, Lyondell owns 100% of Equistar prospectively from December 1, 2004. The acquisition of Equistar through Lyondell’s contribution of assets for its original 41% ownership interest, acquisition of a 29.5% interest from Occidental Petroleum Corporation (together with its subsidiaries

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5. Acquisition of Millennium Chemicals Inc.—(Continued)

and affiliates, collectively “Occidental”) on August 22, 2002, and acquisition of the remaining 29.5% interest through Lyondell’s acquisition of Millennium, was accounted for as a step-acquisition. As a result, 29.5% of each Equistar asset and liability was recorded at fair value as of the date the acquisition was completed, 29.5% of each Equistar asset and liability was recorded at an adjusted book value as of the date the acquisition was completed, based on fair value as of August 22, 2002, and the remaining 41% interest was reflected at its historical carrying value.

The following table provides information regarding the Equistar purchase price and the fair value of the Equistar assets acquired and liabilities assumed at the date of the acquisition:

Millions of dollars
Historical carrying value of Lyondell’s original asset contribution	$339
Carrying value of Lyondell’s 29.5% interest in Equistar purchased from Occidental	646
Fair value of Millennium’s 29.5% interest in Equistar	1,319

Total purchase price	$2,304

Cash	$85
Other current assets	1,660
Property, plant and equipment, net	3,709
Goodwill	95
Investments	60
Other assets	337
Purchased in-process research and development	4
Current liabilities	(853)
Long-term debt	(2,359)
Other liabilities	(434)

Total allocated purchase price	$2,304

The fair value of Millennium’s 29.5% interest in Equistar as of November 30, 2004 was calculated based on the equity consideration issued for the interest acquired from Occidental on August 22, 2002, adjusted for changes in the Lyondell common stock price through November 30, 2004, deferred tax liabilities of $260 million, and a premium proportionate to the premium paid in Lyondell’s purchase of Millennium. Lyondell determined that the August 22, 2002 transaction, representing an observable transaction in the marketplace, was the best available evidence to determine the fair value of Millennium’s investment in Equistar. Lyondell considered all available information, including market multiples and discounted cash flow analyses, to verify the appropriateness of Lyondell’s estimate of the fair value of Millennium’s 29.5% interest in Equistar based on the August 22, 2002 transaction.

The carrying value of Lyondell’s 29.5% interest in Equistar purchased from Occidental on August 22, 2002 represents the purchase price of $804 million as of August 22, 2002, adjusted for the proportionate amount of Equistar net losses and distributions to partners for the period from the acquisition to November 30, 2004, and for amortization of the excess purchase price over the underlying interest in Equistar’s partners’ capital. Lyondell’s purchase price of $804 million for Occidental’s interest in Equistar was based on equity consideration of $452 million and the recognition of $352 million in deferred tax liabilities related to the interest acquired.

The historical carrying value of Lyondell’s original asset contribution represents Lyondell’s initial contribution of assets to obtain a 41% interest in Equistar, adjusted for the proportionate amount of subsequent Equistar net

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5. Acquisition of Millennium Chemicals Inc.—(Continued)

losses and distributions to partners, and for accretion of the amount by which Lyondell’s underlying interest in Equistar’s partners’ capital exceeded the carrying value of Lyondell’s investment in Equistar.

Approximately $64 million, or less than 5% of the purchase price, was allocated to purchased in-process research and development (“IPR&D”) of Millennium and Equistar. The estimated fair value of IPR&D was developed using probable discounted cash flows on a project-by-project basis. The activities represented by these projects will be continued by Lyondell, and the values assigned have no alternative future use. Accordingly, Lyondell’s results of operations for 2004 included a charge of $64 million for the value of the acquired IPR&D.

Other assets acquired by Lyondell included $65 million and $24 million for Millennium and Equistar, respectively, of identifiable intangible assets. These intangible assets included the following:

Millions of dollars	Fair Value	Weighted Average Life (Years)	Useful Life (Years)
Technology	$50	19	10-20
Various contracts	25	8	7-10
Emissions credits	11		Indefinite
Patents and other	3	12	10-20

Total intangible assets of Millennium and Equistar acquired	$89

The total weighted average life of the acquired identifiable intangible assets that are subject to amortization is 15 years.

6. Related Party Transactions

Lyondell conducts transactions with LCR and with Occidental, both of which are considered related parties. Lyondell owns 58.75% of LCR. See Note 9 to the Consolidated Financial Statements for further discussion of Lyondell’s investment in LCR. As of December 31, 2005, Occidental owned approximately 12% of Lyondell, and had two representatives on Lyondell’s Board of Directors.

Prior to the November 30, 2004 acquisition of Millennium and Equistar, Lyondell conducted transactions with Equistar, and Equistar conducted transactions with Millennium. These transactions are continuing; however, subsequent to November 30, 2004, these transactions are eliminated in the Consolidated Financial Statements of Lyondell. Occidental made, and continues to make, significant purchases of raw materials from Equistar, and Equistar leased, and continues to lease its Lake Charles ethylene facility and the land related thereto and certain railcars from Occidental. In addition, Equistar made, and continues to make purchases of product from Occidental. Subsequent to November 30, 2004, transactions between Equistar and Occidental are reported as Lyondell related party transactions.

Product Transactions with LCR—Lyondell sells MTBE to and has various service and cost sharing arrangements with LCR. Lyondell’s subsidiary, Equistar, has product sales and raw material purchase agreements with LCR. Certain ethylene co-products are sold by Equistar to LCR for processing into gasoline and certain refined products are sold by LCR to Equistar as raw materials. Equistar also has processing and storage arrangements with LCR and provides certain marketing services for LCR. All of these agreements are on terms generally representative of prevailing market prices.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6. Related Party Transactions—(Continued)

Product Transactions with Occidental—Lyondell’s subsidiary, Equistar, and Occidental entered into an ethylene sales agreement on May 15, 1998, which was amended effective April 1, 2004, pursuant to which Occidental agreed to purchase a substantial amount of its ethylene raw material requirements from Equistar. Either party has the option to “phase down” volumes over time. However, a “phase down” cannot begin until January 1, 2014 and the annual minimum requirements cannot decline to zero prior to December 31, 2018, unless certain specified force majeure events occur. In addition to the sales of ethylene, from time to time Equistar has made sales of ethers and glycols to Occidental, and Equistar has purchased various other products from Occidental, all at market-related prices. Lyondell’s subsidiary, Millennium, also purchases sodium silicate from Occidental.

See Notes 8 and 9 for additional discussion of related party transactions.

Related party transactions are summarized as follows:

	For the year ended December 31,
Millions of dollars	2005	2004	2003

Lyondell billed related parties for:
Sales of products and processing services—
LCR	$944	$82	$4
Occidental	755	73	—
Equistar	—	48	5

Shared services and shared site agreements—
Equistar	—	158	154
LCR	6	3	2

Lyondell was billed by related parties for:
Purchases of products and processing services—
LCR	$394	$46	$—
Occidental	27	1	—
Equistar	—	907	708

Shared services, transition and lease agreements—
Occidental	7	1	—
Equistar	—	18	18
LCR	—	—	1

7. Investment in PO Joint Ventures

In March 2000, Lyondell, together with Bayer AG and Bayer Corporation (collectively “Bayer”), entered into a U.S. PO manufacturing joint venture (the “U.S. PO Joint Venture”) and a separate joint venture with Bayer for certain related PO technology (the “PO Technology Joint Venture”). Lyondell contributed approximately $1.2 billion of assets at historical book value to the joint ventures, and allocated $522 million of that book value to the partnership interest sold to Bayer. Bayer’s ownership interest represents ownership of an in-kind portion of the PO production of the U.S. PO Joint Venture. Bayer’s 2005 share of PO production was 1.6 billion pounds. Lyondell takes in kind the remaining PO production and all co-product (SM and TBA) production from the U.S. PO Joint Venture.

In December 2000, Lyondell and Bayer formed a separate joint venture (the “European PO Joint Venture”), for the construction of a world-scale PO/SM plant at Maasvlakte near Rotterdam, The Netherlands. Lyondell and

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

7. Investment in PO Joint Ventures—(Continued)

Bayer each have a 50% interest and bore 50% of the plant construction costs. The Maasvlakte PO/SM plant began production in the fourth quarter 2003. Lyondell and Bayer each are entitled to 50% of the PO and SM production of the European PO Joint Venture.

Lyondell and Bayer do not share marketing or product sales under either the U.S. PO Joint Venture or European PO Joint Venture (collectively, the “PO Joint Ventures”). Lyondell operates the PO Joint Ventures’ plants and arranges and coordinates the logistics of product delivery. The partners share in the cost of production and logistics based on their product offtake.

Lyondell reports the cost of its product offtake as inventory and cost of sales in its consolidated financial statements. Related cash flows are reported in the operating cash flow section of the consolidated statements of cash flows. Lyondell’s investment in the PO Joint Ventures is reduced through recognition of its share of the depreciation and amortization of the assets of the joint ventures, which is included in cost of sales. Other changes in the investment balance are principally due to additional capital investments by Lyondell in the PO Joint Ventures. Lyondell’s contributions to the PO Joint Ventures are reported as “Investment in PO joint ventures” in the accompanying consolidated balance sheets and as “Contributions and advances to affiliates” in the consolidated statements of cash flows. Total assets of the PO Joint Ventures, primarily property, plant and equipment, were $1.7 billion and $1.9 billion at December 31, 2005 and 2004, respectively. During 2003, Lyondell capitalized $19 million of interest in connection with the construction of the Maasvlakte PO/SM plant. Changes in Lyondell’s investment in 2005 and 2004 are summarized as follows:

	U.S. PO Joint Venture	European PO Joint Venture	Total PO Joint Ventures
Investment in PO joint ventures—January 1, 2004	$570	$296	$866
Cash contributions (distributions)	3	(8)	(5)
Depreciation and amortization	(32)	(12)	(44)
Effect of exchange rate changes	—	21	21

Investment in PO joint ventures—December 31, 2004	541	297	838

Cash contributions (distributions)	10	10	20
Depreciation and amortization	(33)	(12)	(45)
Effect of exchange rate changes	—	(37)	(37)

Investment in PO joint ventures—December 31, 2005	$518	$258	$776

8. Investment in Equistar Chemicals, LP

As a result of Lyondell’s acquisition of Millennium, Equistar became a wholly owned subsidiary of Lyondell prospectively from December 1, 2004. Prior to December 1, 2004, Lyondell accounted for its 70.5% interest in Equistar using the equity method of accounting because of Lyondell’s and Millennium’s joint control of certain key management decisions, including approval of the strategic plan, capital expenditures and annual budget, issuance of debt and the appointment of executive management of the partnership. As a partnership, Equistar is not subject to federal income taxes.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

8. Investment in Equistar Chemicals, LP—(Continued)

Summarized financial information for Equistar follows:

Millions of dollars	December 31, 2004
BALANCE SHEETS
Total current assets	$1,490
Property, plant and equipment, net	3,167
Investments and other assets, net	417

Total assets	$5,074

Current maturities of long-term debt	$1
Other current liabilities	805
Long-term debt	2,312
Other liabilities and deferred revenues	395
Partners’ capital	1,561

Total liabilities and partners’ capital	$5,074

	For the year ended December 31,
Millions of dollars	2004	2003
STATEMENTS OF INCOME
Sales and other operating revenues	$9,316	$6,545
Cost of sales	8,587	6,387
Selling, general and administrative expenses	197	182
Research and development expense	34	38
(Gain) loss on asset dispositions	(4)	27

Operating income (loss)	502	(89)
Interest expense, net	220	207
Other expense, net	(6)	(43)

Net income (loss)	$276	$(339)

OTHER INFORMATION
Depreciation and amortization	$313	$307
Expenditures for property, plant and equipment	101	106

Lyondell’s income or loss from its investment in Equistar prior to December 1, 2004 consisted of Lyondell’s share of Equistar’s income or loss and accretion of Lyondell’s investment in Equistar up to its underlying equity in Equistar’s net assets.

Prior to November 30, 2004, Lyondell and Equistar entered into various agreements expiring in 2013 and 2014 under which Lyondell purchases ethylene, propylene and benzene at market-related prices from Equistar. With the exception of a pre-existing third-party product supply agreement expiring in 2015, Lyondell is required to purchase 100% of its ethylene, propylene and benzene requirements for its Channelview and Bayport, Texas facilities from Equistar. In addition, Lyondell licenses MTBE technology to Equistar, and purchases a portion of the MTBE produced by Equistar at market-related prices. As a result of the acquisition of Millennium, from December 1, 2004, such transactions are eliminated in the consolidation of Lyondell and Equistar. Equistar’s sales to Lyondell were approximately $1,004 million and $708 million, respectively, in the years ended

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

8. Investment in Equistar Chemicals, LP—(Continued)

December 31, 2004 and 2003. In addition, Equistar purchased approximately $54 million and $5 million, respectively, of products from Lyondell for the years ended December 31, 2004 and 2003.

Through December 31, 2004, Equistar acted as sales agent for the methanol products of Lyondell. Equistar also provided operating and other services for Lyondell including the lease to Lyondell by Equistar of the real property on which the methanol plant was located for which Equistar billed Lyondell approximately $6 million and $7 million, respectively in 2004 and 2003.

Sales by Equistar to LCR, primarily of certain ethylene co-products and MTBE and processing services, were approximately $751 million and $470 million in the years ended December 31, 2004 and 2003, respectively. Purchases by Equistar from LCR, primarily of refined products, during the years ended December 31, 2004 and 2003 totaled approximately $425 million and $227 million, respectively.

Equistar and Occidental entered into an ethylene sales agreement on May 15, 1998 (see Note 6) under which Occidental agreed to purchase a substantial amount of its ethylene raw material requirements from Equistar. In addition to the sales of ethylene, from time to time Equistar has made sales of ethers and glycols to Occidental, and Equistar has purchased various other products from Occidental, all at market-related prices. Equistar’s sales to Occidental were approximately $634 million and $503 million in the years ended December 31, 2004 and 2003, respectively. Purchases by Equistar from Occidental in the years ended December 31, 2004 and 2003 were $3 million and $1 million, respectively. Equistar also paid Occidental approximately $7 million in 2005 and $8 million in 2004 for subleases of certain railcars (see Note 16). In addition, Equistar leases its Lake Charles ethylene facility and the land related thereto from Occidental—see “Leased Facility” section of Note 20.

Lyondell and Equistar entered into a shared services agreement that was effective January 1, 2000. Under the, agreement, Lyondell provides office space and various services to Equistar, including information technology, human resources, sales and marketing, raw material supply, supply chain, health, safety and environmental, engineering, research and development, facility services, legal, accounting, treasury, internal audit and tax. Lyondell charges Equistar for its share of the cost of such services. Direct costs, incurred exclusively for Equistar, are also charged to Equistar. Billings by Lyondell to Equistar were approximately $182 million and $154 million for the years ended December 31, 2004 and 2003, respectively. Costs related to a limited number of shared services, primarily engineering, were formerly incurred by Equistar on behalf of Lyondell. In such cases, Equistar charged Lyondell for its share of such costs. Billings by Equistar to Lyondell were approximately $22 million and $18 million for the years ended December 31, 2004 and 2003, respectively.

9. Investment in LYONDELL-CITGO Refining LP

In July 1993, LCR was formed to own and operate Lyondell’s refining business. LCR is owned by subsidiaries of Lyondell and CITGO Petroleum Corporation (“CITGO”). Lyondell has a 58.75% interest in LCR, while CITGO has a 41.25% interest. Because the partners jointly control certain key management decisions, including approval of the strategic plan, capital expenditures and annual budget, issuance of debt and the appointment of executive management of the partnership, Lyondell accounts for its investment in LCR using the equity method of accounting. As a partnership, LCR is not subject to federal income taxes.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

9. Investment in LYONDELL-CITGO Refining LP—(Continued)

Lyondell’s investment in and receivable from LCR consisted of the following:

	December 31,
Millions of dollars	2005	2004
Investment in LCR	$(90)	$(37)
Note receivable from LCR	229	229
Interest receivable	47	37

Investment in and receivable from LCR	$186	$229

Summarized financial information for LCR is as follows:

	December 31,
Millions of dollars	2005	2004
BALANCE SHEETS
Total current assets	$418	$359
Property, plant and equipment, net	1,328	1,227
Other assets	86	61

Total assets	$1,832	$1,647

Current liabilities	$805	$588
Long-term debt	439	443
Loans payable to partners	264	264
Other liabilities	113	112
Partners’ capital	211	240

Total liabilities and partners’ capital	$1,832	$1,647

	For the year ended December 31,
Millions of dollars	2005	2004	2003
STATEMENTS OF INCOME
Sales and other operating revenues	$6,741	$5,603	$4,162
Cost of sales	6,458	5,028	3,842
Selling, general and administrative expenses	51	59	56

Operating income	232	516	264
Interest expense, net	38	30	36
Other income	—	14	—

Net income	$194	$500	$228

OTHER INFORMATION
Depreciation and amortization	$116	$115	$113
Expenditures for property, plant and equipment	176	71	46

Lyondell’s income from its investment in LCR presented in the Consolidated Statements of Income consists of Lyondell’s share of LCR’s net income and accretion of Lyondell’s investment in LCR up to its underlying equity in LCR’s net assets. At December 31, 2005, Lyondell’s underlying equity in LCR’s net assets exceeded its investment in LCR by approximately $246 million. This difference is being recognized in income over the next 22 years.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

9. Investment in LYONDELL-CITGO Refining LP—(Continued)

In May 2004, LCR refinanced its credit facilities with a new facility, consisting of a $450 million senior secured term loan and a $100 million senior secured revolver, which matures in May 2007. The term loan requires quarterly amortization payments of $1.125 million, which began in September 2004. The new facility replaced LCR’s $450 million term loan and $70 million revolving credit facilities, which were scheduled to mature in June 2004. In October 2005, LCR exercised its right under the credit facility to increase its senior secured revolver by $50 million to $150 million. The credit facility is secured by substantially all of the assets of LCR and contains covenants that, subject to exceptions, restrict, among other things, lien incurrence, investments, certain other payments, issuances of equity, affiliate transactions, restrictive agreements, sales of assets and mergers. In addition, the facility contains covenants that require the maintenance of specified financial ratios.

As part of the May 2004 refinancing, Lyondell and CITGO also extended the maturity of the loans payable to the partners, including $229 million payable to Lyondell and $35 million payable to CITGO, from July 2005 to January 2008. The weighted average interest rates for both loans were based on Eurodollar rates and were 3.7% in 2005, 2% in 2004 and 2.2% in 2003. Interest on the partners’ loans was paid by LCR at the end of each calendar quarter through June 30, 1999, and, has since been deferred by mutual agreement of the partners.

Sales from LCR to Equistar, primarily of refined products, were approximately $425 million and $227 million for the years ended December 31, 2004 and 2003, respectively. Purchases by LCR from Equistar, primarily of certain ethylene co-products and MTBE and processing services, during the years ended December 31, 2004 and 2003 totaled approximately $751 million and $470 million, respectively.

LCR has a long-term crude supply agreement (“Crude Supply Agreement” or “CSA”) with PDVSA Petróleo, S.A. (“PDVSA Oil”), an affiliate of CITGO (see “Crude Supply Agreement” section of Note 20). The CSA, which expires on December 31, 2017, incorporates formula prices to be paid by LCR for the crude oil supplied based on the market value of a slate of refined products deemed to be produced from each particular crude oil or raw material, less: (1) certain deemed refining costs, adjustable for inflation and energy costs; (2) certain actual costs; and (3) a deemed margin, which varies according to the grade of crude oil or other raw material delivered. The actual refining margin earned by LCR may vary from the formula amount depending on, among other things, timing differences in incorporating changes in refined product market values and energy costs into the CSA’s deemed margin calculations and the efficiency with which LCR conducts its operations. Although LCR believes that the CSA reduces the volatility of LCR’s earnings and cash flows over the long-term, the CSA also limits LCR’s ability to enjoy higher margins during periods when the market price of crude oil is low relative to the then-current market prices for refined products. In addition, if the actual yields, costs or volumes of the LCR refinery differ substantially from those contemplated by the CSA, the benefits of this agreement to LCR could be substantially diminished, and could result in lower earnings and cash flow for LCR. Furthermore, there may be periods during which LCR’s costs for crude oil under the CSA may be higher than might otherwise be available to LCR from other sources. Expansion or contraction of the average market heavy crude oil refining margin can result in situations in which the CSA per barrel margin is either greater than or less than the margin that could be obtained through open market purchases of heavy crude oil. For example, from 2000 to the early portion of 2004, the CSA contract was advantageous to LCR; however, during the fourth quarter 2004 and throughout 2005, the CSA per barrel margin was less than the margin that could be obtained through open market purchases of heavy crude oil.

In addition, under the terms of a long-term product sales agreement (“Products Agreement”), CITGO purchases all of the finished gasoline, jet fuel, heating oil, diesel fuel, coke and sulfur produced by LCR. Both PDVSA Oil and CITGO are direct or indirect, wholly owned subsidiaries of Petróleos de Venezuela, S.A., the national oil company of the Bolivarian Republic of Venezuela (“Venezuela”). See Note 6 for other related party transactions.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10. Accounts Receivable

Lyondell sells its products primarily to other industrial concerns in the petrochemicals, coatings and refining industries. Lyondell performs ongoing credit evaluations of its customers’ financial condition and, in certain circumstances, requires letters of credit from them. Lyondell’s allowance for doubtful accounts receivable, which is reflected in the Consolidated Balance Sheets as a reduction of accounts receivable, totaled $22 million and $21 million at December 31, 2005 and 2004, respectively. The Consolidated Statements of Income for 2005, 2004 and 2003 included provisions for doubtful accounts of $5 million, $1 million and $2 million, respectively.

Lyondell has two four-year, accounts receivable sales facilities totaling $750 million. Pursuant to these facilities, Lyondell sells, through two wholly owned bankruptcy-remote subsidiaries, on an ongoing basis and without recourse, interests in pools of domestic accounts receivable to financial institutions participating in the facilities. Lyondell is responsible for servicing the receivables.

Lyondell Chemical Company’s $150 million facility was amended in the third quarter 2004, increasing it from $100 million to $150 million, and in November 2005, extending the maturity to November 2010. The facility currently permits the sale of up to $135 million of total interest in eligible domestic accounts receivable, which amount would decline by $35 million if Lyondell Chemical Company’s credit facility were fully drawn. The facility is subject to substantially the same covenants as the credit facility and the indentures pertaining to its Senior Secured Notes and Senior Subordinated Notes (see Note 15).

The other facility, maintained by Lyondell’s wholly owned subsidiary Equistar, also was amended in November 2005, increasing the availability under the facility from $450 million to $600 million and extending the maturity to November 2010. The facility is subject to substantially the same minimum unused availability requirements and covenant requirements as Equistar’s $400 million inventory-based revolving credit facility, which also is secured by a pledge of accounts receivable (see Note 15).

The amount of the interests in the pools of receivables permitted to be sold is determined by formulae. Accounts receivable in the Consolidated Balance Sheets are reduced by the sales of interests in the pools. Upon termination of the facilities, cash collections related to accounts receivable then in the pools would first be applied to the respective outstanding interests sold. Increases and decreases in the amounts sold are reflected in operating cash flows in the Consolidated Statements of Cash Flows, representing collections of sales revenue. Fees related to the sales are included in “Selling, general and administrative expenses” in the Consolidated Statements of Income. The outstanding amount of receivables sold under the facilities was $275 million as of both December 31, 2005 and 2004.

In consideration of discounts offered to certain customers for early payment for product, some receivable amounts were collected in December 2005 and 2004, respectively, that otherwise would have been expected to be collected in January 2006 and 2005, respectively. This included collections of $84 million and $66 million in December 2005 and 2004, respectively, related to receivables from Occidental.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

11. Inventories

Inventories consisted of the following components at December 31:

Millions of dollars	2005	2004
Finished goods	$985	$1,023
Work-in-process	118	108
Raw materials	338	290
Materials and supplies	216	198

Total inventories	$1,657	$1,619

At December 31, 2005, approximately 89% of inventories, excluding materials and supplies were valued using the LIFO method.

The excess of the current replacement cost over book value of those inventories that are carried at cost using the LIFO method was approximately $709 million and $320 million at December 31, 2005 and 2004, respectively.

12. Property, Plant and Equipment, Goodwill and Other Assets

The components of property, plant and equipment, at cost, and the related accumulated depreciation were as follows at December 31:

Millions of dollars	2005	2004
Land	$124	$124
Manufacturing facilities and equipment	9,063	9,295
Construction in progress	215	187

Total property, plant and equipment	9,420	9,606
Less accumulated depreciation	(2,872)	(2,391)

Property, plant and equipment, net	$6,530	$7,215

Maintenance and repair expenses were $552 million, $149 million and $136 million for the years ended December 31, 2005, 2004 and 2003, respectively. No interest was capitalized to property, plant and equipment during 2005, 2004 and 2003. See Note 7 for other interest capitalized.

The following table summarizes the changes to Lyondell’s goodwill during 2005 by reportable segment. Lyondell’s reportable segments include EC&D, PO&RP, and inorganic chemicals (see Notes 1 and 24). The refining segment consists of Lyondell’s equity investment in LCR (see Note 9).

Millions of dollars	EC&D	PO&RP	Inorganic Chemicals	Total
Goodwill at January 1, 2004	$—	$1,080	$—	$1,080
Preliminary purchase price allocation related to November 30, 2004 acquisition of Millennium	270	—	825	1,095

Goodwill at December 31, 2004	$270	$1,080	$825	$2,175
Adjustments to preliminary purchase price allocation related to November 30, 2004 acquisition of Millennium	11	—	68	79
Settlement of income tax issues related to 1998 acquisition of ARCO Chemical Company	—	(9)	—	(9)

Goodwill at December 31, 2005	$281	$1,071	$893	$2,245

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

12. Property, Plant and Equipment, Goodwill and Other Assets—(Continued)

Goodwill for the PO&RP segment is shown net of accumulated amortization of $11 million through December 31, 2002.

Based on information obtained during 2005, regarding environmental remediation liabilities of Millennium as of November 30, 2004, Lyondell increased its estimate of such liabilities by $53 million, resulting in an increase in goodwill, net of tax effects, of $35 million (See Notes 5 and 20). Lyondell also increased its estimate of Millennium’s liabilities for income taxes and related interest as of November 30, 2004 by $32 million, resulting in a net increase in goodwill of $27 million, based on information obtained during 2005. Other adjustments primarily represent the write off of certain fixed assets and increases in various liability accruals.

The components of other assets, at cost, and the related accumulated amortization were as follows at December 31:

	2005			2004
Millions of dollars	Cost	Accumulated Amortization	Net	Cost	Accumulated Amortization	Net
Identifiable intangible assets:
Debt issuance costs	$101	$(53)	$48	$112	$(48)	$64
Technology costs	124	(69)	55	147	(69)	78
Software costs	252	(175)	77	236	(136)	100
Turnaround costs	441	(191)	250	408	(148)	260
Catalyst costs	57	(33)	24	37	(21)	16
Other	215	(101)	114	215	(87)	128

Total intangible assets	$1,190	$(622)	568	$1,155	$(509)	646

Company-owned life insurance			142			143
Precious metals			41			40
Pension assets			60			69
Other			17			26

Total other assets, net			$828			$924

Amortization of these identifiable intangible assets for the next five years is expected to be $122 million in 2006, $100 million in 2007, $76 million in 2008, $52 million in 2009, and $31 million in 2010.

Depreciation and amortization expense is summarized as follows:

Millions of dollars	2005	2004	2003
Property, plant and equipment	$541	$202	$182
Investment in PO Joint Ventures	45	44	32
Turnaround costs	63	16	12
Technology costs	2	10	10
Software costs	39	12	10
Other	39	5	4

Total depreciation and amortization	$729	$289	$250

The increase in depreciation and amortization in 2005 was primarily due to the inclusion of Millennium’s and Equistar’s depreciation and amortization expense for the full year (see Note 5). The 2004 increase in depreciation

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

12. Property, Plant and Equipment, Goodwill and Other Assets—(Continued)

related to Lyondell’s investment in PO Joint Ventures was due to operation of the 50% owned Maasvlakte PO/SM plant, which began production in the fourth quarter 2003.

In addition to the depreciation and amortization shown above, amortization of debt issuance costs of $15 million, $18 million and $17 million in 2005, 2004 and 2003, respectively, is included in interest expense in the Consolidated Statements of Income.

13. Accounts Payable

Accounts payable at December 31, 2005 and 2004, included liabilities in the amounts of $16 million and $4 million, respectively, for checks issued in excess of associated bank balances but not yet presented for collection.

14. Accrued Liabilities

Accrued liabilities consisted of the following components at December 31:

Millions of dollars	2005	2004
Payroll and benefits	$249	$242
Interest	128	140
Taxes other than income taxes	114	131
Product sales rebates	88	99
Income taxes	77	28
Deferred revenues	42	36
Other	99	106

Total accrued liabilities	$797	$782

15. Long-Term Debt

Lyondell’s long-term debt includes credit facilities and debt obligations maintained by Lyondell’s wholly owned subsidiaries, Equistar and Millennium, and by Lyondell Chemical Company without its consolidated subsidiaries (“LCC”). In some situations, such as references to financial ratios, the context may require that “LCC” refer to Lyondell Chemical Company and its consolidated subsidiaries other than Equistar and Millennium. LCC has not guaranteed the subsidiaries’ credit facilities or debt obligations, except for $300 million of Equistar debt, consisting of the 6.5% Notes due 2006 and the 7.55% Debentures due 2026.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

15. Long-Term Debt—(Continued)

Long-term debt consisted of the following at December 31:

Millions of dollars	2005	2004
Bank credit facilities:
LCC $475 million senior secured revolving credit facility	$—	$—
Equistar $400 million inventory-based revolving credit facility	—	—
Millennium $150 million senior secured revolving credit facilities	—	—
Millennium $100 million Australian senior secured term loan due 2010	99	—

LCC notes and debentures:
Senior Secured Notes, Series A due 2007, 9.625%	899	900
Senior Secured Notes, Series B due 2007, 9.875%	—	700
Senior Secured Notes due 2008, 9.5% ($4 million of discount)	426	725
Senior Secured Notes due 2012, 11.125% ($1 million of discount)	277	277
Senior Secured Notes due 2013, 10.5%	325	325
Debentures due 2005, 9.375%	—	100
Debentures due 2010, 10.25%	100	100
Debentures due 2020, 9.8% ($1 million of discount)	224	224
Senior Subordinated Notes due 2009, 10.875%	500	500

Equistar notes and debentures:
Senior Notes due 2008, 10.125% ($50 million of premium)	750	750
Senior Notes due 2011, 10.625% ($8 million of premium)	708	710
Debentures due 2026, 7.55% ($15 million of discount)	135	134
Notes due 2006, 6.5%	150	149
Notes due 2009, 8.75% ($1 million of discount)	599	612

Millennium notes and debentures:
Senior Notes due 2006, 7% ($3 million of premium)	161	522
Senior Notes due 2008, 9.25% ($42 million of premium)	500	533
Senior Debentures due 2026, 7.625% ($3 million of premium)	252	254
Convertible Senior Debentures due 2023, 4% ($16 million of premium)	166	173

Other debt	22	32

Total	6,293	7,720
Less current maturities	(319)	(308)

Long-term debt	$5,974	$7,412

Aggregate maturities of all long-term debt during the next five years are $319 million in 2006, $906 million in 2007, $1.6 billion in 2008, $1.1 billion in 2009, $182 million in 2010, and $2.2 billion thereafter.

Approximately 90% of LCC’s and Equistar’s long-term debt and 45% of Millenium’s long-term debt can be redeemed prior to maturity. The majority of this debt is currently redeemable upon payment of the present value of future interest and principal amounts, using a specified discount rate. The balance is redeemable beginning in 2006, at prices ranging from 101.8% to 105.6% of the principal amount that decline over three to four years to 100% of the principal amount.

LCC long-term debt—LCC’s credit facility and its indentures generally limit investments by LCC in Equistar, Millennium and specified joint ventures unless certain conditions are satisfied. In addition, Millennium’s debt

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

15. Long-Term Debt—(Continued)

covenants restrict its ability to pay certain dividends to LCC. Some of Equistar’s indentures require additional interest payments to the note holders if Equistar makes distributions when its Fixed Charge Coverage Ratio, as defined, is less than 1.75 to 1.

In December 2004, LCC entered into an amended and restated credit agreement, establishing a $475 million senior secured revolving credit facility, which matures in December 2009. The amended and restated credit facility replaced LCC’s previous $350 million revolving credit facility, which was scheduled to mature in June 2005. The amended credit facility and LCC’s indentures contain covenants that, subject to exceptions, restrict, among other things, sale and leaseback transactions, lien incurrence, debt incurrence, dividends, investments, non-regulatory capital expenditures, lease payments, certain other payments, joint ventures, affiliate transactions, restrictive agreements, sales of assets and mergers. In addition, the amended credit facility contains covenants that require the maintenance of specified financial ratios: (1) the Interest Coverage ratio, as defined, at the end of any period of four consecutive fiscal quarters ending on or most recently before each of the indicated dates below, is required to be equal to or greater than the indicated ratio and (2) on any day during the period commencing with each indicated date below and ending on the date prior to the next succeeding indicated date, the ratio of (a) Senior Secured Debt, as defined, at such day, to (b) Adjusted EBITDA, as defined, for the period of four consecutive fiscal quarters most recently ended on or prior to such day, is required to be equal to or less than the ratio set forth below opposite the date commencing such period:

	Interest Coverage Ratio	Senior Secured Debt to Adjusted EBITDA Ratio
December 31, 2005	2.00	3.75
March 31, 2006	2.25	3.25
June 30, 2006	2.50	2.75
September 30, 2006 and thereafter	3.00	2.50

Amounts available under LCC’s revolving credit facility, which was undrawn at December 31, 2005, are reduced to the extent of outstanding letters of credit provided under LCC’s credit facility, which totaled $75 million as of December 31, 2005. LCC’s revolving credit facility bears interest between LIBOR plus 1.75% and LIBOR plus 3.00%, based upon a Total Leverage Ratio, as defined.

Prior to entering into the amended and restated credit agreement described above, LCC obtained an amendment to the previous $350 million revolving credit facility in June 2004 that permitted the Millennium transaction and placed certain limits on investments by Lyondell in Equistar, Millennium and specified joint ventures. LCC also obtained amendments to its previous credit facility in February 2004 and March 2003 to provide additional financial flexibility by easing certain financial ratio requirements.

LCC’s credit facility and secured notes are secured by liens on: all of Lyondell’s domestic personal property, excluding personal property of Equistar and Millennium; mortgages on certain production facilities located in Pasadena and Channelview, Texas and Lake Charles, Louisiana; and substantially all equity interests in domestic subsidiaries, including Millennium and certain subsidiaries holding the interests in Equistar and LCR.

During 2005, LCC: prepaid $300 million of its 9.5% Senior Secured Notes due 2008 and the remaining $700 million of the 9.875% Senior Secured Notes, Series B, due 2007; paid an aggregate of $36 million in prepayment premiums and wrote off $9 million of unamortized debt issuance costs; purchased $1 million of its 9.625% Senior Secured Notes, Series A, due 2007; and paid, at maturity, $100 million of its 9.375% Debentures due 2005. During 2004, LCC prepaid $300 million of the 9.875% Senior Secured Notes, Series B, which mature

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

15. Long-Term Debt—(Continued)

in 2007, paid $15 million in prepayment premiums and wrote off $3 million of unamortized debt issuance costs. In 2003, LCC issued $325 million of 10.5% Senior Secured Notes due in 2013. The proceeds, net of related fees, were used by Lyondell to prepay $103 million outstanding under a term loan and to purchase the leased Botlek BDO plant. The related Botlek BDO facility lease was terminated.

Equistar long-term debt—In December 2003, Equistar entered into a $250 million, four-year, inventory-based revolving credit facility, which replaced Equistar’s previous $354 million revolving credit facility. In November 2005, Equistar amended the $250 million inventory-based revolving credit facility, increasing the availability to $400 million, extending the maturity to November 2010 and reducing the interest rate from LIBOR plus 2.25% to LIBOR plus 1.5%. The total amount available at December 31, 2005 under both the $400 million inventory-based revolving credit facility and the $600 million accounts receivable sales facility (see Note 10) was $734 million, which gave effect to the borrowing base less a $50 million unused availability requirement and was net of the $200 million sold under the accounts receivable facility and $16 million of outstanding letters of credit under the revolving credit facility as of December 31, 2005. The borrowing base is determined using a formula applied to accounts receivable and inventory balances. The revolving credit facility requires that the unused available amounts under that facility and the $600 million accounts receivable sales facility equal or exceed $50 million, or $100 million if the Interest Coverage Ratio, as defined, at the end of any period of four consecutive fiscal quarters is less than 2:1. The revolving credit facility is secured by a lien on all Equistar inventory and certain Equistar personal property, including a pledge of accounts receivable. There was no borrowing under the revolving credit facility at December 31, 2005.

In March 2003, Equistar obtained amendments to its previous $354 million revolving credit facility that provided additional financial flexibility by generally making certain financial ratio requirements less restrictive.

In November 2003, Equistar issued $250 million of 10.625% Senior Unsecured Notes due in 2011. The gross proceeds of $262 million, net of related fees, were used to prepay in full $173 million of the outstanding term loan under Equistar’s previous $354 million revolving credit facility and to repay borrowing under that revolving credit facility. In September 2003, $29 million of Equistar’s Medium Term Notes matured and were repaid using funds borrowed under Equistar’s revolving credit facility. In April 2003, Equistar issued $450 million of 10.625% Senior Unsecured Notes due in 2011. The proceeds, net of related fees, were used to prepay $300 million of 8.5% Notes due in the first quarter 2004, $122 million of term loans under Equistar’s previous $354 million revolving credit facility and prepayment premiums of $17 million.

Equistar’s $400 million revolving credit facility and its indentures contain covenants that, subject to exceptions, restrict, among other things, lien incurrence, debt incurrence, sales of assets, investments, capital expenditures, certain other payments, affiliate transactions, restrictive agreements and mergers. The credit facility does not require the maintenance of specified financial ratios as long as certain conditions are met. In addition, some of Equistar’s indentures require additional interest payments to the note holders if Equistar makes distributions when Equistar’s Fixed Charge Coverage Ratio, as defined, is less than 1.75 to 1.

Millennium long-term debt—In August 2005, Millennium amended and restated its $150 million credit facility, replacing it with a $125 million U.S. revolving credit facility, a $25 million Australian revolving credit facility, and a $100 million Australian senior term loan, all of which mature in August 2010. Availability under the revolving credit facilities is reduced to the extent of outstanding letters of credit provided under the facilities. There were $27 million of outstanding letters of credit under the U.S. revolving credit facility and none outstanding under the Australian revolving credit facility as of December 31, 2005. There was no outstanding borrowing under either revolving credit facility as of December 31, 2005. The U.S. revolving credit facility and

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

15. Long-Term Debt—(Continued)

the Australian term loan generally bear interest between LIBOR plus 1% and LIBOR plus 2%, as the case may be, based upon the Leverage Ratio, as defined, as of the most recent determination date. The Australian revolving credit facility generally bears interest based on the Australian Bank Bill Rate, as defined, plus between 1% and 2%, as the case may be, based upon the Leverage Ratio as of the most recent determination date.

In January 2006, a U.K. subsidiary of Millennium entered into a new €60 million, five-year, revolving credit facility, which, subject to permitted liens, is generally secured by the subsidiary’s inventory, accounts receivable and certain other assets. Availability under the U.K. facility, which was €44 million, or approximately $53 million, at March 14, 2006, gives effect to the borrowing base as determined using a formula applied to accounts receivable and inventory balances and is reduced to the extent of outstanding borrowing and letters of credit provided under the facility. At March 14, 2006, there were no outstanding letters of credit under the facility. The U.K. facility will bear interest between LIBOR plus 1.25% and LIBOR plus 1.75%.

On February 28, 2006, Millennium completed a cash tender offer for its 7% Senior Notes due 2006, purchasing $149 million principal amount of the notes at 101.256 percent of par. Lyondell intends to continue to reduce indebtedness as market conditions permit.

The obligations under the U.S. revolving credit facility, subject to permitted liens, are generally secured by Millennium’s equity interests in certain U.S. and non-U.S. subsidiaries, cash distributions made by Equistar, certain assets of Millennium and certain of its U.S. subsidiaries and guarantees by Millennium and certain U.S. subsidiaries.

The obligations under the Australian term loan and revolving credit facility, subject to permitted liens, are secured by Millennium’s equity interests in certain non-U.S. subsidiaries, substantially all of the assets of those subsidiaries, including cash and proceeds therefrom, and guarantees by Millennium and certain of its subsidiaries.

In addition to letters of credit outstanding under the U.S. revolving credit facility, Millennium had other outstanding letters of credit and bank guarantees under other arrangements of $4 million at December 31, 2005.

In May 2005, Millennium obtained an amendment to its previous $150 million credit facility to allow for the unrestricted repurchase of indebtedness in the form of bonds, debentures, notes or similar instruments. On February 2, 2005, as a result of certain adjustments and charges related to the February 2005 restatement of Millennium’s financial statements, Millennium entered into an amendment and waiver to its previous $150 million credit facility, which amended the credit facility definition of EBITDA and waived any and all defaults or events of default that may have occurred on or prior to the amendment and waiver.

Millennium’s facilities and its indentures contain covenants that, subject to exceptions, restrict, among other things, distributions, debt incurrence, lien incurrence, investments, sale and leaseback transactions, certain other payments, sales of assets, affiliate transactions, mergers, domestic accounts receivable securitization transactions, restrictive agreements and issuances of redeemable stock and preferred stock. Pursuant to these provisions, Millennium is prohibited from making restricted payments, including paying certain dividends. Other than the U.K. facility, Millennium’s facilities also contain covenants that require the maintenance of specified financial ratios: (1) the Leverage Ratio, as defined, is required to be less than 4.50 to 1 and (2) the Interest Coverage Ratio, as defined, for any period of four consecutive fiscal quarters is required to be equal to or greater than (a) 1.75 to 1 for any such period ending before September 30, 2006, and (b) 2.25 to 1 for any such period ending on or after September 30, 2006. Millennium’s U.K. facility does not require the maintenance of specified financial ratios as long as certain conditions are met.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

15. Long-Term Debt—(Continued)

In 2005, Millennium purchased $281 million principal amount of its 7% Senior Notes due 2006 pursuant to a cash tender offer at 102.622 percent of par. During 2005, Millennium also purchased an additional $61 million of the 7% Senior Notes due 2006, $13 million of the 9.25% Senior Notes due 2008 and $1 million of the 7.625% Senior Debentures due 2026.

Pursuant to the indenture governing the 9.25% Senior Notes, Millennium was required to purchase $4 million principal amount of its 9.25% Senior Notes and pay a 1% premium as a result of Lyondell’s acquisition of Millennium on November 30, 2004.

Millennium has outstanding $150 million aggregate principal amount of 4% Convertible Senior Debentures, which are due in 2023, unless earlier redeemed, converted or repurchased. On October 1, 2004, based on a quarterly test related to the price of the common stock, the 4% Convertible Senior Debentures became convertible into shares of Millennium’s common stock. As a result of Lyondell’s acquisition of Millennium, Millennium and Lyondell executed a supplemental indenture providing that the holders of the 4% Convertible Senior Debentures may convert their debentures into shares of Lyondell’s common stock (or, at Lyondell’s discretion, equivalent cash or a combination thereof). Based on the results of the quarterly test, the conversion price as of December 31, 2005, subject to adjustment upon certain events, was $13.89 per share, which is equivalent to a conversion rate of 72.0183 Lyondell shares per one thousand dollar principal amount of the Debentures. As of December 31, 2005, none of the Debentures had been converted into shares of Lyondell common stock.

The Debentures are redeemable at Millennium’s option beginning November 15, 2010 at a redemption price equal to 100% of their principal amount. On November 15 in each of 2010, 2013 and 2018, holders of the Debentures will have the right to require Millennium to repurchase all or some of the Debentures they own at a purchase price equal to 100% of their principal amount. Millennium may choose to pay the purchase price in cash or shares of Lyondell’s common stock or any combination thereof. In the event of a conversion request as a result of the long-term credit rating assigned to the Debentures being either Caa1 or lower, in the case of Moody’s Investors Service (“Moody’s”), or B- or lower in the case of Standard & Poor’s (“S&P”) rating service, or if both rating agencies discontinue, withdraw or suspend their ratings, after June 18, 2006, Millennium can deliver cash, or a combination of cash and shares of Lyondell common stock, in lieu of shares of Lyondell common stock. The Debentures are currently rated B1 by Moody’s and B+ by S&P. Holders of the Debentures also have the right to require Millennium to repurchase all or some of the Debentures at a cash purchase price equal to 100% of their principal amount, upon the occurrence of certain events constituting a Fundamental Change, as defined in the indenture. Lyondell’s acquisition of Millennium was not considered a Fundamental Change.

Millennium’s revolving credit facility is guaranteed by Millennium and Millennium America Inc. (“Millennium America”), a subsidiary of Millennium; Millennium’s 7% Senior Notes, 7.625% Senior Debentures and 9.25% Senior Notes were issued by Millennium America and are fully and unconditionally guaranteed by Millennium; and Millennium’s 4% Convertible Senior Debentures were issued by Millennium and are guaranteed fully and unconditionally by Millennium America.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

16. Lease Commitments

Lyondell leases various facilities and equipment under noncancelable operating lease arrangements for varying periods. Operating leases include leases of railcars used in the distribution of products in Lyondell’s business. As of December 31, 2005, future minimum lease payments for the next five years and thereafter, relating to all noncancelable operating leases with terms in excess of one year were as follows:

Millions of dollars
2006	$180
2007	154
2008	128
2009	117
2010	107
Thereafter	521

Total minimum lease payments	$1,207

Net rental expense for 2005, 2004 and 2003 was $196 million, $77 million and $68 million, respectively. The increase in net rental expenses in 2005 was primarily due to the inclusion of Millennium’s and Equistar’s rental expenses for the full year (see Note 5).

17. Financial Instruments and Derivatives

Lyondell is exposed to market risks, such as changes in commodity pricing, currency exchange rates and interest rates. To manage the volatility related to these exposures, Lyondell selectively enters into derivative transactions pursuant to Lyondell’s policies. Designation of the derivatives as fair-value or cash-flow hedges is performed on a specific exposure basis. Hedge accounting may not be elected with respect to certain short-term exposures. The changes in fair value of these hedging instruments are offset in part or in whole by corresponding changes in the fair value or cash flows of the underlying exposures being hedged. Lyondell does not hold or issue derivative financial instruments for speculative or trading purposes.

Commodity Price Risk Management—Lyondell is exposed to commodity price volatility related to anticipated purchases of natural gas and certain other commodities, and to product sales. Lyondell selectively uses commodity swap, option, and futures contracts with various terms to manage the volatility related to purchases of natural gas and raw materials, as well as product sales. Cash-flow hedge accounting is normally elected for these derivative transactions; however, in some cases, when the duration of a derivative is short, hedge accounting is not elected. When hedge accounting is not elected, the gains and losses on these instruments are recorded in earnings. When hedge accounting is elected, gains and losses on these instruments are deferred in accumulated other comprehensive income (“AOCI”) until the underlying transaction is recognized in earnings. Net losses of $5 million and $1 million were included in earnings in 2005 and 2004, respectively, and a net gain of $2 million was included in earnings in 2003. As of December 31, 2005, the notional amount of outstanding commodity derivative instruments was less than $1 million and there were no amounts outstanding at December 31, 2004. There were no deferred amounts in AOCI at December 31, 2005 or 2004.

Foreign Currency Exposure Management—Lyondell manufactures and markets its products in a number of countries throughout the world and, as a result, is exposed to changes in foreign currency exchange rates. Costs in some countries are incurred, in part, in currencies other than the applicable functional currency. Lyondell selectively utilizes forward, swap and option derivative contracts with terms normally lasting less than three months to protect against the adverse effect that currency exchange rate fluctuations may have on foreign currency denominated trade receivables and trade payables. These derivatives generally are not designated as

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

17. Financial Instruments and Derivatives—(Continued)

hedges for accounting purposes. At December 31, 2004, foreign currency forward, swap or option contracts in the notional amount of $104 million were outstanding. There were no outstanding foreign currency forward, swap or option contracts at December 31, 2005.

In addition, Lyondell selectively utilizes forward and swap contracts that qualify as cash-flow hedges. These are intended to offset the effect of exchange rate fluctuations on forecasted or committed sales and purchases. Gains and losses on these instruments are deferred in AOCI until the underlying transaction is recognized in earnings. The gains or losses are reported either in sales and other operating revenues or cost of sales to match the underlying transaction being hedged. There were no amounts related to foreign exchange cash-flow hedges deferred in AOCI at December 31, 2005 and 2004.

As a result of foreign currency transactions, Lyondell had net losses of $7 million and $5 million, respectively, in 2005 and 2004, and a gain of $8 million in 2003, net of gains or losses on related hedge transactions, which were not significant.

Interest Rate Risk Management—Lyondell selectively uses derivative instruments to manage the ratio of fixed-to variable-rate debt at Millennium. At December 31, 2005, there were outstanding interest rate swap agreements in the notional amount of $175 million, which were designated as fair-value hedges of underlying fixed-rate obligations. The fair value of these interest rate swap agreements was an obligation of $4 million and $1 million at December 31, 2005 and 2004, respectively, resulting in a decrease in the carrying value of long-term debt and the recognition of a corresponding liability. The net gains and losses resulting from adjustment of both the interest rate swaps and the hedged portion of the underlying debt to fair value are recorded in interest expense.

The carrying value and the estimated fair value of Lyondell’s non-current, non-derivative financial instruments as of December 31, 2005 and 2004 are shown in the table below:

	2005		2004
Millions of dollars	Carrying Value	Fair Value	Carrying Value	Fair Value
Long-term debt, including current maturities	$6,436	$6,584	$7,863	$8,482

Long-term debt, including amounts due within one year, was valued based upon the borrowing rates currently available to Lyondell for debt with terms and average maturities similar to Lyondell’s debt portfolio except that, for the 4% Convertible Senior Debentures, quoted market values were used. The fair value of all nonderivative financial instruments included in current assets and current liabilities, including cash and cash equivalents, accounts receivable, accounts payable and notes payable, approximated their carrying value due to their short maturity.

18. Pension and Other Postretirement Benefits

Lyondell has defined benefit pension plans which cover employees in the United States and a number of other countries. Retirement benefits are generally based on years of service and the employee’s highest compensation for any consecutive 36-month period during the last 120 months of service or other compensation measures as defined under the respective plan provisions. Lyondell funds the plans through contributions to pension trust funds, generally subject to minimum funding requirements as provided by applicable law. Lyondell also has unfunded supplemental nonqualified retirement plans, which provide pension benefits for certain employees in excess of the U.S. tax-qualified plans’ limits. In addition, Lyondell sponsors unfunded postretirement benefit plans other than pensions for U.S. employees, which provide medical and life insurance benefits. The postretirement medical plans are contributory, while the life insurance plans are generally noncontributory. The life insurance benefits under certain plans are provided to employees who retired before July 1, 2002.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

18. Pension and Other Postretirement Benefits—(Continued)

The following table provides a reconciliation of benefit obligations, plan assets and the funded status of Lyondell’s U.S. and non-U.S. pension plans, including the pension plans of Millennium and Equistar as a result of Lyondell’s acquisition of Millennium and resulting consolidation of Equistar (see Note 5):

	2005		2004
Millions of dollars	U.S.	Non-U.S.	U.S.	Non-U.S.
Change in benefit obligation:
Benefit obligation, January 1	$1,545	$452	$505	$189
Acquisition of Millennium and consolidation of Equistar	—	—	984	211
Service cost	46	17	17	10
Interest cost	85	21	35	10
Actuarial (gain) loss	48	(3)	34	12
Benefits paid	(118)	(14)	(30)	(5)
Foreign exchange effects	—	7	—	22
Other	—	—	—	3

Benefit obligation, December 31	1,606	480	1,545	452

Change in plan assets:
Fair value of plan assets, January 1	998	315	216	140
Acquisition of Millennium and consolidation of Equistar	—	—	738	128
Actual return on plan assets	71	50	47	18
Company contributions	104	27	27	16
Benefits paid	(118)	(14)	(30)	(5)
Foreign exchange effects	—	(33)	—	16
Other	—	(1)	—	2

Fair value of plan assets, December 31	1,055	344	998	315

Funded status	(551)	(136)	(547)	(137)
Unrecognized actuarial and investment loss	307	78	275	69
Unrecognized prior service cost (benefit)	(10)	1	(11)	1
Unrecognized transition obligation	—	2	—	4

Net amount recognized	$(254)	$(55)	$(283)	$(63)

Amounts recognized in the Consolidated Balance Sheets consist of:
Prepaid benefit cost	$28	$19	$26	$14
Accrued benefit liability	(463)	(86)	(487)	(93)
Accumulated other comprehensive loss—pretax	181	12	178	16

Net amount recognized	$(254)	$(55)	$(283)	$(63)

Additional Information:
Accumulated benefit obligation for defined benefit plans, December 31	$1,386	$377	$1,344	$363
Increase (decrease) in minimum liability included in other comprehensive loss	3	(4)	8	2

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

18. Pension and Other Postretirement Benefits—(Continued)

The following table provides a reconciliation of benefit obligations, plan assets and the funded status of Lyondell’s other postretirement benefit plans:

Millions of dollars	2005	2004
Change in benefit obligation:
Benefit obligation, January 1	$239	$94
Acquisition of Millennium and consolidation of Equistar	—	169
Service cost	5	2
Interest cost	13	7
Plan amendments	(19)	—
Actuarial (gain) loss	4	(28)
Benefits paid	(13)	(5)

Benefit obligation, December 31	229	239

Funded status	(229)	(239)
Unrecognized actuarial (gain) loss	3	(1)
Unrecognized prior service benefit	(25)	(6)

Accrued benefit liability	$(251)	$(246)

The 2005 decrease in the benefit obligation and increase in unrecognized prior service benefit reflect the amendment of the Lyondell and Equistar postretirement medical plans, effective January 1, 2006, that reduced retiree medical benefits.

The accrued benefit liability for pension and other postretirement benefits is included in “Other liabilities” in the Consolidated Balance Sheets.

Pension plans with projected benefit obligations in excess of the fair value of assets are summarized as follows at December 31:

	2005		2004
Millions of dollars	U.S.	Non-U.S.	U.S.	Non-U.S.
Projected benefit obligations	$1,571	$449	$1,525	$418
Fair value of assets	997	308	974	279

Pension plans with accumulated benefit obligations in excess of the fair value of assets are summarized as follows at December 31:

	2005		2004
Millions of dollars	U.S.	Non-U.S.	U.S.	Non-U.S.
Accumulated benefit obligations	$1,351	$188	$1,324	$181
Fair value of assets	997	136	974	126

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

18. Pension and Other Postretirement Benefits—(Continued)

Net periodic pension costs included the following components for the year ended December 31:

	2005		2004		2003
Millions of dollars	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Service cost	$46	$17	$17	$10	$13	$6
Interest cost	85	21	35	10	30	8
Actual gain on plan assets	(71)	(50)	(47)	(18)	(42)	(10)
Less-unrecognized gain (loss)	(6)	31	25	4	26	7

Recognized gain on plan assets	(77)	(19)	(22)	(14)	(16)	(3)
Prior service cost amortization	(2)	—	(2)	—	(2)	—
Actuarial and investment loss amortization	23	4	20	8	23	—

Net periodic benefit cost	$75	$23	$48	$14	$48	$11

Net periodic other postretirement benefit costs included the following components for the year ended December 31:

Millions of dollars	2005	2004	2003
Service cost	$5	$2	$2
Interest cost	13	7	6
Prior service cost amortization	—	(1)	(1)

Net periodic benefit cost	$18	$8	$7

The above net periodic pension and other postretirement benefit costs include Millennium and Equistar prospectively from December 1, 2004.

The assumptions used in determining the net benefit liabilities for Lyondell’s pension and other postretirement benefit plans were as follows at December 31:

	2005		2004
	U.S.	Non-U.S.	U.S.	Non-U.S.
Weighted-average assumptions as of December 31:
Discount rate	5.50%	4.59%	5.75%	5.09%
Rate of compensation increase	4.50%	4.28%	4.50%	4.33%

The assumptions used in determining net benefit costs for Lyondell’s pension and other postretirement benefit plans were as follows for the year ended December 31:

	2005		2004		2003
	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Weighted-average assumptions for the year:
Discount rate	5.75%	5.09%	6.25%	5.15%	6.50%	5.40%
Expected return on plan assets	8.00%	6.43%	8.00%	6.28%	8.00%	6.27%
Rate of compensation increase	4.50%	4.33%	4.50%	4.45%	4.50%	4.45%

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

18. Pension and Other Postretirement Benefits—(Continued)

The assumed annual rate of increase in the per capita cost of covered health care benefits as of December 31, 2005 was 10% for 2006 through 2007, decreasing 1% per year to 5% in 2011 and thereafter. At December 31, 2004, similar cost escalation assumptions were used. The health care cost trend rate assumption does not have a significant effect on the amounts reported due to limits on Lyondell’s maximum contribution level to the medical plan. To illustrate, increasing or decreasing the assumed health care cost trend rates by one percentage point in each year would change the accumulated other postretirement benefit liability as of December 31, 2005 by less than $1 million and would not have a material effect on the aggregate service and interest cost components of the net periodic other postretirement benefit cost for the year then ended.

The Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) was enacted in December 2003. The effect of the Act was not significant to Lyondell’s consolidated financial statements and was recognized in the December 31, 2004 accumulated other postretirement benefit obligation. The effect of the subsidy on the measurement of net periodic benefit cost for 2005 was not significant.

Management’s goal is to manage pension investments over the long term to achieve optimal returns with an acceptable level of risk and volatility. Targeted asset allocations of 55% U.S. equity securities, 15% non-U.S. equity securities, and 30% fixed income securities were adopted in 2003 for the plans based on recommendations by Lyondell’s independent pension investment advisor. Investment policies prohibit investments in securities issued by Lyondell or investment in speculative derivative instruments. The investments are marketable securities that provide sufficient liquidity to meet expected benefit obligation payments.

Lyondell’s expected long-term rate of return on plan assets of 8% is based on the average level of earnings that its independent pension investment advisor has advised could be expected to be earned over time, using the expected returns based on an asset allocation of 55% U.S. equity securities, 15% non-U.S. equity securities and 30% fixed income securities recommended by the advisor, and adopted for the plans.

Lyondell’s pension plan weighted-average asset allocations by asset category for its pension plans generally are as follows at December 31:

Asset Category:	2005 Policy	2005	2004
U.S. equity securities	55%	54%	57%
Non-U.S. equity securities	15%	16%	15%
Fixed income securities	30%	30%	28%

Total	100%	100%	100%

Lyondell expects to contribute approximately $78 million to its pension plans in 2006.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

18. Pension and Other Postretirement Benefits—(Continued)

As of December 31, 2005, future expected benefit payments, which reflect expected future service, as appropriate, were as follows:

Millions of dollars	Pension Benefits	Other Benefits
2006	$113	$15
2007	118	16
2008	123	17
2009	124	17
2010	129	17
2011 through 2015	689	90

Lyondell also maintains voluntary defined contribution savings plans for eligible employees. Contributions to the plans by Lyondell were $26 million in 2005, $11 million in 2004 and $10 million in 2003. Millennium’s and Equistar’s plans are included prospectively from December 1, 2004.

19. Income Taxes

The significant components of the provision for income taxes were as follows for the years ended December 31:

Millions of dollars	2005	2004	2003
Current:
Federal	$32	$(4)	$—
Non-U.S.	50	4	—
State	(5)	4	(7)

Total current	77	4	(7)

Deferred:
Federal	138	56	(159)
Non-U.S.	21	(31)	(18)
State	(17)	(6)	5

Total deferred	142	19	(172)

Provision for (benefit from) income taxes before tax effects of other comprehensive income	219	23	(179)
Tax effects of elements of other comprehensive income:
Cumulative translation adjustment	(17)	36	13
Minimum pension liability	—	—	13
Other	—	—	1

Total income tax expense (benefit) in comprehensive income	$202	$59	$(152)

Lyondell’s provisions for income tax expense for the years ended December 31, 2005 and 2004 are expected to be substantially offset for U.S. tax return purposes by the utilization of net operating loss carryforwards. The current U.S. tax provision represents the portion of the Alternative Minimum Tax liability that cannot be offset by net operating loss carryforwards plus the required tax payable with respect to the repatriation of funds under the American Jobs Creation Act of 2004 as discussed below.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

19. Income Taxes—(Continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as the net tax effects of operating loss carryforwards. Significant components of Lyondell’s deferred tax liabilities and assets were as follows as of December 31:

Millions of dollars	2005	2004
Deferred tax liabilities:
Accelerated tax depreciation	$1,653	$1,863
Investments in joint venture partnerships	500	456
Accrual for potential income tax assessments	78	94
Goodwill and other intangible assets	59	54
Other	(13)	92

Total deferred tax liabilities	2,277	2,559

Deferred tax assets:
Net operating loss carryforwards	307	636
Employee benefit plans	361	383
AMT credits	145	119
Fair value of debt acquired	71	86
Federal benefit attributable to deferred taxes	55	61
Deferred charges and revenues	33	59
Environmental remediation liabilities	78	34
Other	133	137

Total deferred tax assets	1,183	1,515
Deferred tax asset valuation allowances	(171)	(157)

Net deferred tax assets	1,012	1,358

Net deferred tax liabilities	1,265	1,201
Add current portion of deferred tax assets	198	276

Long-term deferred income taxes	$1,463	$1,477

As of December 31, 2005, Lyondell has U.S. federal, state and non-U.S. tax loss carryforwards, the tax benefit of which is $307 million at the current statutory rates. The amount of U.S. federal tax net operating loss carryforward benefits available at December 31, 2005 was $137 million. These federal tax net operating loss carryforwards begin expiring in 2023 and are not subject to limitation. Lyondell has other net operating loss carryforwards in various jurisdictions. These losses generally have long or indefinite expiration periods. The deferred tax benefit related to these loss carryforwards of $170 million as of December 31, 2005 was reduced by a valuation allowance of $123 million related to certain French tax loss carryforwards, which management believes are more likely than not to expire unutilized. The deferred tax asset valuation allowance at December 31, 2003 was $44 million and increased $93 million as a result of the acquisition of Millennium on November 30, 2004. Provisions of $33 million in 2005 and $12 million in 2004 increased the allowance, primarily for net operating loss carryforwards. Other changes in the valuation allowance reflected the effects of foreign currency translation. The federal AMT credits of $145 million have no expiration date.

Management believes that it is more likely than not that the $1,012 million of deferred tax assets, including the value of tax loss carryforwards in excess of the valuation allowances at December 31, 2005, will be realized. This conclusion is supported in part by the significant excess of total deferred tax liabilities over net deferred tax

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

19. Income Taxes—(Continued)

assets. These deferred tax liabilities, primarily related to depreciation, will reverse over the next 15 to 20 years. In addition, as discussed above, certain carryforwards either have no expiration dates or have long carryforward periods prior to their expiration.

Certain income tax returns of Lyondell’s U.S. and non-U.S. subsidiaries are currently under examination by the Internal Revenue Service (“IRS”), Revenue and Customs (formerly Inland Revenue) of the U.K. and various other non-U.S. and state tax authorities. In many cases, these audits may result in proposed assessments by the tax authorities. Lyondell believes that its tax positions comply with applicable tax law and intends to defend its positions through appropriate administrative and judicial processes. Accrued liabilities for the resolution of probable tax assessments that are expected to result in the reduction of tax attributes recognized in deferred tax assets, rather than cash payments to the taxing authorities, are included as a component of deferred tax liabilities. Other accrued liabilities for the resolution of probable tax assessments that are expected to result in cash payments in future years are included in “Other liabilities.” Lyondell believes it has adequately provided for any probable outcomes related to these matters.

The American Jobs Creation Act of 2004 (the “Act”) provides a tax deduction for qualified production activities. During 2005, Lyondell had significant federal tax loss carryforwards and, as a result, did not benefit from these provisions. Lyondell is currently evaluating the application of these provisions to its production activities and those of its joint ventures. It is anticipated that the tax deduction for qualified production activities under the Act will provide a benefit to Lyondell during 2006, although the level of the potential benefit has not yet been determined.

The Act also provides tax benefits with respect to the repatriation of foreign earnings. The benefit can result in a significant reduction in the effective tax rate certain foreign earnings repatriated during a one year period. Accordingly, during 2005, Lyondell repatriated certain non-U.S. earnings that had previously been identified as likely to be repatriated as well as additional earnings previously expected to be indefinitely invested.

In connection with the acquisition of Millennium on November 30, 2004, Lyondell recorded a net deferred tax liability of $11 million with respect to the expected 2005 repatriation of $161 million of non-U.S. preacquisition earnings during 2005, which were expected to qualify under the Act. During 2005, $297 million, including non-U.S. Millennium earnings and returns of investment, was repatriated, resulting in an additional tax provision of $3 million.

Lyondell has determined that the undistributed earnings of foreign subsidiaries, exclusive of those earnings that were repatriated under the Act in 2005, will be permanently reinvested. None of the undistributed earnings of foreign subsidiaries, which aggregated $127 million at December 31, 2005, would represent U.S. taxable earnings if repatriated.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

19. Income Taxes—(Continued)

The domestic and non-U.S. components of income (loss) before income taxes and a reconciliation of the income tax provision (benefit) to theoretical income tax computed by applying the U.S. federal statutory tax rate are as follows:

Millions of dollars	2005	2004	2003
Income (loss) before income taxes:
Domestic	$615	$80	$(460)
Non-U.S.	135	(3)	(21)

Total	$750	$77	$(481)

Theoretical income tax at U.S. statutory rate	$263	$27	$(168)
Increase (reduction) resulting from:
Purchased in-process R&D	—	23	—
Decrease in statutory non-U.S. tax rates	(5)	(23)	—
Other effects of non-U.S. operations	26	(3)	(5)
Changes in estimates for prior year items	(61)	—	(5)
Non-U.S. valuation allowances	16	2	—
State income taxes, net of federal	(14)	(4)	(1)
Other, net	(6)	1	—

Income tax provision (benefit)	$219	$23	$(179)

Effective income tax rate	29.2%	29.9%	(37.2)%

During 2005, Lyondell recognized a tax benefit of $61 million related to the reversal of accrued tax liabilities reflecting the resolution of tax years 2000 and 2001. The 2005 provision for state income taxes also included a benefit of $16 million related to the restructuring of various subsidiaries and changes in certain state tax legislation. Also during 2005, Lyondell recorded net interest expense related to various income tax exposures of $9 million, which has been included in interest expense.

20. Commitments and Contingencies

Commitments—Lyondell has various purchase commitments for materials, supplies and services incident to the ordinary conduct of business, generally for quantities required for its businesses and at prevailing market prices. Lyondell is also a party to various obligations to purchase products and services, principally for utilities and industrial gases and ore that is used in the production of TiO2. These commitments are designed to assure sources of supply and are not expected to be in excess of normal requirements. Also included in purchase obligations is a commitment to reimburse Rhodia for the costs of operating the TDI facility at Pont de Claix, France, through March 2016. The Rhodia obligations, denominated in euros, include fixed and variable components. The actual future obligation will vary with fluctuations in foreign currency exchange rates, market prices of raw materials and other variable cost components such as utility costs. Approximately 11% to 15% of the annual payments shown in the table below are subject to such variability.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

20. Commitments and Contingencies—(Continued)

At December 31, 2005, estimated future minimum payments under these contracts with noncancelable contract terms in excess of one year were as follows:

Millions of dollars
2006	$1,128
2007	950
2008	829
2009	776
2010	751
Thereafter through 2023	5,555

Total minimum contract payments	$9,989

Lyondell’s total purchases under these agreements were $1,644 million, $615 million and $404 million in 2005, 2004 and 2003, respectively. The increase in 2005 compared to 2004 primarily reflects the effect of inclusion of Equistar’s and Millennium’s purchases under such contracts in 2005. The increase in 2004 compared to 2003 reflects the effect of higher natural gas costs in 2004, the strengthening of the euro compared to the U.S. dollar in 2004 and, to a lesser extent, inclusion of Equistar’s and Millennium’s purchases under such contracts in December 2004.

Crude Supply Agreement—Under the CSA with PDVSA Oil, generally, PDVSA Oil is required to sell and LCR is required to purchase 230,000 barrels per day of heavy, high sulfur crude oil, which constitutes approximately 86% of LCR’s refining capacity of 268,000 barrels per day of crude oil. From 1998 through 2002, PDVSA Oil, from time to time, declared itself in a force majeure situation and subsequently reduced deliveries of crude oil. Such reductions in deliveries were purportedly based on announced OPEC production cuts. At such times, PDVSA Oil informed LCR that the Venezuelan government, through the Ministry of Energy and Mines, had instructed that production of certain grades of crude oil be reduced. In certain circumstances, PDVSA Oil made payments to LCR under a different provision of the CSA in partial compensation for such reductions. More recently, LCR has been receiving crude oil under the CSA at or above contract volumes.

LCR has consistently contested the validity of the reductions in deliveries by PDVSA Oil and Petróleos de Venezuela, S.A. (“PDVSA”) under the CSA. The parties have different interpretations of the provisions of the contracts concerning the delivery of crude oil. The contracts do not contain dispute resolution procedures, and the parties have been unable to resolve their commercial dispute. As a result, in February 2002, LCR filed a lawsuit against PDVSA and PDVSA Oil in connection with the force majeure declarations, which LCR is continuing to litigate. PDVSA filed a subsequent lawsuit against LCR in October 2005 in the same court, related to this action, which alleges breach of the CSA. LCR believes it has valid defenses to such claim and is vigorously defending this lawsuit. LCR does not expect the resolution of the October 2005 lawsuit to result in any material adverse effect on financial position, liquidity or results of operations.

From time to time, Lyondell and PDVSA have had discussions covering both a restructuring of the CSA and a broader restructuring of the LCR partnership. Lyondell is unable to predict whether changes in either arrangement will occur. Subject to rights of first offer and first refusal, the partners each have a right to transfer their interests in LCR to unaffiliated third parties in certain circumstances. If neither CITGO, PDVSA Oil nor their affiliates were a partner in LCR, PDVSA Oil would have an option to terminate the CSA. Depending on then-current market conditions, any modification, breach or termination of the CSA, or any interruption in this source of crude oil, would require LCR to purchase all or a portion of its crude oil in the merchant market, could subject LCR to significant volatility and price fluctuations and could adversely affect LCR and, therefore, Lyondell.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

20. Commitments and Contingencies—(Continued)

Leased Facility—Lyondell has an ethylene facility in Lake Charles, Louisiana, which has been idled since the first quarter of 2001, pending sustained improvement in market conditions. The facility and land, which are included in property, plant and equipment at a net book value of $137 million, are leased from Occidental. In May 2003, Equistar and Occidental entered into a new one-year lease, which had renewal provisions for two additional one-year periods at either party’s option. Equistar exercised the second one-year renewal option that expires in May 2006. If the Lake Charles lease terminates, Occidental will either (1) allow Lyondell to acquire, operate or receive the benefit of operating the Lake Charles facility, (2) pay Lyondell $75 million in cash or (3) transfer or pay to Lyondell 5.4 million shares of Lyondell common stock or the sale proceeds from 5.4 million shares of Lyondell common stock, or a combination of both, if the value is greater than $75 million. The parties are investigating alternatives related to the facility and land.

Asset Retirement Obligation—Certain manufacturing facilities are held under land lease arrangements that require the lessee to return the land to substantially the same condition as at the inception of the lease. Generally, these leases would terminate if Lyondell discontinued use of the land. It is not possible at this time to estimate the costs that could be incurred upon termination of these leases, nor to reasonably estimate the likely timing of such costs.

Environmental Remediation—Lyondell’s accrued liability for future environmental remediation costs at current and former plant sites and other remediation sites totaled $194 million and $147 million as of December 31, 2005 and 2004, respectively. The remediation expenditures are expected to occur over a number of years, and not to be concentrated in any single year. In the opinion of management, there is no material estimable range of reasonably possible loss in excess of the liabilities recorded for environmental remediation. However, it is possible that new information about the sites for which the accrual has been established, new technology or future developments such as involvement in investigations by regulatory agencies, could require Lyondell to reassess its potential exposure related to environmental matters.

The following table summarizes the activity in Lyondell’s accrued environmental liability for the years ended December 31, 2005 and 2004:

Millions of dollars	2005	2004
Balance at January 1	$147	$16
Additional accruals	10	12
Amounts paid	(11)	(4)
Acquisition of Millennium and consolidation of Equistar, including subsequent adjustments	53	123
Other	(5)	—

Balance at December 31	$194	$147

The liabilities for individual sites range from less than $1 million to $103 million. The $103 million liability relates to the Kalamazoo River Superfund Site.

A Millennium subsidiary has been identified as a Potential Responsible Party (“PRP”) with respect to the Kalamazoo River Superfund Site. The site involves cleanup of river sediments and floodplain soils contaminated with polychlorinated biphenyls, cleanup of former paper mill operations, and cleanup and closure of landfills associated with the former paper mill operations. In 2000, the Kalamazoo River Study Group (the “KRSG”), of which the Millennium subsidiary and other PRPs are members, submitted to the State of Michigan a Draft Remedial Investigation and Draft Feasibility Study, which evaluated a number of remedial options for the river. The estimated costs for these remedial options ranged from $0 to $2.5 billion.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

20. Commitments and Contingencies—(Continued)

At the end of 2001, the U.S. Environmental Protection Agency (“EPA”) took lead responsibility for the river portion of the site at the request of the State of Michigan. In 2004, the EPA initiated a confidential process to facilitate discussions among the agency, the Millennium subsidiary, other PRPs, the Michigan Departments of Environmental Quality and Natural Resources, and certain federal natural resource trustees about the need for additional investigation activities and different possible approaches for addressing the contamination in and along the Kalamazoo River. These discussions are continuing.

As of December 31, 2005, the probable future remediation spending associated with the river cannot be determined with certainty. Although the KRSG study identified a broad range of remedial options, not all of those options would represent reasonably possible outcomes. Management does not believe that it can identify a single remedy among those options that would represent the highest-cost reasonably possible outcome. However, Lyondell recognized a liability of $40 million at December 31, 2004, representing Millennium’s interim allocation of 55% of the $73 million total of estimated cost of bank stabilization, recommended as the preferred remedy in 2000 by the KRSG study, and of certain other costs. During 2005, this liability was increased by $19 million to reflect new information obtained during the period about expected costs of regulatory oversight, modeling, and other associated remediation costs. At December 31, 2005, the balance of this liability, net of related spending, was $57 million.

In addition, Lyondell recognized a liability of $38 million as of December 31, 2004, primarily related to Millennium’s estimated share of remediation costs for two former paper mill sites and associated landfills, which are also part of the Kalamazoo River Superfund Site. The liability was increased in 2005 by $9 million to reflect new information obtained during the period regarding the probable costs associated with the remediation activity. These increases also represent adjustments to Lyondell’s estimate of the liabilities in its accounting for the acquisition of Millennium. At December 31, 2005, the balance of the liability, net of related spending, was $46 million. Although no final agreement has been reached as to the ultimate remedy for these locations, Millennium has begun remediation activity related to these sites.

Millennium’s ultimate liability for the Kalamazoo River Superfund Site will depend on many factors that have not yet been determined, including the ultimate remedy selected, the determination of natural resource damages, the number and financial viability of the other PRPs, and the determination of the final allocation among the PRPs.

Also, based on additional information obtained during 2005, regarding Millennium remediation liabilities related to Millennium sites other than the Kalamazoo River Superfund Site, Lyondell increased the estimated remediation liabilities for those sites by $30 million. The balance of these liabilities at December 31, 2005 was $65 million.

The increases in Millennium environmental liabilities, including those related to the Kalamazoo River Superfund Site, increased the balance of goodwill related to Lyondell’s acquisition of Millennium on November 30, 2004. Any increase in the estimates of Millennium’s liabilities for environmental remediation as of November 30, 2004 that would result from information obtained subsequent to the fourth quarter of 2005 would not result in adjustment of the accounting for Lyondell’s acquisition of Millennium and, therefore, would be included in Lyondell’s results of operations (see Notes 5 and 12).

Lyondell currently estimates that environmentally related capital expenditures at its facilities, including Equistar and Millennium facilities, will be approximately $85 million for 2006 and $43 million for 2007, including estimated expenditures related to air emission reductions and wastewater management. Capital spending to

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

20. Commitments and Contingencies—(Continued)

comply with environmental regulations at LCR’s facilities (on a 100% basis) is estimated to be approximately $127 million in 2006 and $38 million in 2007.

MTBE—In the U.S., the Clean Air Act Amendments of 1990 set minimum levels for oxygenates, such as MTBE, used in gasoline sold as reformulated fuel in areas not meeting specified air quality standards. However, the presence of MTBE in some water supplies in California and other states due to gasoline leaking from underground storage tanks and in surface water from recreational water craft led to public concern about the use of MTBE and resulted in the U.S. federal Energy Policy Act of 2005 and U.S. state governmental initiatives to reduce the use of MTBE.

The federal Energy Policy Act of 2005, which was enacted in the U.S. in August 2005, does not phase-down or ban the use of MTBE. However, the Act eliminates the oxygen standard for reformulated fuels, effective May 6, 2006, and also contains a renewable fuel standard that mandates the use of ethanol in gasoline. As a result of the elimination of the oxygen standard for reformulated fuels, companies may choose to no longer use MTBE or any other oxygenate. Various U.S. states have banned or are considering banning the use of MTBE. For example, California, Connecticut and New York banned MTBE, effective January 2004, and New Jersey banned MTBE, effective January 2009. In addition, beginning in 2003, several major oil companies substantially reduced or discontinued the use of MTBE in gasoline produced for California markets and several refiners have indicated their intent to completely discontinue the use of MTBE in the U.S. In addition to decisions by certain refiners and blenders to discontinue use of MTBE, some common carrier pipelines have announced that they will not carry reformulated gasoline containing MTBE beginning as early as March 2006. It is not clear whether these actions by pipelines are consistent with regulatory requirements and Lyondell is contesting these actions by pipelines.

The combination of these actions is expected to negatively affect U.S. MTBE demand and, therefore, negatively impact Lyondell’s revenues. Lyondell’s North American MTBE business accounted for approximately $1.4 billion of Lyondell’s revenues in 2005. However, at this time, Lyondell cannot predict the full impact that the U.S. federal legislation, state governmental initiatives and bans, and these commercial actions will have on MTBE margins or volumes longer term. Lyondell intends to continue marketing MTBE in the U.S., as well as outside of the U.S. However, should it become necessary or desirable to significantly reduce MTBE production as a result of state bans or commercial decisions by refiners, blenders and pipelines to discontinue use or transportation of MTBE, Lyondell has or will have the flexibility to produce alternative gasoline blending components, such as iso-octane, iso-octene (also known as “di-isobutylene”) or ethyl tertiary butyl ether (“ETBE”). Lyondell is installing equipment at its Channelview, Texas facility that will provide Lyondell with the flexibility to produce either di-isobutylene or MTBE at that facility, and this flexibility will be in place in 2006. The current estimated cost of converting this facility to di-isobutylene production is less than $20 million. In addition, Lyondell’s U.S.-based and European-based MTBE plants can produce ETBE and Lyondell has produced and sold ETBE in Europe to address Europe’s growing demand for biofuels. Conversion and product decisions will be influenced by further regulatory and market developments. The profit contribution related to the non-ether alternative gasoline blending components is likely to be lower than that historically realized on MTBE. In addition, there likely will be higher distribution costs associated with exporting MTBE outside of the U.S., and the increased supply of MTBE may reduce profitability of MTBE in these export markets.

In addition, these actions by pipelines are expected to cause LCR to reduce its production and sales of finished gasoline products, which could negatively impact LCR’s revenues. Although LCR will offset a portion of these reductions by producing and selling the component products, LCR faces constraints in doing so in the near term and the revenues from sales of component products may not always completely offset the lost revenues related to the decreased sales of finished gasoline products.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

20. Commitments and Contingencies—(Continued)

Litigation—On April 8, 2005, Lyondell filed a lawsuit in Pennsylvania against BASF Corporation (“BASF”) seeking declaratory judgment to resolve a commercial dispute regarding the interpretation of various provisions of a propylene oxide sales contract. On April 12, 2005, BASF filed a lawsuit in New Jersey against Lyondell asserting various claims relating to alleged breaches of the same propylene oxide sales contract and seeking damages in excess of $100 million. In September 2005, BASF’s motion to dismiss Lyondell’s declaratory judgment action in Pennsylvania was granted, and Lyondell has decided not to appeal that ruling. The lawsuit that BASF filed in New Jersey is proceeding. The parties have been ordered to mediation by the court. Management believes that it has valid defenses to all claims and is vigorously defending them. Management does not expect the resolution of the claims to result in any material adverse effect on financial position, liquidity or results of operations of Lyondell.

Together with alleged past manufacturers of lead-based paint and lead pigments for use in paint, Millennium has been named as a defendant in various legal proceedings alleging personal injury, property damage, and remediation costs allegedly associated with the use of these products. The majority of these legal proceedings assert unspecified monetary damages in excess of the statutory minimum and, in certain cases, equitable relief such as abatement of lead-based paint in buildings. Legal proceedings relating to lead pigment or paint are in various trial stages and post-dismissal settings, some of which are on appeal.

One legal proceeding relating to lead pigment or paint was tried in 2002. On October 29, 2002, the judge in that case declared a mistrial after the jury declared itself deadlocked. The sole issue before the jury was whether lead pigment in paint in and on Rhode Island buildings constituted a “public nuisance.” The re-trial of this case began on November 1, 2005. On February 22, 2006, a jury returned a verdict in favor of the State of Rhode Island finding that the cumulative presence of lead pigments in paints and coatings on buildings in the state constitutes a public nuisance; that a Millennium subsidiary and other defendants either caused or substantially contributed to the creation of the public nuisance; and that those defendants, including the Millennium subsidiary, should be ordered to abate the public nuisance. On February 28, 2006, the judge held that the state could not proceed with its claim for punitive damages. As a result, the jury was discharged. There will be further proceedings by the judge to determine the scope of any abatement. Millennium is considering its options, including all appropriate appeals.

Millennium’s defense costs to date for lead-based paint and lead pigment litigation largely have been covered by insurance. Millennium has insurance policies that potentially provide approximately $1 billion in indemnity coverage for lead-based paint and lead pigment litigation. Millennium’s ability to collect under the indemnity coverage would depend upon, among other things, the resolution of certain potential coverage defenses that the insurers have asserted or are likely to assert and the solvency of the various insurance carriers that are part of the coverage block at the time of such a request.

While Lyondell believes that Millennium has valid defenses to all the lead-based paint and lead pigment proceedings and is vigorously defending them, litigation is inherently subject to many uncertainties. Any liability that Millennium may ultimately incur, net of any insurance or other recoveries, cannot be estimated at this time.

Indemnification—Lyondell and its joint ventures are parties to various indemnification arrangements, including arrangements entered into in connection with acquisitions, divestitures and the formation of joint ventures. For example, Lyondell entered into indemnification arrangements in connection with the transfer of assets and liabilities from Atlantic Richfield Company to Lyondell prior to Lyondell’s initial public offering, in connection with Lyondell’s acquisition of the outstanding shares of ARCO Chemical Company and in connection with the formation of LCR; Equistar and its owner companies (including Lyondell and Millennium) entered into

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

20. Commitments and Contingencies—(Continued)

indemnification arrangements in connection with the formation of Equistar; and Millennium entered into indemnification arrangements in connection with its demerger from Hanson plc. Pursuant to these arrangements, Lyondell and its joint ventures provide indemnification to and/or receive indemnification from other parties in connection with liabilities that may arise in connection with the transactions and in connection with activities prior to completion of the transactions. These indemnification arrangements typically include provisions pertaining to third party claims relating to environmental and tax matters and various types of litigation. As of December 31, 2005, Lyondell has not accrued any significant amounts for such indemnification obligations, other than amounts under tax sharing agreements that have been reflected in the provision for income taxes, and is not aware of other circumstances that would be likely to lead to significant future indemnification claims against Lyondell. Lyondell cannot determine with certainty the potential amount of future payments under the indemnification arrangements until events arise that would trigger a liability under the arrangements.

Other—Lyondell and its joint ventures are, from time to time, defendants in lawsuits and other commercial disputes, some of which are not covered by insurance. Many of these suits make no specific claim for relief. Although final determination of any liability and resulting financial impact with respect to any such matters cannot be ascertained with any degree of certainty, management does not believe that any ultimate uninsured liability resulting from these matters in which it, its subsidiaries or its joint ventures currently are involved (directly or indirectly) will individually, or in the aggregate, have a material adverse effect on the financial position, liquidity or results of operations of Lyondell.

General—In the opinion of management, the matters discussed in this note are not expected to have a material adverse effect on the financial position or liquidity of Lyondell. However, the adverse resolution in any reporting period of one or more of these matters could have a material impact on Lyondell’s results of operations for that period, which may be mitigated by contribution or indemnification obligations of others, or by any insurance coverage that may be available.

21. Stockholders’ Equity

Preferred Stock—Lyondell has authorized 80 million shares of $.01 par value preferred stock. As of December 31, 2005, none was outstanding.

Common Stock—Pursuant to the acquisition of Millennium after the close of business on November 30, 2004, Lyondell issued 63.1 million shares of common stock to the former Millennium shareholders. Millennium shareholders received 0.95 shares of Lyondell common stock for each share of Millennium common stock. See Note 5 for a discussion of the determination of the fair value of the 63.1 million shares of Lyondell common stock issued.

In October 2003, Lyondell issued 13.8 million shares of common stock, including 2.7 million shares purchased by Occidental Chemical Holding Corporation, a subsidiary of Occidental (“OCHC”), receiving net proceeds of approximately $171 million.

Series B Common Stock, Warrants and Right—On August 22, 2002, Lyondell completed certain transactions with OCHC. As a result of these transactions, OCHC held an equity interest in Lyondell, including:

•	34 million shares of Lyondell Series B common stock. The Series B common stock paid a dividend at the same rate as the common stock but, at Lyondell’s option, the dividend was paid in additional shares of Series B common stock through December 31, 2004;

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

21. Stockholders’ Equity—(Continued)

•	five-year warrants to acquire five million shares of Lyondell common stock at $25 per share; and

•	a now-expired right to receive contingent payments equivalent in value to 7.38% of Equistar’s 2002 and 2003 distributions.

In December 2004, Lyondell elected to convert the 38.6 million shares of outstanding Series B common stock to Lyondell common stock. The conversion did not change the total number of outstanding shares. Dividends on the newly converted shares were paid in cash, beginning in 2005, and no shares of Series B common stock remain outstanding.

As a result of these transactions, OCHC owns a 12% equity interest in Lyondell. In connection with the August 2002 transactions with OCHC, Lyondell agreed to provide registration rights to OCHC and its permitted transferees with respect to shares of Lyondell’s common stock issued to OCHC (1) as a dividend, (2) upon conversion of the Series B common stock (which conversion occurred on December 31, 2004) or (3) upon exercise of the warrants referenced above. The warrants do not have registration rights.

The warrants, which remain outstanding at December 31, 2005, were valued at $1.60 per share, based upon a value estimated using the Black-Scholes option pricing model.

Accumulated Other Comprehensive Income (Loss)—The components of accumulated other comprehensive income (loss) were as follows at December 31:

Millions of dollars	2005	2004
Foreign currency translation	$(1)	$190
Minimum pension liability	(135)	(135)
Other	—	1

Total accumulated other comprehensive income (loss)	$(136)	$56

Rights to Purchase Common Stock—On December 8, 1995, the Board of Directors of Lyondell declared a dividend of one right (“Right”) for each outstanding share of Lyondell’s common stock to stockholders of record on December 20, 1995 pursuant to a Rights Agreement, as amended. The Rights become exercisable upon the earlier of: (i) ten days following a public announcement by another entity that it has acquired beneficial ownership of 15% or more of the outstanding shares of common stock; or (ii) ten business days following the commencement of a tender offer or exchange offer to acquire beneficial ownership of 15% or more of the outstanding shares of common stock, except under certain circumstances. Each right entitles the holder to purchase from the Company one share of common stock at a specified purchase price. The Rights expire at the close of business on December 8, 2015.

In connection with the sale of securities to OCHC described above under “Series B Common Stock, Warrants and Right”, and in connection with Lyondell’s October 2003 common stock offering, Lyondell’s Board of Directors adopted resolutions exempting Occidental from certain definitions used in the agreement pertaining to these Rights. These resolutions authorize Occidental to acquire, without triggering the exercisability of the Rights, beneficial ownership of any securities contemplated by the transaction documents related to the sale of securities described above under “Series B Common Stock, Warrants and Right” and a specified amount of common stock in the October 2003 common stock offering, as long as their aggregate direct and indirect beneficial ownership does not exceed 40% of Lyondell’s issued and outstanding common stock.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

21. Stockholders’ Equity—(Continued)

1999 Incentive Plan—On November 30, 2004, Lyondell shareholders approved the adoption of Lyondell’s Amended and Restated 1999 Incentive Plan (the “Incentive Plan”), which provides for the grant of awards to employees of Lyondell and its subsidiaries. Awards to employees may be in the form of (i) stock options, (ii) stock appreciation rights, payable in cash or common stock, (iii) restricted stock, (iv) performance grants denominated in common stock or units denominated in common stock that are subject to the attainment of one or more goals, (v) grants of rights to receive the value of a specified number of shares of common stock (phantom stock), and (vi) a cash payment.

The Incentive Plan revised the number of shares of Lyondell common stock available for issuance pursuant to awards granted under the Incentive Plan from 14 million shares to 26 million shares. As of December 31, 2005, 12,795,910 shares remain available for grant. The Incentive Plan also revised the number of shares of Lyondell common stock that may be issued pursuant to restricted stock awards or performance units, the number of shares that may be subject to awards of options or stock appreciation rights, and the value of annual cash awards and performance units that may be received. As of December 31, 2005, no more than 6,096,787 shares of common stock can be issued or delivered pursuant to future awards of restricted stock, performance shares, phantom stock or performance units (to the extent settled in shares of common stock), and no more than 1,000,000 shares of common stock are available for incentive stock options. No awards may be granted pursuant to the Incentive Plan after April 8, 2014. During 2005, 2004 and 2003, Lyondell granted stock option awards and restricted stock for 529,873 shares, 703,727 shares and 2,562,803 shares, respectively, under this plan.

Restricted Stock Plan—Under the 1995 Restricted Stock Plan, one million shares of common stock are authorized for grants and awards to officers and other key management employees. Lyondell grants fixed awards of common stock that are forfeitable and subject to restrictions on transfer. Vesting is contingent on the participant’s continuing employment with Lyondell for the period specified in the award. During 2003, Lyondell granted and issued restricted stock of 185,108 shares to officers and employees, using treasury stock for this purpose. The shares vest on various dates through July 2008, depending upon the terms of the individual grants. Recipients are entitled to receive dividends on the restricted shares.

Stock Options—The following table summarizes activity, in thousands of shares and the weighted average exercise price per share, relating to stock options. As of December 31, 2005, options covering 8,335,895 shares were outstanding at prices ranging from $11.25 to $36.71 per share.

	2005		2004		2003
	Shares	Price	Shares	Price	Shares	Price
Outstanding at beginning of year	11,186	$14.93	11,336	$14.60	9,624	$15.04
Granted	454	28.56	494	17.55	2,562	12.86
Conversion of Millennium options to Lyondell options	—	—	1,278	16.01	—	—
Exercised	(3,279)	14.91	(1,873)	14.48	(533)	13.11
Cancelled	(25)	19.52	(49)	14.50	(317)	16.23

Outstanding at end of year	8,336	15.66	11,186	14.93	11,336	14.60

Exercisable at end of year	7,882	14.92	11,186	14.93	8,615	14.81

Stock options vest over a three-year period, with one-third of the shares becoming exercisable on each of the first, second and third anniversaries of the grant date, and generally expire 10 years from the grant date. However, all outstanding options of Lyondell, including Millennium options converted to Lyondell options upon Lyondell’s acquisition of Millennium, became immediately exercisable upon the closing, on November 30, 2004, of Lyondell’s acquisition of Millennium.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

21. Stockholders’ Equity—(Continued)

The following table summarizes share data in thousands of shares and the weighted average exercise prices for options outstanding and options exercisable at December 31, 2005, and the weighted average remaining life of options outstanding:

	Options Outstanding			Options Exercisable
Range of Exercise Prices per Share	Shares	Exercise Price	Remaining Life	Shares	Exercise Price
$11.25 to $16.88	6,423	$14.09	6	6,423	$14.09
$16.89 to $25.34	1,419	18.16	5	1,419	18.16
$25.35 to $36.71	494	28.93	9	40	33.14

	8,336			7,882

Convertible Debentures—As a result of Lyondell’s acquisition of Millennium, the holders of Millennium’s 4% Convertible Senior Debentures may convert their debentures into shares of Lyondell’s common stock (or, at Lyondell’s discretion, equivalent cash or a combination thereof) at a conversion price as of December 31, 2005, subject to adjustment upon certain events, of $13.89 per share, which is equivalent to a conversion rate of 72.0183 Lyondell shares per one thousand dollar principal amount of the debentures. As of December 31, 2005, none of the outstanding $150 million principal amount of 4% Convertible Senior Debentures had been converted into shares of Lyondell common stock. Additional paid-in capital includes $143 million representing conversion value of these debentures.

22. Per Share Data

Basic earnings (loss) per share for the periods presented is computed based upon the weighted average number of shares of common stock and Series B common stock outstanding during the periods. Diluted earnings (loss) per share also include the effect of outstanding stock options and warrants and restricted stock. Additionally, diluted earnings per share for 2005 and 2004 include the effect of the assumed conversion of Millennium’s 4% Convertible Debentures into Lyondell common stock for the period following the acquisition of Millennium. Outstanding stock options, warrants and restricted stock had no effect on the calculation of diluted loss per share for 2003.

Earnings (loss) per share data and dividends declared per share of common stock were as follows for the year ended December 31:

In millions	2005	2004	2003
Net income (loss)	$531	$54	$(302)
After-tax interest expense on 4% Convertible Debentures	—	—	—

Net income (loss) assuming conversion of 4% Convertible Debentures	$531	$54	$(302)

In millions of shares
Basic weighted average shares	245.9	183.2	164.3
Effect of dilutive securities:
4% Convertible Debentures	10.6	0.9	—
Stock options, warrants and restricted stock	3.4	1.9	—

Dilutive potential shares	259.9	186.0	164.3

Earnings (loss) per share
Basic	$2.16	$0.29	$(1.84)
Diluted	$2.04	$0.29	$(1.84)
Antidilutive stock options and warrants in millions	0.5	—	16.3
Dividends declared per share of common stock	$0.90	$0.90	$0.90

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

22. Per Share Data—(Continued)

For purposes of the diluted earnings per share calculation, the effect of after-tax interest expense for 2005 and December 2004 assuming conversion of Millennium’s 4% Convertible Debentures, was less than $1 million.

See Note 21 for discussion of common stock issued during 2004 and 2003.

23. Supplemental Cash Flow Information

Supplemental cash flow information is summarized as follows for the years ended December 31:

Millions of dollars	2005	2004	2003
Interest paid, net of interest capitalized	$676	$443	$391

Net income taxes (paid) received	$43	$(3)	$34

Interest and income tax cash activity includes Millennium and Equistar prospectively from December 1, 2004.

See Note 5 for the cash and noncash effects of Lyondell’s acquisition of Millennium and the resulting step acquisition of Equistar.

24. Segment and Related Information

Lyondell sells its products on a global basis primarily to other industrial concerns in the petrochemicals, coatings and refining industries and operates in four reportable segments, as previously described in Note 1:

•	Ethylene, co-products and derivatives (“EC&D”), primarily manufacturing and marketing of ethylene; its co-products, including propylene, butadiene and aromatics; and derivatives, including ethylene oxide, ethylene glycol, polyethylene and VAM;

•	Propylene oxide and related products (“PO&RP”), including manufacturing and marketing of PO; co-products SM and TBA with its derivatives, MTBE and ETBE; PO derivatives, including PG, PGE and BDO; and TDI;

•	Inorganic chemicals, primarily manufacturing and marketing of TiO2 and related products; and

•	Refining.

At the time of the Millennium acquisition, Lyondell reassessed segment reporting based on the current management structure, including the impact of the integration of Millennium businesses into the Lyondell portfolio of existing businesses. Based on this analysis, Lyondell concluded that management is focused on the four segments listed previously.

Lyondell management evaluates the performance of the EC&D and PO&RP segments and allocates resources based on the integrated economics of ethylene, co-products and derivatives; and PO, co-products and derivatives of PO, respectively. TDI, like PO, is sold into polyurethanes markets and is included in the PO&RP segment.

The inorganic chemicals segment resulted from the acquisition of Millennium on November 30, 2004. Operations of the inorganic chemicals segment are included in results prospectively from December 1, 2004.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

24. Segment and Related Information—(Continued)

With the acquisition of Millennium, Equistar also became a consolidated subsidiary. Results of Equistar operations, in the EC&D segment, prior to December 2004 reflect Lyondell’s previous equity investment in Equistar (see Note 8).

The refining segment consists of Lyondell’s equity investment in LCR (see Note 9).

The accounting policies of the segments are the same as those described in “Summary of Significant Accounting Policies” (see Note 2). Sales between segments are made at prices approximating prevailing market prices. No customer accounted for 10% or more of Lyondell’s consolidated sales during any year in the three-year period ended December 31, 2005. However, under the terms of LCR’s Products Agreement (see Note 9), CITGO purchases substantially all of the refined products of the refining segment.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

24. Segment and Related Information—(Continued)

Summarized financial information concerning reportable segments is shown in the following table.

Millions of dollars	EC&D	PO&RP	Inorganic Chemicals	Refining	Other	Total

2005
Sales and other operating revenues:
Customers	$10,890	$6,261	$1,360	$—	$95	$18,606
Intersegment	1,301	307	—	—	(1,608)	—

	12,191	6,568	1,360	—	(1,513)	18,606
Operating income (loss)	950	316	18	—	(16)	1,268
Income from equity investments	—	1	—	123	—	124
Goodwill	281	1,071	893	—	—	2,245
Total assets	6,312	5,149	2,239	282	998	14,980
Capital expenditures	155	36	53	—	5	249
Depreciation and amortization expense	388	235	98	—	8	729

2004
Sales and other operating revenues:
Customers	$883	$4,960	$97	$—	$6	$5,946
Intersegment	107	24	—	—	(131)	—

	990	4,984	97	—	(125)	5,946
Operating income (loss)	113	48	7	—	(82)	86
Income from equity investments	141	7	—	303	—	451
Goodwill	270	1,080	825	—	—	2,175
Total assets	6,325	5,824	2,216	229	1,367	15,961
Capital expenditures	16	49	5	—	—	70
Depreciation and amortization expense	27	249	7	—	6	289

2003
Sales and other operating revenues:
Customers	$—	$3,781	$—	$—	$—	$3,781
Intersegment	—	—	—	—	—	—

	—	3,781	—	—	—	3,781
Operating loss	—	(17)	—	—	—	(17)
Income (loss) from equity investments	(228)	(19)	—	144	—	(103)
Goodwill	—	1,080	—	—	—	1,080
Total assets	965	5,632	—	264	772	7,633
Capital expenditures	—	264	—	—	—	264
Depreciation and amortization expense	—	250	—	—	—	250

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

24. Segment and Related Information—(Continued)

The operating income of the PO&RP segment for 2005 includes charges of $195 million to reduce the carrying value of the Lake Charles, Louisiana, TDI plant and $24 million for facility decommissioning and demolition activities, employee termination benefits and the termination of contracts (see Note 3).

Operating income (loss) in the “Other” column above includes operating costs not allocated to the segments, including businesses that are not reportable segments in 2005 and 2004 and $64 million of purchased IPR&D charges in 2004.

The following table presents the details of “Total assets” as presented above in the “Other” column as of December 31, for the years indicated:

Millions of dollars	2005	2004	2003
Cash and cash equivalents	$593	$804	$438
Company-owned life insurance	145	145	148
Deferred tax assets	197	276	43
Non-reportable segment assets	86	95	—
Other assets, net	232	295	143
Eliminations	(255)	(248)	—

Total assets	$998	$1,367	$772

The following geographic data for revenues are based upon the delivery location of the product and for long-lived assets, the location of the assets.

	Revenues
Millions of dollars	2005	2004	2003
United States	$13,713	$3,307	$1,947
Non-U.S.	4,893	2,639	1,834

Total	$18,606	$5,946	$3,781

	Long-Lived Assets
Millions of dollars	2005	2004	2003
United States	$5,529	$5,949	$1,808
Non-U.S.:
The Netherlands	751	898	878
France	487	597	517
Other non-U.S.	539	609	303

Total non-U.S.	1,777	2,104	1,698

Total	$7,306	$8,053	$3,506

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

25. Unaudited Quarterly Results

	For the quarter ended
Millions of dollars, except per share data	March 31	June 30	September 30	December 31
2005
Sales and other operating revenues	$4,440	$4,376	$4,790	$5,000
Operating income (a)	501	339	65	363
Income (loss) from equity investments	68	18	55	(17)
Net income (a)	254	126	10	141
Earnings per share:
Basic (a)(b)	1.04	0.51	0.04	0.57
Diluted (a)(b)	0.98	0.48	0.04	0.54

2004
Sales and other operating revenues	$1,099	$1,156	$1,302	$2,389
Operating income (c)	19	17	44	6
Income from equity investments	63	97	144	147
Net income (loss) (c)	(15)	3	50	16
Basic and diluted earnings (loss) per share (b)(c)	(0.08)	0.02	0.28	0.08

(a)	The third quarter 2005 included a $195 million pre-tax charge, $127 million after tax, or $0.49 per share, to reduce the carrying value of the Lake Charles, Louisiana, TDI facility.
(b)	Earnings per common share calculations for each of the quarters are based upon the weighted average number of shares outstanding for each period (basic earnings per share). The sum of the quarters may not necessarily be equal to the full year earnings per share amount.
(c)	Operating income, net income and earnings per share for the fourth quarter 2004 included a $64 million after-tax charge, or $0.31 per share, for purchased in-process research and development as a result of Lyondell’s acquisition of Millennium on November 30, 2004 and the resulting consolidation of Equistar.

26. Supplemental Guarantor Information

In June 2006, Lyondell amended its revolving credit facility, and thereby the indentures governing its registered debt, to provide, among other things, for additional subsidiary guarantors.

As a result, Lyondell subsidiaries, which have investments in Lyondell’s chemical production facilities in the U.S., The Netherlands and France and in Delaware entities that hold and license technology to other Lyondell affiliates and to third parties, or make loans to other Lyondell affiliates or which own equity interests in the Equistar and LCR partnerships are guarantors (collectively “Guarantors”), jointly and severally, of the following LCC debt (see Note 15):

-	Senior Secured Notes, Series A due 2007, 9.625%
-	Senior Secured Notes due 2008, 9.5%
-	Senior Secured Notes due 2012, 11.125%
-	Senior Secured Notes due 2013, 10.5%, and
-	Senior Subordinated Notes due 2009, 10.875%.

The Guarantors are all 100% owned subsidiaries of Lyondell. The guarantees are joint and several and full and unconditional.

The following condensed consolidating financial information present supplemental information as of December 31, 2005 and 2004 and for the three years ended December 31, 2005, reflecting the guarantor subsidiaries as provided in the amended revolving credit facility. In this note, LCC refers to the parent company, Lyondell Chemical Company.

Equistar is the issuer of 6.5% Notes due 2006 and 7.55% Debentures due 2026, which are guaranteed by LCC. As a result of Lyondell’s November 30, 2004 acquisition of Millennium, Equistar became a wholly owned subsidiary of Lyondell and is a subsidiary issuer.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

26. Supplemental Guarantor Information—(Continued)

Lyondell’s wholly owned subsidiary, Millennium, is currently prohibited from making restricted payments, including paying certain dividends, pursuant to the provisions of restrictive covenants in Millennium’s credit facilities and indentures. Millennium’s net assets at December 31, 2005 totaled $1,670 million. During each of 2005, 2004 and 2003, LCC’s cash dividends from its consolidated subsidiaries were less than $1 million. Aggregate maturities of LCC long-term debt during the next five years are $899 million in 2007, $430 million in 2008, $500 million in 2009, $100 million in 2010, and $829 million thereafter.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING FINANCIAL INFORMATION

As of and for the year ended December 31, 2005

Millions of dollars	LCC	Guarantors	Equistar	Non- Guarantors	Eliminations	Consolidated
BALANCE SHEET
Inventories	$232	$—	$657	$776	$(8)	$1,657
Accounts receivable—affiliates	2,453	1,420	155	611	(4,639)	—
Other current assets	405	—	1,037	1,202	—	2,644
Property, plant and equipment, net	574	—	3,063	2,893	—	6,530
Investments and long-term receivables	5,608	3,538	61	1,290	(9,421)	1,076
Long-term receivables—affiliates	607	1,379	—	200	(2,186)	—
Goodwill, net	713	142	—	1,390	—	2,245
Other assets, net	216	24	347	241	—	828

Total assets	$10,808	$6,503	$5,320	$8,603	$(16,254)	$14,980

Current maturities of long-term debt	$—	$—	$150	$169	$—	$319
Accounts payable—affiliates	2,124	1,682	61	772	(4,639)	—
Other current liabilities	555	—	949	746	—	2,250
Long-term debt	2,751	—	2,161	1,062	—	5,974
Long-term payables—affiliates	1,022	508	—	656	(2,186)	—
Other liabilities	551	4	415	816	—	1,786
Deferred income taxes	797	—	—	666	—	1,463
Minority interests	—	—	1	179	—	180
Stockholders’ equity	3,008	4,309	1,583	3,537	(9,429)	3,008

Total liabilities and stockholders’ equity	$10,808	$6,503	$5,320	$8,603	$(16,254)	$14,980

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING FINANCIAL INFORMATION

As of and for the year ended December 31, 2005

Millions of dollars	LCC	Guarantors	Equistar	Non-Guarantors	Eliminations	Consolidated
STATEMENT OF INCOME
Sales and other operating revenues	$3,979	$1	$11,686	$4,988	$(2,048)	$18,606
Cost of sales	3,666	8	10,487	4,367	(2,043)	16,485
Charges related to TDI plant	219	—	—	—	—	219
Selling, general and administrative expenses	147	1	198	197	—	543
Research and development expenses	34	—	33	24	—	91

Operating income (loss)	(87)	(8)	968	400	(5)	1,268
Interest income (expense), net	(354)	9	(218)	(40)	—	(603)
Other income (expense), net	(45)	(22)	(1)	29	—	(39)
Income from equity investments	1,016	1,049	—	184	(2,125)	124
Intercompany income (expense)	(350)	495	—	(145)	—	—
(Provision for) benefit from income taxes	351	(445)	(1)	(124)	—	(219)

Net income	$531	$1,078	$748	$304	$(2,130)	$531

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING FINANCIAL INFORMATION

For the year ended December 31, 2005

Millions of dollars	LCC	Guarantors	Equistar	Non- Guarantors	Eliminations	Consolidated
STATEMENT OF CASH FLOWS
Net cash provided by operating activities	$539	$1,030	$1,047	$933	$(1,955)	$1,594

Expenditures for property, plant and equipment	(20)	—	(153)	(76)	—	(249)
Distributions from affiliates in excess of earnings	263	180	—	3	(263)	183
Contributions and advances to affiliates	(148)	—	—	(10)	10	(148)
Loans to affiliates	—	(15)	—	(343)	358	—
Other	—	—	3	—	—	3

Net cash provided by (used in) investing activities	95	165	(150)	(426)	105	(211)

Repayment of long-term debt	(1,137)	—	(1)	(374)	—	(1,512)
Issuance of long-term debt	—	—	—	100	—	100
Proceeds from notes payable to affiliates	358	—	—	—	(358)	—
Dividends paid	(222)	(325)	—	(274)	599	(222)
Proceeds from stock option exercises	48	—	—	—	—	48
Distributions to owners	—	(870)	(725)	(24)	1,619	—
Contributions from owners	—	—	—	10	(10)	—
Other	(1)	—	5	2	—	6

Net cash used in financing activities	(954)	(1,195)	(721)	(560)	1,850	(1,580)

Effect of exchange rate changes on cash	—	—	—	(14)	—	(14)

Increase (decrease) in cash and cash equivalents	(320)	—	176	(67)	—	(211)
Cash and cash equivalents at beginning of period	383	—	39	382	—	804

Cash and cash equivalents at end of period	$63	$—	$215	$315	$—	$593

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING FINANCIAL INFORMATION

As of and for the year ended December 31, 2004

Millions of dollars	LCC	Guarantors	Equistar	Non- Guarantors	Eliminations	Consolidated
BALANCE SHEET
Inventories	$242	$—	$582	$821	$(26)	$1,619
Accounts receivable—affiliates	2,061	1,183	127	714	(4,085)	—
Other current assets	788	—	781	1,269	—	2,838
Property, plant and equipment, net	778	—	3,167	3,270	—	7,215
Investments and long-term receivables	5,925	3,355	63	895	(9,048)	1,190
Long-term receivables—affiliates	560	1,372	—	161	(2,093)	—
Goodwill, net	722	142	—	1,311	—	2,175
Other assets, net	277	32	354	261	—	924

Total assets	$11,353	$6,084	$5,074	$8,702	$(15,252)	$15,961

Current maturities of long-term debt	$300	$—	$1	$7	$—	$308
Accounts payable—affiliates	1,984	1,279	39	783	(4,085)	—
Other current liabilities	498	—	766	723	—	1,987
Long-term debt	3,551	—	2,312	1,549	—	7,412
Long-term payables—affiliates	778	465	—	850	(2,093)	—
Other liabilities	635	4	394	747	—	1,780
Deferred income taxes	791	—	—	686	—	1,477
Minority interests	—	—	1	180	—	181
Stockholders’ equity	2,816	4,336	1,561	3,177	(9,074)	2,816

Total liabilities and stockholders’ equity	$11,353	$6,084	$5,074	$8,702	$(15,252)	$15,961

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING FINANCIAL INFORMATION

As of and for the year ended December 31, 2004

Millions of dollars	LCC	Guarantors	Equistar	Non- Guarantors	Eliminations	Consolidated
STATEMENT OF INCOME
Sales and other operating revenues	$3,003	$2	$944	$2,692	$(695)	$5,946
Cost of sales	2,879	8	797	2,411	(691)	5,404
Selling, general and administrative expenses	178	2	33	74	—	287
Research and development expenses	34	—	5	66	—	105
Purchased in-process research and development	—	—	—	64	—	64

Operating income (loss)	(88)	(8)	109	77	(4)	86
Interest income (expense), net	(432)	5	(19)	(3)	—	(449)
Other income (expense), net	(21)	2	—	8	—	(11)
Income from equity investments	549	709	—	—	(807)	451
Intercompany income (expense)	(238)	347	—	(109)	—	—
(Provision for) benefit from income taxes	284	(315)	—	8	—	(23)

Net income (loss)	$54	$740	$90	$(19)	$(811)	$54

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING FINANCIAL INFORMATION

For the year ended December 31, 2004

Millions of dollars	LCC	Guarantors	Equistar	Non- Guarantors	Eliminations	Consolidated
STATEMENT OF CASH FLOWS
Net cash provided by operating activities	$87	$684	$115	$523	$(1,055)	$354

Expenditures for property, plant and equipment	(35)	—	(16)	(19)	—	(70)
Distributions from affiliates in excess of earnings	102	82	—	—	(89)	95
Contributions and advances to affiliates	(113)	—	—	—	60	(53)
Cash received in acquisition of Millennium	—	—	—	367	—	367
Cash received in acquisition of Equistar	—	—	85	—	—	85
Loans to affiliates	—	(15)	—	(353)	368	—

Net cash provided by (used in) investing activities	(46)	67	69	(5)	339	424

Repayment of long-term debt	(315)	—	—	(4)	—	(319)
Issuance of long-term debt	—	—	—	4	—	4
Proceeds from notes payable to affiliates	368	—	—	—	(368)	—
Dividends paid	(127)	(226)	—	(170)	396	(127)
Distributions to owners	—	(525)	(145)	(78)	748	—
Contributions from owners	—	—	—	60	(60)	—
Proceeds from stock option exercises	25	—	—	—	—	25
Other	(1)	—	—	2	—	1

Net cash used in financing activities	(50)	(751)	(145)	(186)	716	(416)

Effect of exchange rate changes on cash	—	—	—	4	—	4

Increase (decrease) in cash and cash equivalents	(9)	—	39	336	—	366
Cash and cash equivalents at beginning of period	392	—	—	46	—	438

Cash and cash equivalents at end of period	$383	$—	$39	$382	$—	$804

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING FINANCIAL INFORMATION

For the year ended December 31, 2003

Millions of dollars	LCC	Guarantors	Non- Guarantors	Eliminations	Consolidated
STATEMENT OF INCOME
Sales and other operating revenues	$2,348	$4	$3,147	$(1,718)	$3,781
Cost of sales	2,466	8	2,836	(1,719)	3,591
Selling, general and administrative expenses	88	1	81	—	170
Research and development expenses	37	—	—	—	37

Operating income (loss)	(243)	(5)	230	1	(17)
Interest income (expense), net	(417)	5	20	—	(392)
Other income (expense), net	(4)	2	33	—	31
Income (loss) from equity investments	225	46	(51)	(323)	(103)
Intercompany income (expense)	(233)	270	(37)	—	—
(Provision for) benefit from income taxes	370	(118)	(73)	—	179

Net income (loss)	$(302)	$200	$122	$(322)	$(302)

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING FINANCIAL INFORMATION

For the year ended December 31, 2003

Millions of dollars	LCC	Guarantors	Non- Guarantors	Eliminations	Consolidated
STATEMENT OF CASH FLOWS
Net cash provided by (used in) operating activities	$(365)	$230	$587	$(353)	$99

Expenditures for property, plant and equipment	(237)	—	(27)	—	(264)
Distributions from affiliates in excess of earnings	245	104	2	(240)	111
Contributions and advances to affiliates	(118)	—	(106)	87	(137)
Proceeds from sale of equity interest	—	—	28	—	28
Maturity of other short-term investments	44	—	—	—	44
Loans to affiliates	—	(42)	(257)	299	—

Net cash provided by (used in) investing activities	(66)	62	(360)	146	(218)

Repayment of long-term debt	(103)	—	—	—	(103)
Issuance of long-term debt	315	—	—	—	315
Proceeds from notes payable to affiliates	299	—	—	(299)	—
Dividends paid	(116)	(292)	(170)	462	(116)
Distributions to owners	—	—	(44)	44	—
Issuance of common stock	171	—	—	—	171
Other	(1)	—	—	—	(1)

Net cash provided by (used in) financing activities	565	(292)	(214)	207	266

Effect of exchange rate changes on cash	—	—	5	—	5

Increase in cash and cash equivalents	134	—	18	—	152
Cash and cash equivalents at beginning of period	258	—	28	—	286

Cash and cash equivalents at end of period	$392	$—	$46	$—	$438

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of Equistar is responsible for establishing and maintaining adequate internal control over financial reporting. Equistar’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external reporting in accordance with generally accepted accounting principles.

Equistar management assessed the effectiveness of Equistar’s internal control over financial reporting as of December 31, 2005. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control—Integrated Framework. Based on its assessment, Equistar’s management has concluded that Equistar’s internal control over financial reporting was effective as of December 31, 2005 based on those criteria.

PricewaterhouseCoopers LLP, the independent registered public accounting firm that audited the financial statements included in this Annual Report on Form 10-K, has audited management’s assessment of the effectiveness of Equistar’s internal control over financial reporting as of December 31, 2005, as stated in their report that appears on the following page.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partnership Governance Committee and Partners

of Equistar Chemicals, LP

We have completed integrated audits of Equistar Chemicals, LP’s 2005 and 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2005, and an audit of its 2003 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of partner’s capital and of cash flows present fairly, in all material respects, the financial position of Equistar Chemicals, LP (the “Partnership”) and its subsidiaries at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Internal control over financial reporting

Also, in our opinion, management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting appearing under Item 8, that the Partnership maintained effective internal control over financial reporting as of December 31, 2005 based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Partnership maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the COSO. The Partnership’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Partnership’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

PRICEWATERHOUSECOOPERS LLP

Houston, Texas

March 14, 2005

EQUISTAR CHEMICALS, LP

CONSOLIDATED STATEMENTS OF INCOME

	For the year ended December 31,
Millions of dollars	2005	2004	2003
Sales and other operating revenues
Trade	$8,725	$6,952	$4,908
Related parties	2,961	2,364	1,637

	11,686	9,316	6,545

Operating costs and expenses
Cost of sales	10,487	8,587	6,387
Selling, general and administrative expenses	198	205	191
Research and development expenses	33	34	38
(Gain) loss on asset dispositions	—	(4)	27

	10,718	8,822	6,643

Operating income (loss)	968	494	(98)

Interest expense	(227)	(227)	(215)
Interest income	9	7	8
Other income (expense), net	(2)	2	(34)

Net income (loss)	$748	$276	$(339)

See Notes to the Consolidated Financial Statements.

EQUISTAR CHEMICALS, LP

CONSOLIDATED BALANCE SHEETS

	December 31,
Millions of dollars	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$215	$39
Accounts receivable:
Trade, net	685	615
Related parties	239	211
Inventories	657	582
Prepaid expenses and other current assets	53	43

Total current assets	1,849	1,490
Property, plant and equipment, net	3,063	3,167
Investments	58	60
Other assets, net	350	357

Total assets	$5,320	$5,074

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Current maturities of long-term debt	$150	$1
Accounts payable:
Trade	623	447
Related parties	112	85
Accrued liabilities	275	273

Total current liabilities	1,160	806
Long-term debt	2,161	2,312
Other liabilities and deferred revenues	416	395
Commitments and contingencies
Partners’ capital:
Partners’ accounts	1,603	1,580
Accumulated other comprehensive loss	(20)	(19)

Total partners’ capital	1,583	1,561

Total liabilities and partners’ capital	$5,320	$5,074

See Notes to the Consolidated Financial Statements.

EQUISTAR CHEMICALS, LP

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended December 31,
Millions of dollars	2005	2004	2003
Cash flows from operating activities:
Net income (loss)	$748	$276	$(339)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	322	313	307
Deferred revenues	18	3	159
Deferred maintenance turnaround expenditures	(51)	(55)	(97)
Debt prepayment premiums and charges	—	—	30
Net (gains) losses on asset dispositions	—	(4)	27
Changes in assets and liabilities that provided (used) cash:
Accounts receivable	(96)	(216)	26
Inventories	(69)	(174)	4
Accounts payable	197	30	40
Other, net	(22)	42	7

Net cash provided by operating activities	1,047	215	164

Cash flows from investing activities:
Expenditures for property, plant and equipment	(153)	(101)	(106)
Proceeds from sales of assets	3	41	69

Net cash used in investing activities	(150)	(60)	(37)

Cash flows from financing activities:
Distributions to owners	(725)	(315)	—
Issuance of long-term debt	—	—	695
Repayment of long-term debt	(1)	—	(642)
Other	5	—	(8)

Net cash provided by (used in) financing activities	(721)	(315)	45

Increase (decrease) in cash and cash equivalents	176	(160)	172
Cash and cash equivalents at beginning of period	39	199	27

Cash and cash equivalents at end of period	$215	$39	$199

See Notes to the Consolidated Financial Statements.

EQUISTAR CHEMICALS, LP

CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL

Millions of dollars	Lyondell	Millennium	Total	Accumulated Other Comprehensive Income (Loss)	Net Partners’ Capital	Comprehensive Income (Loss)
Balance at January 1, 2003	$908	$1,050	$1,958	$(37)	$1,921
Net loss	(239)	(100)	(339)	—	(339)	$(339)
Other comprehensive loss:
Minimum pension liability	—	—	—	16	16	16
Derivative instruments	—	—	—	3	3	3

Comprehensive loss						$(320)

Balance at December 31, 2003	$669	$950	$1,619	$(18)	$1,601
Net income	195	81	276	—	276	$276
Other comprehensive income—minimum pension liability	—	—	—	(1)	(1)	(1)
Distributions to partners	(222)	(93)	(315)	—	(315)

Comprehensive income						$275

Balance at December 31, 2004	$642	$938	$1,580	$(19)	$1,561
Net income	527	221	748	—	748	$748
Other comprehensive income:
Minimum pension liability—	—	—	—	1	1	1
Derivative instruments	—	—	—	(2)	(2)	(2)
Distributions to partners	(511)	(214)	(725)	—	(725)

Comprehensive income						$747

Balance at December 31, 2005	$658	$945	$1,603	$(20)	$1,583

See Notes to the Consolidated Financial Statements.

EQUISTAR CHEMICALS, LP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

EQUISTAR CHEMICALS, LP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

1. Formation of the Partnership and Operations

Equistar Chemicals, LP, together with its consolidated subsidiaries (collectively, “Equistar” or “the Partnership”), a Delaware limited partnership which commenced operations on December 1, 1997, was formed by Lyondell Chemical Company and subsidiaries (“Lyondell”) and Millennium Chemicals Inc. and subsidiaries (“Millennium”). On May 15, 1998, Equistar was expanded with the contribution of certain assets from Occidental Petroleum Corporation and subsidiaries (“Occidental”). Prior to August 22, 2002, Equistar was owned 41% by Lyondell, 29.5% by Millennium and 29.5% by Occidental. On August 22, 2002, Lyondell purchased Occidental’s interest in Equistar and, as a result, Lyondell’s ownership interest in Equistar increased to 70.5%. Equistar became a wholly owned subsidiary of Lyondell as a result of Lyondell’s acquisition of Millennium on November 30, 2004. The consolidated financial statements of Equistar reflect its historical cost basis, and, accordingly, do not reflect any purchase accounting adjustments related to the acquisition by Lyondell of Millennium and Millennium’s interest in Equistar or of Occidental’s interest in Equistar.

Equistar manufactures and markets ethylene and its co-products, primarily propylene, butadiene, fuels and aromatics. Equistar also manufactures and markets ethylene derivatives, primarily ethylene oxide, ethylene glycol and polyethylene.

2. Summary of Significant Accounting Policies

Basis of Presentation—The consolidated financial statements include the accounts of Equistar and its subsidiaries.

Revenue Recognition—Revenue from product sales is recognized at the time of transfer of title and risk of loss to the customer, which usually occurs at the time of shipment. Revenue is recognized at the time of delivery if Equistar retains the risk of loss during shipment. For products that are shipped on a consignment basis, revenue is recognized when the customer uses the product. Costs incurred in shipping products sold are included in cost of sales. Billings to customers for shipping costs are included in sales revenue.

Cash and Cash Equivalents—Cash equivalents consist of highly liquid debt instruments such as certificates of deposit, commercial paper and money market accounts. Cash equivalents include instruments with maturities of three months or less when acquired. Cash equivalents are stated at cost, which approximates fair value. Equistar’s policy is to invest cash in conservative, highly rated instruments and to limit the amount of credit exposure to any one institution.

Equistar has no requirements for compensating balances in a specific amount at a specific point in time. The Partnership does maintain compensating balances for some of its banking services and products. Such balances are maintained on an average basis and are solely at Equistar’s discretion.

Allowance for Doubtful Accounts—Equistar establishes provisions for doubtful accounts receivable based on management’s estimates of amounts that it believes are unlikely to be collected. Collectability of receivables is reviewed and the allowance for doubtful accounts is adjusted at least quarterly, based on aging of specific accounts and other available information about the associated customers.

Inventories—Inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out (“LIFO”) method for substantially all inventories, except for materials and supplies, which are valued using the average cost method.

EQUISTAR CHEMICALS, LP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2. Summary of Significant Accounting Policies—(Continued)

Inventory exchange transactions, which involve fungible commodities and do not involve the payment or receipt of cash, are not accounted for as purchases and sales. Any resulting volumetric exchange balances are accounted for as inventory in accordance with the normal LIFO valuation policy.

Property, Plant and Equipment—Property, plant and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful asset lives, generally 25 years for major manufacturing equipment, 30 years for buildings, 5 to 15 years for light equipment and instrumentation, 15 years for office furniture and 3 to 5 years for information systems equipment. Upon retirement or sale, Equistar removes the cost of the asset and the related accumulated depreciation from the accounts and reflects any resulting gain or loss in the Consolidated Statements of Income. Equistar’s policy is to capitalize interest cost incurred on debt during the construction of major projects exceeding one year.

Long-Lived Asset Impairment—Equistar evaluates long-lived assets, including identifiable intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When it is probable that undiscounted future cash flows will not be sufficient to recover an asset’s carrying amount, the asset is written down to its estimated fair value.

Investments—Equistar’s investments primarily consist of a 50% interest in a joint venture that owns an ethylene glycol facility in Beaumont, Texas (“PD Glycol”). The investment in PD Glycol is accounted for using the equity method.

Identifiable Intangible Assets—Costs to purchase and to develop software for internal use are deferred and amortized on a straight-line basis over periods of 3 to 10 years.

Costs of maintenance and repairs exceeding $5 million incurred as part of turnarounds of major units at Equistar’s manufacturing facilities are deferred and amortized using the straight-line method over the period until the next planned turnaround, predominantly 4 to 7 years. These costs are necessary to maintain, extend and improve the operating capacity and efficiency rates of the production units.

Other intangible assets are carried at cost or amortized cost and primarily consist of deferred debt issuance costs, patents and license costs, capacity reservation fees and other long-term processing rights and costs. These assets are amortized using the straight-line method over their estimated useful lives or over the term of the related agreement, if shorter.

Environmental Remediation Costs—Anticipated expenditures related to investigation and remediation of contaminated sites, which include current and former plant sites and other remediation sites, are accrued when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. Only ongoing operations and monitoring costs, the timing of which can be determined with reasonable certainty, are discounted to present value. Future legal costs associated with such matters, which generally are not estimable, are not included in these liabilities.

Legal Costs—Equistar expenses legal costs, including those incurred in connection with loss contingencies, as incurred.

Income Taxes—The Partnership is not subject to federal income taxes as income is reportable directly by the individual partners; therefore, there is no provision for income taxes in the accompanying financial statements.

EQUISTAR CHEMICALS, LP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2. Summary of Significant Accounting Policies—(Continued)

Use of Estimates—The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Reclassifications—Certain previously reported amounts have been reclassified to conform to classifications adopted in 2005.

Accounting and Reporting Changes—Effective October 1, 2005, Equistar implemented Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 47, Accounting for Conditional Asset Retirement Obligations, which clarifies the term conditional asset retirement obligation as used in Statement of Financial Accounting Standards (“SFAS”) No. 143, Accounting for Conditional Asset Retirement Obligations, as an obligation that is conditional only as to timing or amount. Equistar’s application of this interpretation had no material effect on its consolidated financial statements.

Effective July 1, 2005, Equistar implemented SFAS No. 153, Exchanges of Nonmonetary Assets, which amends Accounting Principles Board (“APB”) Opinion No. 29, Accounting for Nonmonetary Transactions, to replace the exception to fair value recognition for nonmonetary exchanges of similar productive assets with a general exception for exchanges of nonmonetary assets that do not have commercial substance. Equistar’s application of SFAS No. 153 had no material effect on its consolidated financial statements.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment. A primary focus of this Statement is accounting for transactions in which an entity obtains employee services in share-based payment transactions, such as by the granting of stock options and phantom stock options. Equistar will be required to apply the provisions of SFAS No. 123 (revised 2004) in the first quarter 2006. Equistar does not expect the application of these provisions to have a material effect on its consolidated financial statements.

In September 2005, the Emerging Issues Task Force (“EITF”) of the FASB reached consensus on one issue of EITF Issue No. 04-13, Accounting for Purchases and Sales of Inventory with the Same Counterparty, that inventory purchase and sales transactions with the same counterparty that are entered into in contemplation of one another should be combined for purposes of applying APB Opinion No. 29, Accounting for Nonmonetary Transactions. Equistar currently records certain purchases and sales of chemical products entered into contemporaneously with the same counterparty as cost of sales and revenues. The EITF consensus could result in a reduction of Equistar’s reported revenues and cost of sales for affected transactions. The consensus on this issue would apply to transactions entered into beginning in the second quarter of 2006. Equistar is evaluating the effect of EITF 04 -13 on its consolidated financial statements.

3. Hurricane Effects

During 2005, two major hurricanes impacted the chemical and related industries in the coastal and off-shore regions of the Gulf of Mexico. Net income in 2005 reflected charges totaling $20 million representing Equistar’s exposure to industry losses expected to be underwritten by industry insurance consortia, primarily resulting from hurricane damages.

As a result of Hurricane Rita, Equistar also incurred various costs that are subject to insurance reimbursements. Such costs included those incurred in conjunction with suspending operations at substantially all

EQUISTAR CHEMICALS, LP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3. Hurricane Effects—(Continued)

of its Gulf Coast plants, minor damage to facilities, and costs to restore operations. Net income in 2005 included $19 million of such costs incurred by Equistar, of which all but a $5 million deductible under the relevant insurance policies are subject to reimbursement through insurance. Equistar has not recognized, in 2005, any benefits of expected insurance reimbursements.

4. Related Party Transactions

Equistar is a wholly owned subsidiary of Lyondell. As of December 31, 2005, Occidental owns approximately 12% of Lyondell, and has two representatives on the Lyondell Board of Directors. Lyondell owns 58.75% of LYONDELL-CITGO Refining, LP (“LCR”) and 100% of Millennium. All of the above companies are considered related parties of Equistar. In the discussion of related party transactions below, Lyondell refers to Lyondell Chemical Company and its wholly owned subsidiaries other than Millennium and Equistar and their respective subsidiaries.

Product Transactions with Lyondell—Lyondell purchases ethylene, propylene and benzene at market-related prices from Equistar under various agreements expiring in 2013 and 2014. With the exception of one pre-existing third-party product supply agreement expiring in 2015, Lyondell is required, under the agreements, to purchase 100% of its ethylene, propylene and benzene requirements for its Channelview and Bayport, Texas facilities from Equistar. Lyondell licenses methyl tertiary butyl ether (“MTBE”) technology to Equistar, and purchases a portion of the MTBE produced by Equistar at market-related prices.

Through December 31, 2004, Equistar acted as sales agent for the methanol products of Lyondell. Equistar also provided operating and other services for Lyondell including the lease to Lyondell by Equistar of the real property on which the methanol plant was located. Pursuant to the terms of the agreement, Lyondell paid Equistar a management fee and reimbursed certain expenses of Equistar at cost.

Product Transactions with Millennium—Equistar sells ethylene to Millennium at market-related prices pursuant to an agreement entered into in connection with the formation of Equistar. Under this agreement, Millennium is required to purchase 100% of its ethylene requirements for its LaPorte, Texas facility from Equistar. The initial term of the contract expired December 31, 2000 and it continues thereafter for one-year periods unless either party serves notice twelve months in advance.

Also Equistar is required to purchase 100% of its vinyl acetate monomer raw material requirements at market-related prices from Millennium for the production of ethylene vinyl acetate products at its LaPorte, Texas; Clinton, Iowa and Morris, Illinois plants, and 100% of its glacial acetic acid requirements at market-related prices from Millennium for the production of glycol ether acetate at its Bayport, Texas plant. The initial terms of these agreements expired December 31, 2005 and continue year to year thereafter unless terminated by either party.

Product Transactions with Occidental—Equistar and Occidental entered into an ethylene sales agreement on May 15, 1998, which was amended effective April 1, 2004, pursuant to which Occidental agreed to purchase a substantial amount of its ethylene raw material requirements from Equistar. Either party has the option to “phase down” volumes over time. However, a “phase down” cannot begin until January 1, 2014 and the annual minimum requirements cannot decline to zero prior to December 31, 2018, unless certain specified force majeure events occur. In addition to the sales of ethylene, from time to time Equistar has made sales of ethers and glycols to Occidental, and Equistar has purchased various other products from Occidental, all at market-related prices.

EQUISTAR CHEMICALS, LP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4. Related Party Transactions—(Continued)

Product Transactions with LYONDELL-CITGO Refining LP—Equistar has product sales and raw material purchase agreements with LCR, a joint venture investment of Lyondell. Certain ethylene co-products and MTBE are sold by Equistar to LCR for processing into gasoline and certain refined products are sold by LCR to Equistar as raw materials. Equistar also has processing and storage arrangements with LCR and provides certain marketing services for LCR. All of the agreements between LCR and Equistar are on terms generally representative of prevailing market prices.

Shared Services Agreement with Lyondell—Under a shared services agreement, Lyondell provides office space and various services to Equistar including information technology, human resources, sales and marketing, raw material supply, supply chain, health, safety and environmental, engineering, research and development, facility services, legal, accounting, treasury, internal audit and tax. Lyondell charges Equistar for Equistar’s share of the cost of such services. Direct costs, incurred exclusively for Equistar, also are charged to Equistar. Costs related to a limited number of shared services, primarily engineering, continue to be incurred by Equistar on behalf of Lyondell. In such cases, Equistar charges Lyondell for its share of such costs.

Shared Services and Shared-Site Agreements with Millennium—Equistar and Millennium provide operating services, utilities and raw materials to each other at common locations. Millennium and Equistar have various operating, manufacturing and technical service agreements under which, Millennium billed Equistar for certain operational services, including utilities, plant-related transportation and other services, and Equistar billed Millennium for utilities and fuel streams.

Lease Agreements with Occidental—Equistar subleases certain railcars from Occidental and leases its Lake Charles ethylene facility and the land related thereto from Occidental—see “Leased Facility” section of Note 15.

EQUISTAR CHEMICALS, LP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4. Related Party Transactions—(Continued)

Related party transactions are summarized as follows:

	For the year ended December 31,
Millions of dollars	2005	2004	2003

Equistar billed related parties for:
Sales of products and processing services:
Lyondell	$1,209	$931	$621
LCR	944	747	467
Occidental	755	634	503
Millennium	53	52	46

Shared services and shared site agreements:
Millennium	27	19	8
LCR	4	4	3
Lyondell	13	22	18
Natural gas purchased for Lyondell	—	81	98

Related parties billed Equistar for:
Purchases of products:
LCR	$394	$425	$227
Lyondell	307	54	5
Millennium	8	10	10
Occidental	20	3	1

Shared services, transition and lease agreements:
Lyondell	183	182	154
Millennium	1	2	15
Occidental	7	9	7
LCR	1	1	—

5. Accounts Receivable

Equistar sells its products primarily to other chemical manufacturers in the petrochemical industry. Equistar performs ongoing credit evaluations of its customers’ financial condition and, in certain circumstances, requires letters of credit from them. The Partnership’s allowance for doubtful accounts receivable, which is reflected in the accompanying Consolidated Balance Sheets as a reduction of accounts receivable, totaled $7 million and $8 million at December 31, 2005 and 2004, respectively. The Consolidated Statements of Income for 2004 and 2003 included provisions for doubtful accounts of less than $1 million and $9 million, respectively. There were no provisions for doubtful accounts receivable in 2005.

In November 2005, Equistar amended its $450 million accounts receivable sales facility increasing the availability to $600 million and extending the maturity to November 2010. Pursuant to this facility, Equistar sells, through a wholly owned bankruptcy-remote subsidiary, on an ongoing basis and without recourse, an interest in a pool of domestic accounts receivable to financial institutions participating in the facility. Equistar is responsible for servicing the receivables. The $600 million accounts receivable sales facility is subject to substantially the same minimum unused availability requirements and covenant requirements as the $400 million inventory-based revolving credit facility, which also is secured by a pledge of accounts receivable (see Note 11).

EQUISTAR CHEMICALS, LP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5. Accounts Receivable—(Continued)

The amount of the interest in the pool of receivables permitted to be sold is determined by a formula. Accounts receivable in the Consolidated Balance Sheets are reduced by the sales of interests in the pool. Upon termination of the facility, cash collections related to accounts receivable then in the pool would first be applied to the outstanding interest sold. Increases and decreases in the amount sold are reflected in operating cash flows in the Consolidated Statements of Cash Flows, representing collections of sales revenue. Fees related to the sales are included in “Selling, general and administrative expenses” in the Consolidated Statements of Income. The outstanding amount of receivables sold under the facility was $200 million as of both December 31, 2005 and 2004.

In consideration of discounts offered to certain customers for early payment for product, some receivable amounts were collected in December 2005 and 2004, respectively, that otherwise would have been expected to be collected in January 2006 and 2005, respectively. This included collections of $84 million and $66 million in December 2005 and 2004, respectively, from Occidental.

6. Inventories

Inventories consisted of the following components at December 31:

Millions of dollars	2005	2004
Finished goods	$400	$355
Work-in-process	11	13
Raw materials	132	117
Materials and supplies	114	97

Total inventories	$657	$582

At December 31, 2005, approximately 86% of Equistar’s inventories, excluding materials and supplies, were valued using the LIFO method.

The excess of the current replacement cost over book value of those inventories that are carried at cost using the LIFO method was approximately $465 million and $305 million at December 31, 2005 and 2004, respectively.

In December 2003, Equistar entered into a $250 million, four-year, inventory-based revolving credit facility, which was amended November 2005, increasing the availability from $250 million to $400 million and extending the maturity to November 2010. This facility was undrawn at December 31, 2005 and 2004 (see Note 11).

EQUISTAR CHEMICALS, LP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

7. Property, Plant and Equipment and Other Assets

The components of property, plant and equipment, at cost, and the related accumulated depreciation were as follows at December 31:

Millions of dollars	2005	2004
Land	$78	$77
Manufacturing facilities and equipment	6,184	6,079
Construction in progress	98	64

Total property, plant and equipment	6,360	6,220
Less accumulated depreciation	(3,297)	(3,053)

Property, plant and equipment, net	$3,063	$3,167

Maintenance and repair expenses were $261 million, $246 million and $253 million for the years ended December 31, 2005, 2004 and 2003, respectively. No interest was capitalized to property, plant and equipment during 2005, 2004 and 2003.

In 2004, Equistar sold certain railcars for $37 million and leased the railcars from the buyer under an operating lease agreement. The sale resulted in a book gain of $7 million that is being recognized over the 10 year term of the lease as a reduction in monthly lease rent expense. In addition, in January 2004, Equistar sold its alcohol-blending plant located in Anaheim, California for a gain of $4 million. The effects of these transactions were included in “Gain (loss) on asset dispositions” in the Consolidated Statements of Income.

The components of other assets, at cost, and the related accumulated amortization were as follows at December 31:

	2005			2004
Millions of dollars	Cost	Accumulated Amortization	Net	Cost	Accumulated Amortization	Net
Identifiable intangible assets:
Turnaround costs	$337	$(142)	$195	$297	$(113)	$184
Software costs	97	(53)	44	87	(35)	52
Debt issuance costs	46	(22)	24	45	(16)	29
Catalyst costs	39	(25)	14	25	(17)	8
Other	72	(20)	52	73	(18)	55

Total intangible assets	$591	$(262)	329	$527	$(199)	328

Pension asset			15			17
Other			6			12

Total other assets, net			$350			$357

Amortization of these intangible assets for the next five years is expected to be $67 million in 2006, $58 million in 2007, $50 million in 2008, $36 million in 2009 and $24 million in 2010.

EQUISTAR CHEMICALS, LP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

7. Property, Plant and Equipment and Other Assets—(Continued)

Depreciation and amortization expense is summarized as follows:

Millions of dollars	2005	2004	2003
Property, plant and equipment	$254	$248	$246
Turnaround costs	38	38	30
Software costs	18	16	16
Other	12	11	15

Total depreciation and amortization	$322	$313	$307

In addition to the depreciation and amortization shown above, amortization of debt issuance costs of $5 million, $6 million and $7 million in 2005, 2004 and 2003, respectively, is included in interest expense in the Consolidated Statements of Income.

8. Accounts Payable

Accounts payable at December 31, 2005 included liabilities in the amount of $6 million for checks issued in excess of associated bank balances but not yet presented for collection.

9. Accrued Liabilities

Accrued liabilities consisted of the following components at December 31:

Millions of dollars	2005	2004
Payroll and benefits	$75	$70
Taxes other than income taxes	68	72
Interest	64	64
Product sales rebates	36	38
Deferred revenues	28	24
Other	4	5

Total accrued liabilities	$275	$273

10. Deferred Revenues

Deferred revenues at December 31, 2005 and 2004 of $171 million and $170 million, respectively, represent advances from customers for partial prepayments for products to be delivered under long-term product supply contracts. In March 2003, Equistar received an advance of $159 million, representing a partial prepayment for product to be delivered under a long-term product supply arrangement, primarily at cost-based prices. Equistar is recognizing this deferred revenue over 15 years, as the associated product is delivered.

Trade sales and other operating revenues included $22 million, $17 million and $12 million in 2005, 2004 and 2003, respectively, of such previously deferred revenues.

EQUISTAR CHEMICALS, LP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

11. Long-Term Debt

Long-term debt consisted of the following at December 31:

Millions of dollars	2005	2004
$400 million inventory-based revolving credit facility	$—	$—
Other debt obligations:
Senior Notes due 2008, 10.125%	700	700
Senior Notes due 2011, 10.625% ($8 million of premium)	708	710
Debentures due 2026, 7.55%	150	150
Notes due 2006, 6.5%	150	150
Notes due 2009, 8.75%	600	599
Other	3	4

Total long-term debt	2,311	2,313
Less current maturities	(150)	(1)

Total long-term debt, net	$2,161	$2,312

Aggregate maturities of long-term debt during the next five years are $150 million in 2006, $700 million in 2008, $600 million in 2009, $3 million in 2010 and $858 million thereafter.

Equistar may currently redeem its 10.125% Senior Notes due 2008, 10.625% Senior Notes due 2011 and 8.75% Notes due 2009 upon payment of the present value of future interest and principal amounts, using a specified discount rate. Alternatively, Equistar may redeem the 10.625% Senior Notes due 2011 beginning in 2007, at a price of 105.3% of the principal amount that declines over three years to 100% of the principal amount.

Lyondell remains a guarantor of $300 million of Equistar debt, consisting of the 6.5% Notes due 2006 and the 7.55% Debentures due 2026. The consolidated financial statements of Lyondell are filed as an exhibit to Equistar’s Annual Report on Form 10-K for the year ended December 31, 2005.

In December 2003, Equistar entered into a $250 million, four-year, inventory-based revolving credit facility, which replaced Equistar’s previous $354 million revolving credit facility. In November 2005, Equistar amended the $250 million inventory-based revolving credit facility, increasing the availability to $400 million, extending the maturity to November 2010 and reducing the interest rate from LIBOR plus 2.25% to LIBOR plus 1.5%. The total amount available at December 31, 2005 under both the $400 million inventory-based revolving credit facility and the $600 million accounts receivable sales facility (see Note 5) was $734 million, which gave effect to the borrowing base less a $50 million unused availability requirement and was net of the $200 million sold under the accounts receivable facility and $16 million of outstanding letters of credit under the revolving credit facility as of December 31, 2005. The borrowing base is determined using a formula applied to accounts receivable and inventory balances. The revolving credit facility requires that the unused available amounts under that facility and the $600 million accounts receivable sales facility equal or exceed $50 million, or $100 million if the Interest Coverage Ratio, as defined, at the end of any period of four consecutive fiscal quarters is less than 2:1. The revolving credit facility is secured by a lien on all inventory and certain personal property, including a pledge of accounts receivable. There was no borrowing under the revolving credit facility at December 31, 2005.

In November 2003, Equistar issued $250 million of 10.625% Senior Unsecured Notes due in 2011. The gross proceeds of $262 million, net of related fees, were used to prepay in full $173 million of the outstanding term loan under Equistar’s previous $354 million revolving credit facility and to repay borrowing under that revolving

EQUISTAR CHEMICALS, LP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

11. Long-Term Debt—(Continued)

credit facility. In September 2003, $29 million of Equistar’s Medium Term Notes matured and were repaid using funds borrowed under Equistar’s revolving credit facility. In April 2003, Equistar issued $450 million of 10.625% Senior Unsecured Notes due in 2011. The proceeds, net of related fees, were used to prepay $300 million of 8.5% Notes due in the first quarter 2004, $122 million of term loans under Equistar’s previous $354 million revolving credit facility and prepayment premiums of $17 million.

In March 2003, Equistar obtained amendments to its previous $354 million revolving credit facility that provided additional financial flexibility by generally making certain financial ratio requirements less restrictive.

The $400 million revolving credit facility and the indentures contain covenants that, subject to certain exceptions, restrict, among other things, lien incurrence, debt incurrence, sales of assets, investments, capital expenditures, certain other payments, affiliate transactions, restrictive agreements and mergers. The credit facility does not require the maintenance of specified financial ratios as long as certain conditions are met. In addition, some of Equistar’s indentures require additional interest payments to the note holders if Equistar makes distributions when its Fixed Charge Coverage Ratio, as defined, is less than 1.75 to 1.

12. Lease Commitments

Equistar leases various facilities and equipment under noncancelable operating lease arrangements for varying periods. Operating leases include leases of railcars used in the distribution of products in Equistar’s business. As of December 31, 2005, future minimum lease payments for the next five years and thereafter, relating to all noncancelable operating leases with lease terms in excess of one year were as follows:

Millions of dollars
2006	$87
2007	76
2008	65
2009	63
2010	57
Thereafter	361

Total minimum lease payments	$709

Net rental expense for 2005, 2004 and 2003 was $103 million, $94 million and $106 million, respectively.

13. Financial Instruments and Derivatives

The fair value of all nonderivative financial instruments included in current assets and current liabilities, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, approximated their carrying value due to their short maturity. Based on the borrowing rates currently available to Equistar for debt with terms and average maturities similar to Equistar’s debt portfolio, the fair value of Equistar’s long-term debt, including amounts due within one year, was approximately $2,456 million and $2,597 million at December 31, 2005 and 2004, respectively.

14. Pension and Other Postretirement Benefits

All full-time regular employees are covered by defined benefit pension plans sponsored by Equistar. Retirement benefits are generally based upon years of service and the employee’s highest compensation for any consecutive

EQUISTAR CHEMICALS, LP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

14. Pension and Other Postretirement Benefits—(Continued)

36-month period during the last 120 months of service or other compensation measures as defined under the respective plan provisions. Equistar funds the plans through contributions to pension trust funds, generally subject to minimum funding requirements as provided by applicable law. Equistar also has unfunded supplemental nonqualified retirement plans, which provide pension benefits for certain employees in excess of the U.S. tax-qualified plans’ limits. In addition, Equistar sponsors unfunded postretirement benefit plans other than pensions, which provide medical and life insurance benefits. The postretirement medical plans are contributory, while the life insurance plans are generally non contributory. The life insurance benefits are provided to employees who retired before July 1, 2002.

The following table provides a reconciliation of benefit obligations, plan assets and the funded status of these plans:

	Pension Benefits		Other Postretirement Benefits
Millions of dollars	2005	2004	2005	2004
Change in benefit obligation:
Benefit obligation, January 1	$223	$190	$117	$119
Service cost	21	18	3	3
Interest cost	13	12	6	7
Actuarial (gain) loss	9	14	(1)	(8)
Plan amendments	—	—	(10)	—
Benefits paid	(10)	(11)	(5)	(4)

Benefit obligation, December 31	256	223	110	117

Change in plan assets:
Fair value of plan assets, January 1	152	132
Actual return on plan assets	10	15
Partnership contributions	17	16
Benefits paid	(10)	(11)

Fair value of plan assets, December 31	169	152

Funded status	(87)	(71)	(110)	(117)
Unrecognized actuarial and investment loss	66	61	3	4
Unrecognized prior service cost (benefit)	(2)	(2)	(3)	10

Net amount recognized	$(23)	$(12)	$(110)	$(103)

Amounts recognized in the Consolidated Balance Sheet consist of:
Prepaid benefit cost	$15	$17	$—	$—
Accrued benefit liability	(58)	(50)	(110)	(103)
Accumulated other comprehensive income	20	21	—	—

Net amount recognized	$(23)	$(12)	$(110)	$(103)

Additional Information:
Accumulated benefit obligation for defined benefit plans, December 31	$209	$184
Increase (decrease) in minimum liability included in other comprehensive income	(1)	1

EQUISTAR CHEMICALS, LP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

14. Pension and Other Postretirement Benefits—(Continued)

The 2005 decrease in the benefit obligation and increase in unrecognized prior service benefit reflect the amendment of the Equistar postretirement medical plan, effective January 1, 2006, that reduced retiree medical benefits.

The accrued benefit liability for pension and other postretirement benefits is included in “Other liabilities” in the Consolidated Balance Sheets.

Pension plans with projected benefit obligations and accumulated benefit obligations in excess of the fair value of assets are summarized as follows at December 31:

Millions of dollars	2005	2004
Projected benefit obligation	$237	$203
Accumulated benefit obligations	190	164
Fair value of assets	146	129

Net periodic pension and other postretirement benefit costs included the following components:

	Pension Benefits			Other Postretirement Benefits
Millions of dollars	2005	2004	2003	2005	2004	2003
Service cost	$21	$18	$17	$3	$3	$3
Interest cost	13	12	10	6	7	7
Actual gain on plan assets	(10)	(15)	(23)	—	—	—
Less-unrecognized gain (loss)	(2)	5	15	—	—	—

Recognized gain on plan assets	(12)	(10)	(8)	—	—	—
Prior service cost amortization	—	—	—	2	2	2
Actuarial and investment loss amortization	6	5	7	—	—	—

Net periodic benefit cost	$28	$25	$26	$11	$12	$12

The assumptions used in determining the net benefit liability were as follows at December 31:

	Pension Benefits		Other Postretirement Benefits
	2005	2004	2005	2004
Weighted-average assumptions as of December 31:
Discount rate	5.50%	5.75%	5.50%	5.75%
Rate of compensation increase	4.50%	4.50%

EQUISTAR CHEMICALS, LP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

14. Pension and Other Postretirement Benefits—(Continued)

The assumptions used in determining net benefit cost were as follows for the year ended December 31:

	Pension Benefits			Other Postretirement Benefits
	2005	2004	2003	2005	2004	2003
Weighted-average assumptions for the year:
Discount rate	5.75%	6.25%	6.50%	5.75%	6.25%	6.50%
Expected return on plan assets	8.00%	8.00%	8.00%
Rate of compensation increase	4.50%	4.50%	4.50%

The assumed annual rate of increase in the per capita cost of covered health care benefits as of December 31, 2005 was 10% for 2006 through 2007, decreasing 1% per year to 5% in 2011 and thereafter. The health care cost trend rate assumption does not have a significant effect on the amounts reported due to limits on Equistar’s maximum contribution level to the medical plan. To illustrate, increasing or decreasing the assumed health care cost trend rates by one percentage point in each year would change the accumulated other postretirement benefit liability as of December 31, 2005 by less than $1 million and would not have a material effect on the aggregate service and interest cost components of the net periodic other postretirement benefit cost for the year then ended.

The Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) was enacted in December 2003. The effect of the Act was not significant to Equistar’s consolidated financial statements and was recognized in the December 31, 2004 accumulated postretirement benefit obligation. The effect of the subsidy on the measurement of net periodic benefit cost for 2005 was not significant.

Management’s goal is to manage pension investments over the long term to achieve optimal returns with an acceptable level of risk and volatility. Targeted asset allocations of 55% U.S. equity securities, 15% non-U.S. equity securities, and 30% fixed income securities were adopted in 2003 for the plans based on recommendations by Equistar’s independent pension investment advisor. Investment policies prohibit investments in securities issued by Equistar or an affiliate, such as Lyondell or Millennium, or investment in speculative derivative instruments. The investments are marketable securities that provide sufficient liquidity to meet expected benefit obligation payments.

Equistar’s expected long-term rate of return on plan assets of 8% is based on the average level of earnings that its independent pension advisor has advised could be expected to be earned over time, using the expected returns based on an asset allocation of 55% U.S. equity securities, 15% non-U.S. equity securities and 30% fixed income securities recommended by the advisor, and adopted for the plans.

Equistar’s pension plan weighted-average asset allocations by asset category were as follows at December 31:

Asset Category:	2005 Policy	2005	2004
U.S. equity securities	55%	54%	57%
Non-U.S. equity securities	15%	16%	15%
Fixed income securities	30%	30%	28%

Total	100%	100%	100%

Equistar expects to contribute approximately $17 million to its pension plans in 2006.

EQUISTAR CHEMICALS, LP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

14. Pension and Other Postretirement Benefits—(Continued)

As of December 31, 2005, future expected benefit payments, which reflect expected future service, as appropriate, were as follows:

Millions of dollars	Pension Benefits	Other Benefits
2006	$14	$7
2007	15	7
2008	16	8
2009	18	8
2010	18	8
2011 through 2015	109	44

Equistar also maintains voluntary defined contribution savings plans for eligible employees. Contributions to the plans by Equistar were $12 million in each of 2005, 2004 and 2003.

15. Commitments and Contingencies

Commitments—Equistar has various purchase commitments for materials, supplies and services incident to the ordinary conduct of business, generally for quantities required for its businesses and at prevailing market prices. Equistar is also a party to various obligations to purchase products and services, principally for utilities and industrial gases. These commitments are designed to assure sources of supply and are not expected to be in excess of normal requirements. See also Note 4, describing related party transactions. At December 31, 2005, future minimum payments under those contracts with noncancelable contract terms in excess of one year and fixed minimum payments were as follows:

Millions of dollars
2006	$290
2007	282
2008	279
2009	277
2010	276
Thereafter through 2023	2,651

Total minimum contract payments	$4,055

Equistar’s total purchases under these agreements were $494 million, $378 million and $317 million for the years ended December 31, 2005, 2004 and 2003, respectively.

Leased Facility—Equistar has an ethylene facility in Lake Charles, Louisiana, which has been idled since the first quarter of 2001, pending sustained improvement in market conditions. The facility and land, which are included in property, plant and equipment at a net book value of $137 million, are leased from Occidental. In May 2003, Equistar and Occidental entered into a new one-year lease, which had renewal provisions for two additional one-year periods at either party’s option. Equistar exercised the second one-year renewal option that expires in May 2006. If the Lake Charles lease terminates, Occidental will either (1) allow Equistar to acquire, operate or receive the benefit of operating the Lake Charles facility, (2) pay Equistar $75 million in cash or (3) transfer or pay to Equistar 5.4 million shares of Lyondell common stock or the sale proceeds from 5.4 million shares of Lyondell common stock or a combination of both if the value is greater than $75 million. The parties are investigating alternatives related to the facility and land.

EQUISTAR CHEMICALS, LP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

15. Commitments and Contingencies—(Continued)

Environmental Remediation—Equistar’s accrued liability for future environmental remediation costs at three of its plant sites totaled $1 million as of December 31, 2005 and 2004. In the opinion of management, there is no material estimable range of reasonably possible loss in excess of the liability recorded for environmental remediation. However, it is possible that new information about the sites for which the accrual has been established, new technology or future developments such as involvement in investigations by regulatory agencies, could require Equistar to reassess its potential exposure related to environmental matters.

Equistar currently estimates that environmentally related capital expenditures at its facilities will be approximately $71 million for 2006 and $27 million in 2007.

MTBE—In the U.S., the Clean Air Act Amendments of 1990 set minimum levels for oxygenates, such as MTBE, used in gasoline sold as reformulated fuel in areas not meeting specified air quality standards. However, the presence of MTBE in some water supplies in California and other states due to gasoline leaking from underground storage tanks and in surface water from recreational water craft led to public concern about the use of MTBE and resulted in the U.S. federal Energy Policy Act of 2005 and U.S. state governmental initiatives to reduce the use of MTBE.

The federal Energy Policy Act of 2005, which was enacted in the U.S. in August 2005, does not phase-down or ban the use of MTBE. However, the Act eliminates the oxygen standard for reformulated fuels, effective May 6, 2006, and also contains a renewable fuel standard that mandates the use of ethanol in gasoline. As a result of the elimination of the oxygen standard for reformulated fuels, companies may choose to no longer use MTBE or any other oxygenate. Various U.S. states have banned or are considering banning the use of MTBE. For example, California, Connecticut and New York banned MTBE, effective January 2004, and New Jersey banned MTBE, effective January 2009. In addition, beginning in 2003, several major oil companies substantially reduced or discontinued the use of MTBE in gasoline produced for California markets and several refiners have indicated their intent to completely discontinue the use of MTBE in the U.S. In addition to decisions by certain refiners and blenders to discontinue use of MTBE, some common carrier pipelines have announced that they will not carry reformulated gasoline containing MTBE beginning as early as March 2006. It is not clear whether these actions by pipelines are consistent with regulatory requirements and Lyondell, which owns Equistar, is contesting these actions by pipelines.

The combination of these actions is expected to negatively affect U.S. MTBE demand and, therefore, negatively impact Equistar’s revenues. Equistar’s North American MTBE business accounted for approximately $378 million of Equistar’s revenues in 2005. However, at this time, Equistar cannot predict the full impact that the U.S. federal legislation, state governmental initiatives and bans, and these commercial actions will have on MTBE margins or volumes longer term. Equistar intends to continue offering MTBE in the U.S., as well as outside of the U.S. However, should it become necessary or desirable to significantly reduce MTBE production as a result of state bans or commercial decisions by refiners, blenders and pipelines to discontinue use or transportation of MTBE, Equistar may make capital expenditures to add the flexibility to produce alternative gasoline blending components, such as iso-octane, iso-octene (also known as “di-isobutylene”) or ethyl tertiary butyl ether (“ETBE”), at its MTBE plant. Conversion and product decisions will be influenced by further regulatory and market developments. The profit contribution related to the non-ether alternative gasoline blending components is likely to be lower than that historically realized on MTBE. In addition, there likely will be higher distribution costs associated with exporting MTBE outside of the U.S., and the increased supply of MTBE may reduce profitability of MTBE in these export markets.

EQUISTAR CHEMICALS, LP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

15. Commitments and Contingencies—(Continued)

Other—Equistar is, from time to time, a defendant in lawsuits and other commercial disputes, some of which are not covered by insurance. Many of these suits make no specific claim for relief. Although final determination of any liability and resulting financial impact with respect to any such matters cannot be ascertained with any degree of certainty, management does not believe that any ultimate uninsured liability resulting from these matters in which it currently is involved (directly or indirectly) will individually, or in the aggregate, have a material adverse effect on the financial position, liquidity or results of operations of Equistar.

General—In the opinion of management, the matters discussed in this note are not expected to have a material adverse effect on the financial position or liquidity of Equistar. However, the adverse resolution in any reporting period of one or more of these matters could have a material impact on Equistar’s results of operations for that period, which may be mitigated by contribution or indemnification obligations of others, or by any insurance coverage that may be available.

16. Supplemental Cash Flow Information

Supplemental cash flow information is summarized as follows for the periods presented:

	For the year ended December 31,
Millions of dollars	2005	2004	2003
Cash paid for interest	$221	$220	$208

17. Segment and Related Information

Equistar operates in one reportable segment, ethylene, co-products and derivatives (“EC&D”), which includes: the ethylene and co-products product group, including primarily manufacturing and marketing of ethylene, its co-products, including propylene, butadiene, fuels and aromatics; and the derivatives product group, including primarily manufacturing and marketing of ethylene oxide, ethylene glycol and polyethylene (see Note 1).

The accounting policies of the segment are the same as those described in “Summary of Significant Accounting Policies” (see Note 2). Transfers of product from the ethylene and co-products product group to the derivatives product group are made at prices approximating prevailing market prices. No trade customer accounted for 10% or more of Equistar’s consolidated sales during any year in the three-year period ended December 31, 2005; however, sales to Lyondell were approximately 10% in both 2005 and 2004.

EQUISTAR CHEMICALS, LP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

17. Segment and Related Information—(Continued)

Although Equistar operates in one integrated reportable segment, Equistar has provided certain additional data, as shown below, for two product groups: the ethylene and co-products group, reflecting the products of the core ethylene manufacturing processes, and the derivatives products group.

Millions of dollars	Ethylene & co-products	Derivatives	Other	Eliminations	Consolidated

2005
Sales and other operating revenues:
Customers	$7,893	$3,793	$—	$—	$11,686
Inter-product group	2,451	—	—	(2,451)	—

	10,344	3,793	—	(2,451)	11,686
Operating income	891	77	—	—	968
Total assets	3,198	1,803	319	—	5,320
Capital expenditures	109	43	1	—	153
Depreciation and amortization expense	224	98	—	—	322

2004
Sales and other operating revenues:
Customers	$6,059	$3,257	$—	$—	$9,316
Inter-product group	2,077	—	—	(2,077)	—

	8,136	3,257	—	(2,077)	9,316
Operating income	476	18	—	—	494
Total assets	3,095	1,808	171	—	5,074
Capital expenditures	79	22	—	—	101
Depreciation and amortization expense	225	88	—	—	313

2003
Sales and other operating revenues:
Customers	$4,023	$2,522	$—	$—	$6,545
Inter-product group	1,514	—	—	(1,514)	—

	5,537	2,522	—	(1,514)	6,545
Operating income (loss)	56	(154)	—	—	(98)
Total assets	2,950	1,721	357	—	5,028
Capital expenditures	71	35	—	—	106
Depreciation and amortization expense	216	91	—	—	307

The following table presents the details of “Total assets” as presented above in the “Other” column as of December 31, for the years indicated:

Millions of dollars	2005	2004	2003
Cash and cash equivalents	$215	$39	$199
Accounts receivable—trade and related parties	2	11	2
Prepaid expenses and other current assets	12	7	17
Property, plant and equipment, net	6	9	13
Other assets, net	84	105	126

Total assets	$319	$171	$357

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partnership Governance Committee

of LYONDELL-CITGO Refining LP:

In our opinion, the accompanying balance sheets and the related statements of income, of partners’ capital and of cash flows present fairly, in all material respects, the financial position of LYONDELL-CITGO Refining LP (the “Partnership”) at December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

PRICEWATERHOUSECOOPERS LLP

Houston, Texas

February 24, 2006

LYONDELL-CITGO REFINING LP

STATEMENTS OF INCOME

	For the year ended December 31,
Millions of dollars	2005	2004	2003
Sales and other operating revenues	$6,741	$5,603	$4,162

Operating costs and expenses:
Cost of sales:
Crude oil and feedstock	5,715	4,383	3,209
Operating and other expenses	743	645	633
Selling, general and administrative expenses	51	59	56

	6,509	5,087	3,898

Operating income	232	516	264

Interest expense	(40)	(31)	(37)
Interest income	2	1	1
Other income	—	14	—

Net income	$194	$500	$228

See Notes to Financial Statements.

LYONDELL-CITGO REFINING LP

BALANCE SHEETS

	December 31,
Millions of dollars	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$5	$45
Accounts receivable:
Trade, net	79	65
Related parties	185	145
Inventories	144	99
Prepaid expenses and other current assets	5	5

Total current assets	418	359

Property, plant and equipment, net	1,328	1,227
Other assets, net	86	61

Total assets	$1,832	$1,647

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable:
Trade	$239	$132
Related parties and affiliates	431	253
Distribution payable to Lyondell Partners	32	78
Distribution payable to CITGO Partners	23	55
Current maturities of long-term debt	5	5
Accrued liabilities	75	65

Total current liabilities	805	588

Long-term debt	439	443
Loan payable to Lyondell Partners	229	229
Loan payable to CITGO Partners	35	35
Other liabilities	113	112

Total long-term liabilities	816	819

Commitments and contingencies

Partners’ capital:
Partners’ accounts	235	263
Accumulated other comprehensive loss	(24)	(23)

Total partners’ capital	211	240

Total liabilities and partners’ capital	$1,832	$1,647

See Notes to Financial Statements.

LYONDELL-CITGO REFINING LP

STATEMENTS OF CASH FLOWS

	For the year ended December 31,
Millions of dollars	2005	2004	2003
Cash flows from operating activities:
Net income	$194	$500	$228
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	116	115	113
Net loss on disposition of assets	1	10	27
Changes in assets and liabilities that provided (used) cash:
Accounts receivable	(55)	(37)	(19)
Inventories	(45)	(1)	(5)
Accounts payable	263	79	14
Other assets and liabilities	(35)	1	16

Cash provided by operating activities	439	667	374

Cash flows from investing activities:
Expenditures for property, plant and equipment	(176)	(71)	(46)
Other	—	(1)	—

Cash used in investing activities	(176)	(72)	(46)

Cash flows from financing activities:
Distributions to Lyondell Partners	(303)	(385)	(253)
Distributions to CITGO Partners	(213)	(271)	(178)
Contributions from Lyondell Partners	128	44	30
Contributions from CITGO Partners	90	30	21
Payment of debt issuance costs	—	(9)	(6)
Payment of current maturities of long-term debt	(5)	(2)	—

Cash used in financing activities	(303)	(593)	(386)

Increase (decrease) in cash and cash equivalents	(40)	2	(58)
Cash and cash equivalents at beginning of period	45	43	101

Cash and cash equivalents at end of period	$5	$45	$43

See Notes to Financial Statements.

LYONDELL-CITGO REFINING LP

STATEMENTS OF PARTNERS’ CAPITAL

Millions of dollars	Partners’ Accounts			Accumulated Other Comprehensive Income (Loss)	Comprehensive Income (Loss)
	Lyondell Partners	CITGO Partners	Total
Balance at January 1, 2003	$(22)	$454	$432	$(29)
Net income	144	84	228	—	$228
Cash contributions	30	21	51	—	—
Other contributions	10	7	17	—	—
Distributions to Partners	(168)	(118)	(286)	—	—
Other comprehensive income—minimum pension liability				10	10

Comprehensive income					$238

Balance at December 31, 2003	(6)	448	442	(19)
Net income	304	196	500	—	$500
Cash contributions	44	30	74	—	—
Distributions to Partners	(442)	(311)	(753)	—	—
Other comprehensive loss—minimum pension liability				(4)	(4)

Comprehensive income					$496

Balance at December 31, 2004	(100)	363	263	(23)
Net income	123	71	194	—	$194
Cash contributions	128	90	218	—	—
Distributions to Partners	(258)	(182)	(440)	—	—
Other comprehensive loss—minimum pension liability				(1)	(1)

Comprehensive income					$193

Balance at December 31, 2005	$(107)	$342	$235	$(24)

See Notes to Financial Statements.

LYONDELL-CITGO REFINING LP

NOTES TO FINANCIAL STATEMENTS

1. The Partnership

LYONDELL-CITGO Refining LP (“LCR” or the “Partnership”) was formed on July 1, 1993 by subsidiaries of Lyondell Chemical Company (“Lyondell”) and CITGO Petroleum Corporation (“CITGO”) primarily in order to own and operate a refinery (“Refinery”) located on the Houston Ship Channel in Houston, Texas.

Lyondell owns its interest in the Partnership through wholly owned subsidiaries, Lyondell Refining Partners, LP (“Lyondell LP”) and Lyondell Refining Company LP (“Lyondell GP”). Lyondell LP and Lyondell GP are collectively known as Lyondell Partners. CITGO holds its interest through CITGO Refining Investment Company (“CITGO LP”) and CITGO Gulf Coast Refining, Inc. (“CITGO GP”), both wholly owned subsidiaries of CITGO. CITGO LP and CITGO GP are collectively known as CITGO Partners. Lyondell Partners and CITGO Partners are collectively known as the Partners. LCR will continue in existence until it is dissolved under the terms of the Limited Partnership Agreement (the “Agreement”).

The Partners have agreed to allocate cash distributions based on an ownership interest that was determined by certain contributions instead of allocating such amounts based on their capital account balances. Based upon these contributions, Lyondell Partners and CITGO Partners had ownership interests of 58.75% and 41.25%, respectively, as of December 31, 2005. Net income as shown on the statements of partners’ capital is made up of two components which are allocated to the Partners on different bases: depreciation expense, which is allocated to each partner in proportion to contributed assets and net income other than depreciation expense, which is allocated to each partner based on ownership interests.

2. Summary of Significant Accounting Policies

Revenue Recognition—Revenue from product sales is recognized at the time of transfer of title and risk of loss to the customer, which usually occurs at the time of shipment. Revenue is recognized at time of delivery if LCR retains risks of loss during shipment. For products that are shipped on a consignment basis, revenue is recognized when the customer uses the product. Costs incurred in shipping products sold are included in costs of sales. Billings to customers for shipping costs are included in sales revenue.

Under the terms of a long-term product sales agreement, CITGO buys substantially all of the gasoline, jet fuel, low sulfur diesel, heating oils, coke and sulfur produced at the Refinery, which represents over 70% of LCR’s revenues, at market-based prices.

Cash and Cash Equivalents—Cash equivalents consist of highly liquid debt instruments such as certificates of deposit, commercial paper and money market accounts. Cash equivalents include instruments with maturities of three months or less when acquired. Cash equivalents are stated at cost, which approximates fair value. The Partnership’s policy is to invest cash in conservative, highly rated instruments and to limit the amount of credit exposure to any one institution. LCR has no requirements for compensating balances in a specific amount at a specific point in time. LCR does maintain compensating balances for some of its banking services and products. Such balances are maintained on an average basis and are solely at LCR’s discretion.

Allowance for Doubtful Accounts—LCR establishes provisions for doubtful accounts receivable based on management’s estimates of amounts that it believes are unlikely to be collected. Collectability of receivables is reviewed and the allowance for doubtful accounts is adjusted, if needed, at least quarterly, based on aging of specific accounts and other available information about the associated customers.

Inventories—Inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out (“LIFO”) method for substantially all inventories, except for materials and supplies, which are valued using the average cost method.

LYONDELL-CITGO REFINING LP

NOTES TO FINANCIAL STATEMENTS—(Continued)

2. Summary of Significant Accounting Policies—(Continued)

Inventory exchange transactions, which involve fungible commodities and do not involve the payment or receipt of cash, are not accounted for as purchases and sales. Any resulting volumetric exchange balances are accounted for as inventory in accordance with the normal LIFO valuation policy.

Property, Plant and Equipment—Property, plant and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful asset lives, generally, 24 years for major manufacturing equipment, 24 to 30 years for buildings, 5 to 10 years for light equipment and instrumentation, 10 years for office furniture and 5 years for information system equipment. Upon retirement or sale, LCR removes the cost of the asset and the related accumulated depreciation from the accounts and reflects any resulting gain or loss in the Statement of Income. LCR’s policy is to capitalize interest cost incurred on debt during the construction of major projects exceeding one year.

Long-Lived Asset Impairment—LCR evaluates long-lived assets, including identifiable intangible assets, for impairment whenever events or changes in circumstances indicate that a carrying amount of an asset may not be recoverable. When it is probable that undiscounted future cash flows will not be sufficient to recover an asset’s carrying amount, the asset is written down to its estimated fair value. Long-lived assets to be disposed of are reported at the lower of carrying amount or estimated fair value less costs to sell the assets.

Identifiable Intangible Assets—Costs to purchase and to develop software for internal use are deferred and amortized on a straight-line basis over a period of 3 to 10 years.

Costs of maintenance and repairs exceeding $5 million incurred as part of turnarounds of major units at the Refinery are deferred and amortized using the straight-line method over the period until the next planned turnaround, generally 4 to 6 years. These costs are necessary to maintain, extend and improve the operating capacity and efficiency rates of the production units.

Other intangible assets are carried at amortized cost and primarily consist of deferred debt issuance costs. These assets are amortized using the straight-line method over their estimated useful lives or over the term of the related agreement, if shorter.

Environmental Remediation Costs—Anticipated expenditures related to investigation and remediation of contaminated sites, which include operating facilities and other remediation sites, are accrued when it is probable a liability has been incurred and the amount of the liability can reasonably be estimated. Only ongoing operations and monitoring costs, the timing of which can be determined with reasonable certainty, are discounted to present value. Future legal costs associated with such matters, which generally are not estimable are not included in these liabilities.

Legal Costs—Legal costs, including those to be incurred in connection with loss contingencies, are expensed as incurred.

Income Taxes—The Partnership is not subject to federal income taxes as income is reportable directly by the individual partners; therefore, there is no provision for federal income taxes in the accompanying financial statements.

Use of Estimates—The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

LYONDELL-CITGO REFINING LP

NOTES TO FINANCIAL STATEMENTS—(Continued)

2. Summary of Significant Accounting Policies—(Continued)

Accounting and Reporting Changes—Effective October 1, 2005, LCR implemented Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 47, Accounting for Conditional Asset Retirement Obligations, which clarifies the term conditional asset retirement obligation as used in Statement of Financial Accounting Standard (“SFAS”) No. 143, Accounting for Conditional Asset Retirement Obligations, as an obligation that is conditional only as to timing and amount. LCR’s application of this interpretation had no material impact on its financial statements.

Effective July 1, 2005, LCR implemented SFAS No. 153, Exchanges of Nonmonetary Assets, which amends Accounting Principles Board (“APB”) Opinion No. 29, Accounting for Nonmonetary Transactions, to replace the exception to fair value recognition for nonmonetary exchanges of similar productive assets with a general exception for exchanges of nonmonetary assets that do not have commercial substance. LCR’s application of SFAS No. 153 had no material impact on its financial statements.

In September 2005, the Emerging Issues Task Force (“EITF”) of the FASB reached consensus on one issue of EITF Issue No. 04-13, Accounting for Purchases and Sales of Inventory with the same Counterparty, that inventory purchase and sales transactions with the same counterparty that are entered into in contemplation of one another should be combined for purposes of applying APB No. 29, Accounting for Nonmonetary Transactions. The effect would be to reduce the reported revenues and costs of sales for affected transactions. The consensus on this issue would apply to transactions entered into beginning in the second quarter of 2006. LCR is evaluating the impact of EITF 04-13 on its financial statements.

Reclassifications—Certain previously reported amounts have been reclassified to conform to classifications adopted in 2005.

3. Hurricane Effects

During 2005, two major hurricanes impacted the refining and related industries in the coastal and off-shore regions of the Gulf of Mexico. Net income in 2005 reflected charges totaling $15 million, representing LCR’s exposure to industry losses expected to be underwritten by industry insurance consortia, primarily resulting from hurricane damages in the third quarter of 2005.

As a result of Hurricane Rita, LCR incurred various costs that are subject to insurance reimbursements. Such costs included those incurred in conjunction with suspending operations at the Refinery, minor damage to facilities and costs to restore operations. At LCR, such costs totaled approximately $18 million. LCR experienced problems in restarting a major production unit that was shut down in connection with the hurricane, resulting in a significant reduction in crude oil processing rates during the fourth quarter 2005 until the unit was restored to normal operations in December 2005. LCR’s hurricane-related business interruption claims and costs are subject to a total deductible of at least $50 million under the relevant insurance policies. LCR has not recognized any benefit from insurance reimbursements in 2005.

4. Related Party Transactions

LCR is party to agreements with the following related parties:

•	CITGO

•	CITGO Partners

•	Equistar Chemicals, LP (“Equistar”)

•	Lyondell

LYONDELL-CITGO REFINING LP

NOTES TO FINANCIAL STATEMENTS—(Continued)

4. Related Party Transactions—(Continued)

•	Lyondell Partners

•	Petróleos de Venezuela, S.A. (“PDVSA”), the national oil company of the Bolivarian Republic of Venezuela

•	PDVSA Petróleo, S.A. (“PDVSA Oil”)

•	TCP Petcoke Corporation

LCR has a long-term crude supply agreement (“Crude Supply Agreement” or “CSA”) with PDVSA Oil, an affiliate of CITGO (see “Crude Supply Agreement” section of Note 14). The CSA, which expires on December 31, 2017, incorporates formula prices to be paid by LCR for the crude oil supplied based on the market value of a slate of refined products deemed to be produced from each particular crude oil or raw material, less: (1) certain deemed refining costs, adjustable for inflation and energy costs; (2) certain actual costs; and (3) a deemed margin, which varies according to the grade of crude oil or other raw material delivered. The actual refining margin earned by LCR may vary from the formula amount depending on, among other things, timing differences in incorporating changes in refined product market values and energy costs into the CSA’s deemed margin calculations and the efficiency with which LCR conducts its operations. Although LCR believes that the CSA reduces the volatility of LCR’s earnings and cash flows over the long-term, the CSA also limits LCR’s ability to enjoy higher margins during periods when the market price of crude oil is low relative to then-current market prices of refined products. In addition, if the actual yields, costs or volumes of the LCR Refinery differ substantially from those contemplated by the CSA, the benefits of this agreement to LCR could be substantially diminished, and could result in lower earnings and cash flow for LCR. Furthermore, there may be periods during which LCR’s costs for crude oil under the CSA may be higher than might otherwise be available to LCR from other sources. A disparate increase in the market price of heavy crude oil relative to the prices of heavy crude oil under the CSA has the tendency to make continued performance of its obligations under the CSA less attractive to PDVSA Oil.

Under the terms of a long-term product sales agreement, CITGO buys substantially all of the finished gasoline, jet fuel, low sulfur diesel, heating oils, coke and sulfur produced at the Refinery at market-based prices.

LCR is party to a number of raw materials, product sales, processing and storage arrangements and administrative service agreements with Lyondell, CITGO and Equistar. These include a hydrogen take-or-pay contract with Equistar (see Note 14). In addition, a processing agreement provides for the production of alkylate and methyl tertiary butyl ether for the Partnership at Equistar’s Channelview, Texas petrochemical complex. All of these agreements are on terms generally representative of prevailing market prices.

Under the terms of a lubricant facility operating agreement, CITGO operated the lubricant blending and packing facility in Birmingport, Alabama while the Partnership retained ownership. During 2003, a decision was made to discontinue the lubes blending and packaging operations at the facility in Birmingport, Alabama and the facility was permanently shut down. Lubes blending and packaging operations are now conducted at CITGO or other locations. Under the terms of the lubricant sales agreements, CITGO buys paraffinic lubricants base oil, naphthenic lubricants, white mineral oils and specialty oils from the Partnership, at market based prices.

LYONDELL-CITGO REFINING LP

NOTES TO FINANCIAL STATEMENTS—(Continued)

4. Related Party Transactions—(Continued)

Related party transactions are summarized as follows:

	For the year ended December 31,
Millions of dollars	2005	2004	2003
LCR billed related parties for the following:

Sales of products:
CITGO	$5,072	$4,141	$3,010
Equistar	394	425	227
TCP Petcoke Corporation	40	1	33
Services and cost sharing arrangements:
Equistar	1	1	—
Lyondell	—	—	1
Related parties billed LCR for the following:

Purchase of products:
CITGO	$196	$108	$201
Equistar	922	725	445
Lyondell	—	14	4
PDVSA	3,314	2,594	1,742
Transportation charges:
CITGO	1	1	1
Equistar	4	4	4
Services and cost sharing arrangements:
CITGO	6	6	6
Equistar	22	23	21
Lyondell	2	3	2

See Note 10 for information regarding LCR master notes payable to Lyondell Partners and CITGO Partners.

5. Accounts Receivables

The Partnership sells its products primarily to CITGO and to other industrial concerns in the petrochemical and refining industries. The Partnership performs ongoing credit evaluations of its customers’ financial condition and in certain circumstances, requires letters of credit from them. The Partnership’s allowance for doubtful accounts receivable, which is reflected in the Balance Sheets as a reduction of accounts receivable-trade, totaled $25,000 at both December 31, 2005 and 2004.

6. Inventories

Inventories consisted of the following components at December 31:

Millions of dollars	2005	2004
Finished goods	$59	$16
Raw materials	71	70
Materials and supplies	14	13

Total inventories	$144	$99

LYONDELL-CITGO REFINING LP

NOTES TO FINANCIAL STATEMENTS—(Continued)

6. Inventories—(Continued)

In 2005 and 2004, all inventory, excluding materials and supplies, were valued using the LIFO method.

The excess of the current replacement cost over book value of those inventories that are carried at cost using the LIFO method was approximately $395 million at December 31, 2005.

7. Property, Plant and Equipment and Other Assets

The components of property, plant and equipment, at cost, and the related accumulated depreciation were as follows at December 31:

Millions of dollars	2005	2004
Land	$2	$2
Manufacturing facilities and equipment	2,556	2,528
Construction in progress	268	105

Total property, plant and equipment	2,826	2,635
Less accumulated depreciation	(1,498)	(1,408)

Property, plant and equipment, net	$1,328	$1,227

Maintenance and repair expenses were $83 million, $50 million and $52 million for the years ended December 31, 2005, 2004 and 2003 respectively.

The components of other assets, at cost, and the related accumulated amortization were as follows at December 31:

	2005			2004
Millions of dollars	Cost	Accumulated Amortization	Net	Cost	Accumulated Amortization	Net
Intangible assets:
Turnaround costs	$79	$(41)	$38	$59	$(39)	$20
Software costs	29	(18)	11	40	(26)	14
Debt issuance costs	24	(20)	4	24	(17)	7
Catalyst costs	29	(13)	16	11	(5)	6
Other	3	—	3	3	—	3

Total intangible assets	$164	$(92)	$72	$137	$(87)	$50

Company-owned life insurance			6			6
Other			8			5

Total other assets			$86			$61

Amortization of these intangible assets for the next five years is expected to be $28 million in 2006, $14 million in 2007, $12 million in 2008, $6 million in 2009 and $3 million in 2010.

LYONDELL-CITGO REFINING LP

NOTES TO FINANCIAL STATEMENTS—(Continued)

7. Property, Plant and Equipment and Other Assets—(Continued)

Depreciation and amortization expense is summarized as follows:

	For the year ended December 31,
Millions of dollars	2005	2004	2003
Property, plant and equipment	$91	$91	$90
Turnaround costs	14	12	12
Software costs	4	5	5
Other	7	7	6

Total depreciation and amortization	$116	$115	$113

In addition to the depreciation and amortization shown above, amortization of debt issuance costs of $3 million, $6 million and $11 million in 2005, 2004 and 2003, respectively, is included in interest expense in the Statements of Income.

8. Accounts Payable

Accounts payable at December 31, 2005 included liabilities in the amount of $6 million for checks issued in excess of associated bank balances but not yet presented for collection.

9. Accrued Liabilities

Accrued liabilities consisted of the following components at December 31:

Millions of dollars	2005	2004
Payroll and benefits	$18	$25
Taxes other than income taxes	20	26
Interest	16	6
Other	21	8

Total accrued liabilities	$75	$65

10. Financing Arrangements

In May 2004, LCR refinanced its credit facilities with a new facility, consisting of a $450 million senior secured term loan and a $100 million senior secured revolver, which matures in May 2007. The term loan requires quarterly amortization payments of $1.125 million, which began in September 2004. The new facility replaced LCR’s $450 million term loan and $70 million revolving credit facilities, which were scheduled to mature in June 2004.

In October 2005, LCR exercised its right under the credit facility to increase its senior secured revolver by $50 million to $150 million. The credit facility is secured by substantially all of the assets of LCR and contains covenants that, subject to exceptions, restrict, among other things, lien incurrence, investments, certain other payments, affiliate transactions, restrictive agreements, sales of assets and mergers. In addition, the credit facility contains covenants that require LCR to maintain specified financial ratios.

At December 31, 2005, $444 million was outstanding under the senior secured term loan with a weighted-average interest rate of 5.2%. Interest for this facility was determined by base rates or Eurodollar rates at the

LYONDELL-CITGO REFINING LP

NOTES TO FINANCIAL STATEMENTS—(Continued)

10. Financing Arrangements—(Continued)

Partnership’s option. The $150 million senior secured revolver is utilized for general business purposes and for letters of credit. At December 31, 2005, no amount was outstanding under the senior secured revolver. At December 31, 2005, LCR had outstanding letters of credit totaling $12 million.

As part of the May 2004 refinancing, Lyondell Partners and CITGO Partners extended the maturity of the loans payable to the Partners from July 2005 to January 2008. In 2003, Lyondell Partners and CITGO Partners contributed additional capital to LCR by converting $10 million and $7 million, respectively, of accrued interest on these loans to partners’ capital. At December 31, 2005 and 2004, Lyondell Partners and CITGO Partners loans were $229 million and $35 million, respectively. The weighted-average interest rates for both loans were based on Eurodollar rates and were 3.7% in 2005 and 2.0% in 2004. Interest to both Partners was paid at the end of each calendar quarter through June 30, 1999, and, by mutual agreement of the Partners, is now deferred.

11. Lease Commitments

LCR leases crude oil storage facilities, computer equipment, office equipment and other items under noncancelable operating lease arrangements for varying periods. As of December 31, 2005, future minimum lease payments for the next five years and thereafter, relating to all noncancelable operating leases with terms in excess of one year were as follows:

Millions of dollars
2006	$57
2007	29
2008	19
2009	15
2010	15
Thereafter	76

Total minimum lease payments	$211

Net rental expenses for the years ended December 31, 2005, 2004 and 2003 were approximately $73 million, $90 million and $63 million, respectively.

12. Financial Instruments

The fair value of all financial instruments included in current assets and current liabilities, including cash and cash equivalents, accounts receivable, and accounts payable, approximated their carrying value due to their short maturity. The fair value of long-term loans payable approximated their carrying value because of their variable interest rates.

13. Pension and Other Postretirement Benefits

LCR has defined benefit pension plans, which cover full-time regular employees. Retirement benefits are based on years of service and the employee’s highest three consecutive years of compensation during the last ten years of service. LCR funds the plans through periodic contributions to pension trust funds as required by applicable law. LCR also has one unfunded supplemental nonqualified retirement plan, which provides pension benefits for certain employees in excess of the U.S. tax-qualified plans’ limit. In addition, LCR sponsors unfunded postretirement benefit plans other than pensions, which provide medical and life insurance benefits. The

LYONDELL-CITGO REFINING LP

NOTES TO FINANCIAL STATEMENTS—(Continued)

13. Pension and Other Postretirement Benefits—(Continued)

postretirement medical plan is contributory, while the life insurance plan is generally noncontributory. The measurement date for LCR’s pension and other postretirement benefit plans is December 31, 2005.

The following table provides a reconciliation of benefit obligations, plan assets and the funded status of the plans:

	Pension Benefits		Other Postretirement Benefits
Millions of dollars	2005	2004	2005	2004
Change in benefit obligation:
Benefit obligation, January 1	$147	$125	$48	$39
Service cost	8	6	1	1
Interest cost	8	8	3	3
Participant contributions	—	—	1	—
Plan amendments	—	—	1	10
Actuarial (gain) loss	8	15	3	(2)
Benefits paid	(6)	(7)	(3)	(3)

Benefit obligation, December 31	165	147	54	48

Change in plan assets:
Fair value of plan assets, January 1	78	51
Actual return on plan assets	5	7
Partnership contributions	17	27
Benefits paid	(6)	(7)

Fair value of plan assets, December 31	94	78

Funded status	(71)	(69)	(54)	(48)
Unrecognized actuarial and investment loss	57	52	14	12
Unrecognized prior service cost (benefit)	1	2	(1)	(4)

Net amount recognized	$(13)	$(15)	$(41)	$(40)

Amounts recognized in the Balance Sheet consist of:
Accrued benefit liability	$(38)	$(40)	$(41)	$(40)
Intangible asset	1	2	—	—
Accumulated other comprehensive loss	24	23	—	—

Net amount recognized	$(13)	$(15)	$(41)	$(40)

	Pension Benefits
Millions of dollars	2005	2004
Additional information:
Accumulated benefit obligation for defined benefit plans, December 31	$132	$116
Increase (decrease) in minimum liability included in other comprehensive loss	1	4

LYONDELL-CITGO REFINING LP

NOTES TO FINANCIAL STATEMENTS—(Continued)

13. Pension and Other Postretirement Benefits—(Continued)

Pension plans with projected benefit obligations and accumulated benefit obligations in excess of the fair value of assets are summarized as follows at December 31:

	Pension Benefits
Millions of dollars	2005	2004
Projected benefit obligations	$165	$147
Accumulated benefit obligations	132	116
Fair value of assets	94	78

Net periodic pension and other postretirement benefit costs included the following components:

	Pension Benefits			Other Postretirement Benefits
Millions of dollars	2005	2004	2003	2005	2004	2003
Components of net periodic benefit cost:
Service cost	$8	$6	$7	$1	$1	$1
Interest cost	8	8	7	3	3	2
Actual (gain) loss on plan assets	(6)	(7)	(10)	—	—	—
Less unrecognized gain (loss)	—	3	6	—	—	—

Recognized gain on plan assets	(6)	(4)	(4)	—	—	—
Prior service costs amortization	—	—	—	(1)	(2)	(3)
Actuarial loss amortization	4	4	4	1	1	1
Net effect of settlements	—	2	—	—	—	—

Net periodic benefit cost	$14	$16	$14	$4	$3	$1

The weighted-average assumptions used in determining net benefit liabilities were as follows at December 31:

	Pension Benefits		Other Postretirement Benefits
	2005	2004	2005	2004
Discount rate	5.50%	5.75%	5.50%	5.75%
Rate of compensation increase	4.50%	4.50%	—	—

The weighted-average assumptions used in determining net periodic benefit cost were as follows for the year ended December 31:

	Pension Benefits			Other Postretirement Benefits
	2005	2004	2003	2005	2004	2003
Discount rate	5.75%	6.25%	6.50%	5.75%	6.50%	6.50%
Expected return on plan assets	8.00%	8.00%	8.00%	—	—	—
Rate of compensation increase	4.50%	4.50%	4.50%	—	—	—

The assumed annual rate of increase in the per capita cost of covered health care benefits as of December 31, 2005 was 10% for 2006 through 2007, grading down to 5% in 2011 and 5% thereafter. At December 31, 2004, similar cost escalation assumptions were used. The health care cost trend rate assumption does not have a significant effect on the amounts reported due to limits on LCR’s maximum contribution level to the medical

LYONDELL-CITGO REFINING LP

NOTES TO FINANCIAL STATEMENTS—(Continued)

13. Pension and Other Postretirement Benefits—(Continued)

plan. To illustrate, increasing or decreasing the assumed health care cost trend rates by one percentage point in each year would change the accumulated postretirement benefit liability as of December 31, 2005 by less than $1 million and would not have a material effect on the aggregate service and interest cost components of the net periodic postretirement benefit cost for the year then ended.

Management’s goal is to manage pension investments over the long term to achieve optimal returns with an acceptable level of risk and volatility. Targeted asset allocations of 55% U.S. equity securities, 15% non-U.S. equity securities and 30% fixed income securities were adopted in 2003 for the plans based on recommendations by LCR’s independent pension investment advisor. Investment policies prohibit investments in securities issued by an affiliate, such as Lyondell, or investment in speculative, derivative instruments. The investments are marketable securities that provide sufficient liquidity to meet expected benefit obligation payments.

LCR’s expected long-term rate of return on plan assets of 8% is based on the average level of earnings that its independent pension investment advisor has advised could be expected to be earned over time, using the expected returns for the above-noted asset allocation of 55% U.S. equity securities, 15% non-U.S. equity securities and 30% fixed income securities, recommended by the advisor, and adopted for the plans.

LCR’s pension plan weighted-average asset allocations by asset category were as follows at December 31:

	2005 Policy	2005	2004
Asset Category:
U.S. equity securities	55%	54%	57%
Non-U.S. equity securities	15%	16%	15%
Fixed income securities	30%	30%	28%

Total	100%	100%	100%

LCR expects to contribute approximately $2 million to its pension plans in 2006.

The Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) was enacted in December 2003. The effect of the Act was not significant to the LCR’s financial statements and was recognized in the December 31, 2004 accumulated other postretirement benefit obligation. The effect of the subsidy on the net periodic benefit cost for 2005 was not significant.

As of December 31, 2005, future expected benefit payments, which reflect expected future service, as appropriate, were as follows:

Millions of dollars	Pension Benefits	Other Benefits
2006	$7	$3
2007	9	3
2008	10	4
2009	12	4
2010	14	4
2011 through 2015	90	21

LYONDELL-CITGO REFINING LP

NOTES TO FINANCIAL STATEMENTS—(Continued)

13. Pension and Other Postretirement Benefits—(Continued)

LCR also maintains voluntary defined contribution savings plans for eligible employees. Contributions to the plans by LCR were $5 million in each of the three years ended December 31, 2005.

14. Commitments and Contingencies

Commitments—LCR has various purchase commitments for materials, supplies and services incident to the ordinary conduct of business, generally for quantities required for LCR’s business and at prevailing market prices. LCR is party to various unconditional purchase obligation contracts as a purchaser for products and services, principally take-or-pay contracts for hydrogen, electricity and steam. These commitments are designed to assure sources of supply and are not expected to be in excess of normal requirements. At December 31, 2005, future minimum payments under these contracts with noncancelable contract terms in excess of one year and fixed minimum payments were as follows:

Millions of dollars
2006	$37
2007	35
2008	30
2009	30
2010	33
Thereafter through 2021	188

Total minimum contract payments	$353

Total LCR purchases under these agreements were $126 million, $134 million and $107 million during 2005, 2004 and 2003, respectively. A substantial portion of the future minimum payments and purchases were related to a hydrogen take-or-pay agreement with Equistar (see Note 4).

Crude Supply Agreement—Under the CSA, generally PDVSA Oil is required to sell, and LCR is required to purchase 230,000 barrels per day of extra heavy, high sulfur Venezuelan crude oil, which constitutes approximately 86% of the Refinery’s refining capacity of 268,000 barrels per day of crude oil (see Note 4). From 1998 through 2002, PDVSA Oil, from time to time, declared itself in a force majeure situation and subsequently reduced deliveries of crude oil. Such reductions in deliveries were purportedly based on announced OPEC production cuts. At such times, PDVSA Oil informed LCR that the Venezuelan government, through the Ministry of Energy and Mines, had instructed that production of certain grades of crude oil be reduced. In certain circumstances, PDVSA Oil made payments under a different provision of the CSA in partial compensation for such reductions. More recently, LCR has been receiving crude oil under the CSA at or above contract volumes.

LCR has consistently contested the validity of PDVSA Oil’s and PDVSA’s reductions in deliveries under the CSA. The parties have different interpretations of the provisions of the contracts concerning the delivery of crude oil. The contracts do not contain dispute resolution procedures and the parties have been unable to resolve their commercial dispute. As a result, in February 2002, LCR filed a lawsuit against PDVSA and PDVSA Oil in connection with the force majeure declarations, which LCR is continuing to litigate. PDVSA filed a subsequent lawsuit against LCR in October 2005 in the same court, related to this action, which alleges breach of the CSA. LCR believes it has defenses to such claims and is vigorously defending this lawsuit. LCR does not expect the resolution of the October 2005 lawsuit to result in any material adverse effect on the financial condition, liquidity or results of operation.

LYONDELL-CITGO REFINING LP

NOTES TO FINANCIAL STATEMENTS—(Continued)

14. Commitments and Contingencies—(Continued)

From time to time, Lyondell and PDVSA have had discussions covering both a restructuring of the CSA and a broader restructuring of the LCR partnership. LCR is unable to predict whether changes in either arrangement will occur. Subject to the rights of first offer and first refusal, the Partners each have a right to transfer their interests in LCR to unaffiliated third parties in certain circumstances. If neither CITGO, PDVSA Oil nor their affiliates were a partner in LCR, PDVSA Oil would have an option to terminate the CSA. Depending on then-current market conditions, any modification, breach or termination of the CSA, or any interruption in this source of crude oil, would require LCR to purchase all or a portion of its crude oil in the merchant market, could subject LCR to significant volatility and price fluctuations and could aversely affect the Partnership.

Environmental Remediation—With respect to liabilities associated with the Refinery, Lyondell generally has retained liability for events that occurred prior to July 1, 1993 and certain ongoing environmental projects at the Refinery under the Contribution Agreement, retained liability section. LCR generally is responsible for liabilities associated with events occurring after June 30, 1993 and ongoing environmental compliance inherent to the operation of the Refinery.

LCR’s policy is to be in compliance with all applicable environmental laws. LCR is subject to extensive national, state and local environmental laws and regulations concerning emissions to the air, discharges onto land or waters and the generation, handling, storage, transportation, treatment and disposal of waste materials. Many of these laws and regulations provide for substantial fines and potential criminal sanctions for violations. Some of these laws and regulations are subject to varying and conflicting interpretations. In addition, the Partnership cannot accurately predict future developments, such as increasingly strict environmental laws, inspection and enforcement policies, as well as higher compliance costs therefrom, which might affect the handling, manufacture, use, emission or disposal of products, other materials or hazardous and non-hazardous waste. Some risk of environmental costs and liabilities is inherent in particular operations and products of the Partnership, as it is with other companies engaged in similar businesses, and there is no assurance that material costs and liabilities will not be incurred. In general, however, with respect to the capital expenditures and risks described above, the Partnership does not expect that it will be affected differently than the rest of the refining industry where LCR is located.

LCR estimates that it has a liability of approximately $6 million at December 31, 2005 related to future assessment and remediation costs. Lyondell has a contractual obligation to reimburse LCR for approximately $5 million. Accordingly, LCR has reflected a current liability for the remaining portion of this liability that will not be reimbursed by Lyondell. In the opinion of management, there is currently no material estimable range of loss in excess of the amount recorded. However, it is possible that new information associated with this liability, new technology or future developments such as involvement in investigations by regulatory agencies, could require LCR to reassess its potential exposure related to environmental matters.

Clean Air Act—Under the Clean Air Act, the eight-county Houston/Galveston region has been designated a severe non-attainment area for ozone by the U.S. Environmental Protection Agency (“EPA”). Emission reduction controls must be installed at the Refinery in the Houston/Galveston region prior to November 2007.

Also, under the Clean Air Act, the EPA adopted new standards for gasoline that required refiners to produce a low sulfur gasoline by 2006 and ultra low sulfur diesel by the end of 2009.

LCR currently estimates environmentally related capital expenditures will be approximately $127 million for 2006 and $38 million for 2007. In the years ended December 31, 2005, 2004 and 2003, environmentally related capital expenditures were $106 million, $31 million and $16 million, respectively.

LYONDELL-CITGO REFINING LP

NOTES TO FINANCIAL STATEMENTS—(Continued)

14. Commitments and Contingencies—(Continued)

Other—LCR is, from time to time, a defendant in lawsuits and other commercial disputes, some of which are not covered by insurance. Many of these suits make no specific claim for relief. Although final determination of any liability and resulting financial impact with respect to any such matters cannot be ascertained with any degree of certainty, management does not believe that any ultimate uninsured liability resulting from these matters in which LCR is involved (directly or indirectly) will individually or in the aggregate, have a material adverse effect on the financial position, liquidity or results of operations of LCR.

General—In the opinion of management, the matters discussed in this note are not expected to have a material adverse effect on the financial position or liquidity of LCR. However, the adverse resolution in any reporting period of one or more of these matters discussed in this note could have a material impact on LCR’s results of operations for that period, which may be mitigated by contribution or indemnification obligations of others, or by any insurance coverage that may be available.

15. Supplemental Cash Flow Information

At December 31, 2005, 2004 and 2003, construction in progress included approximately $38 million, $22 million and $5 million, respectively, of non-cash additions which related to accounts payable accruals and accrued liabilities.

During 2005, 2004 and 2003, LCR paid interest of $27 million, $18 million and $20 million, respectively.

In June 2003, the Partners agreed to contribute part of the outstanding accrued interest payable to the respective Partners’ capital accounts based on their relative ownership interests of 58.75% for Lyondell Partners and 41.25% for CITGO Partners. Accordingly, $10 million and $7 million of Lyondell Partners and CITGO Partners accrued interest, respectively, was reclassified to the respective Partners’ capital accounts.